Exhibit 99.2

OFFERING CIRCULAR SUMMARY

This summary highlights certain information concerning our business and this offering. Because this is a summary, it may not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto included elsewhere in this offering circular. You should read this offering circular carefully and should consider, among other things, the matters set forth in “Risk Factors” before deciding to invest in the notes. In this offering circular, unless indicated otherwise, references to “Dune,” the “Company,” “our company,” “we,” “our” and “us” refer to Dune Energy, Inc. and its subsidiaries. The estimates of our proved reserves as of December 31, 2006 included in this offering circular are based on reserve reports prepared by DeGolyer and MacNaughton, independent petroleum engineers (“D&M” and the “D&M Reserve Report”). A summary of the D&M Reserve Report is included in this offering circular as Appendix A. The estimates of Goldking’s proved reserves as of December 31, 2006 included in this offering circular are based on reserve reports prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers (“CG&A” and the “CG&A Reserve Report”). A summary of the CG&A Reserve Report is included in this offering circular as Appendix B. Except as otherwise noted, this offering circular does not give effect to our acquisition of Goldking Energy Corporation. For the definition of “EBITDA”, “Combined Adjusted EBITDA” and “PV-10” and information about the limitations of the use of such non-GAAP financial measures, see “Non-GAAP Financial Measures” and “Summary Historical and Combined Financial Information.” Please see “Business—Proved Reserves” for a reconciliation of PV-10 to the standardized measure of discounted future net cash flows. As used herein, the “Transactions” means the consummation of this offering and the Preferred Stock offering, our entering into a new revolving credit facility concurrently with the closing of this offering and the application of the net proceeds thereof as set forth under “Use of Proceeds.”

Company Overview

Dune is an independent energy company engaged in the exploration, development, acquisition and exploitation of natural gas and crude oil properties, with interests along the Gulf Coast and in the fairway of the Barnett Shale in north Texas. On April 16, 2007, we entered into a Stock Purchase and Sale Agreement (the “SPSA”) dated effective April 13, 2007, to acquire all of the capital stock of Goldking from Goldking Energy Holdings, L.P. Goldking is an independent energy company focused on the exploration, exploitation and development of natural gas and crude oil properties located onshore and in state waters along the Gulf Coast. The acquisition of Goldking will substantially increase our proved reserves, provide significant drilling upside, and increase our geographic and geological well diversification. Additionally, the acquisition of Goldking provides us with an extensive inventory of exploration opportunities within our core geographic area and a talented and experienced technical team to capitalize upon these opportunities.

Pro forma for the acquisition, our properties cover over 75,000 net acres across 27 oil and natural gas fields onshore and in state waters along the Gulf Coast and in the fairway of the Barrett Shale in north Texas. Following the acquisition, we will have high working and net revenue interests and operate a vast majority of the wells that comprise our PV-10, enabling us to more efficiently manage our operating costs, capital expenditures and the timing and method of development of our properties. We have identified multiple prospects on our existing and to be acquired acreage and have an active development program in place to exploit these opportunities. We believe this development program alone will enable us to significantly grow our reserves, production and cash flow.

As of December 31, 2006, based on the CG&A Reserve Report and the D&M Reserve Report, pro forma for the acquisition of Goldking, we had 141.8 Bcfe of proved reserves, of which 62.8% were natural gas and 64.2% of which were proved developed. The PV-10 of these proved reserves as of that date was approximately $398.1 million on a pro forma basis. See “Non-GAAP Financial Measures” and “Business—Proved Reserves” for a reconciliation of PV-10 to the standardized measure of discounted future net cash flows.

Our average pro forma net production for February 2007 was 29.5 MMcfe/d, implying a proved reserves to production ratio of 13.2 years.

Reserve and Production Overview

The following table summarizes reserve and production statistics for Dune and Goldking:

	Dune	Goldking	Pro Forma
Proved Reserves (Bcfe)(1):
Proved Developed Producing Reserves	10.3	48.5	58.8
Proved Developed Nonproducing Reserves	3.5	28.8	32.3
Proved Undeveloped Reserves	15.6	35.1	50.7

Total Proved Reserves	29.4	112.4	141.8

Proved PV-10 (dollars in thousands)(2)	$35,218	$362,885	$398,103
Proved Reserve Mix (% Natural Gas)	91.0%	55.5%	62.8%

Other Data:
Net Acreage	12,901	64,709	77,610
Net Producing Wells	26	86	112
Current Daily Net Production (MMcfe/d)(3)	5.3	24.2	29.5
Remaining Reserve Life (Years)(4)	15.3	12.7	13.2

(1)	Dune proved reserves are from the D&M Reserve Report and Goldking proved reserves are from the CG&A Reserve Report.

(2)

Based on year-end prices (determined in compliance with SEC guidelines). Prices for Goldking were of $5.62/MMbtu for Henry Hub natural gas and $61.06/Bbl for WTI crude oil. Prices for Dune were $5.64/MMbtu for Henry Hub natural gas and $61.05/Bbl for WTI crude oil. NYMEX prices of Henry Hub natural gas and WTI crude oil for May delivery as of April 13, 2007 were $7.80/MMbtu and $63.63/Bbl, respectively. See “Non-GAAP Financial Measures” and “Business—Proved Reserves” for a reconciliation of PV-10 to the standardized measure of discounted future net cash flows.

(3)	Current Daily Net Production from February 2007.

(4)	Calculated by dividing total proved reserves by the annualized average daily net production for February 2007.

Our Strengths

We believe that the following strengths of Dune and Goldking provide us with significant competitive advantages:

Significant Prospective Acreage with Extensive Drilling Inventory.    Pro forma for our acquisition of Goldking, we will have assembled an acreage position of 77,610 net acres in areas onshore the Gulf Coast and within the Barnett Shale fairway in north Texas. We believe this acreage position has significant upside potential beyond its current proved reserve base and will provide a multi-year drilling inventory. Many of these fields have highly faulted structures with multiple pay zones that have not been drilled to deeper depths, providing potentially significant future reserve and production growth opportunities. The majority of these properties were legacy assets of much larger companies and have been historically underfunded and under exploited and rarely drilled to depths targeting geopressured zones below 12,000 feet. We believe that continued exploitation and development of these assets will allow us to increase our proved reserves and our average daily net production. In addition, we believe the application of proven technology coupled with the expertise of our technical staff will allow us to further expand our proved reserves and production through focused exploration activities.

Geographically Focused and Operationally Balanced Portfolio of Assets.    Our assets lie primarily onshore and in state waters along the Gulf Coast as well as the Barnett Shale fairway. This focused asset base allows us to leverage our regional technical knowledge of the geological features and operating dynamics within these regions. Our geographic focus enables us to establish economies of scale in both drilling and production operations, allowing us to manage a greater amount of acreage and minimize the marginal costs of increased drilling and production. In addition, our pro forma reserve base has a large proved developed component and significant undeveloped and exploratory drilling opportunities, which together will provide increased near-term cash flow coupled with organic growth opportunities.

High Net Revenue Interests and Operational Control.    Our properties have high net revenue interests, which enhance our returns by reducing royalty payments and providing us flexibility in negotiating farm-outs and other opportunities. As the operator, we can more efficiently manage our operating costs, capital expenditures and the timing and method of development of our properties. Our significant operational control and area expertise allow us to operate with a low cost structure and maximize returns on capital employed. On a pro forma basis, after giving effect to our acquisition of Goldking, we will operate over 90% of the wells that comprise our PV-10 as of December 31, 2006.

Experienced Management and Operations Teams.    Our new President and Chief Executive Officer, James A. Watt, has over 35 years of operational experience in the oil and gas industry. Previously Mr. Watt was the Chief Executive Officer of Remington Oil and Gas, Inc., a company he built over ten years and sold to Helix Energy Solutions for approximately $1.4 billion in July of 2006. The Chairman of our Board of Directors, Alan Gaines, has over 25 years experience as a merchant and investment banker in the oil and gas industry. Our new Chief Financial Officer, Frank T. Smith, Jr. as over 30 years of experience in the oil and gas industry and previously served as Mr. Watt’s Chief Financial Officer at Remington Oil and Gas, Inc. In addition to our senior management team, we have assembled a veteran team of geoscientists and engineers experienced with the geology, engineering and operations in our operating regions to maximize production and increase reserves. The complementary skill sets of our senior management, combined with the veteran team of geoscientists and engineers, will provide us with meaningful operational and financial expertise.

Our Strategy

We intend to use our competitive strengths to continue increasing reserves, production and cash flow in order to maximize value for stockholders. The following are key elements of this strategy:

Grow Through Exploitation, Development and Exploration of Our Properties.    We intend to focus our development and exploration efforts in our Gulf Coast properties, and utilize low risk extensional drilling in the Barnett Shale. We believe that our extensive acreage position will allow us to grow organically through low risk development drilling. We have attractive opportunities to expand our reserve base through field extensions, delineating deeper formations within existing fields and exploratory drilling.

Actively Manage the Risks and Rewards of Our Drilling Program.    On a pro forma basis, after giving effect to our acquisition of Goldking, we will operate over 90% of the wells that comprise our PV-10 as of December 31, 2006 and will have a high net revenue interest in the leases covering our prospective acreage. We believe maintaining operatorship is important because it allows us to control the timing and costs in our drilling budget, as well as control operating costs and marketing of production. In addition, high net revenue interests enhance our returns from each well we drill by giving us a higher percentage of cash flow generated. We believe our high net revenue interests provide us with a unique opportunity to retain a substantial economic interest in higher risk wells while mitigating the risk associated with these projects through farm-outs or promoted deals. Additionally, we will review and rationalize our properties on a continuous basis in order to optimize our existing asset base.

Maintain and Utilize Technological Expertise.    We intend to maintain and utilize our technical and operations teams’ knowledge of salt-dome structures and multiple stacked producing zones common in the Gulf Coast to enhance our growth prospects and reserve potential. We will employ technical advancements, including 3-D seismic data, pre-stack depth migration and directional drilling to identify and exploit new opportunities in our asset base. For example, we recently acquired new seismic data in order to better image deeper horizons including sub-salt sections over Bayou Couba, where we expect significant untapped reserve potential. We also plan to employ the latest drilling, completion and fracturing technology in all of our wells to enhance recoverability and accelerate cash flows associated with these wells.

Pursue Opportunistic Acquisitions of Underdeveloped Properties.    We continually review opportunities to acquire producing properties, leasehold acreage and drilling prospects that are in core operating areas. We are seeking to acquire operational control of properties that we believe have a solid proved reserves base coupled with significant exploitation and exploration potential. We intend to continue to evaluate acquisition opportunities and make acquisitions that we believe will further enhance our operations and reserves in a cost effective manner.

General Corporate Information

Our principal offices are located at 3050 Post Oak Boulevard, Suite 695, Houston, Texas 77056. We can be reached by phone at 713-888-0895 and our website address is www.duneenergy.com. Information on our website is not part of this offering circular.

SUMMARY HISTORICAL AND COMBINED FINANCIAL INFORMATION

The following summary historical consolidated financial information for each of the years in the three-year period ended December 31, 2006 and the historical balance sheet data as of December 31, 2006 has been derived from our audited consolidated financial statements included elsewhere in this offering circular. This information is only a summary and you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Dune Energy, Inc.”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Goldking Energy Corporation”, “Unaudited Pro Forma Consolidated Statement of Operations of Goldking Energy Corporation” and our and Goldking’s audited consolidated financial statements and the related notes included elsewhere in this offering circular.

	Dune Historical
	Year Ended December 31,
	2004	2005	(Restated) 2006
	(dollars in thousands)
Income Statement Data:
Total revenues	$1,022	$3,724	$7,580

General and administrative expense	1,935	2,551	4,823
Direct operating expenses	103	719	2,011
Accretion expense	—	2	25
Depletion, depreciation, and amortization	64	923	4,402
Oil and natural gas exploration expenses	—	—	—
Proved property impairment expense	—	—	42,913

Total operating expense	2,102	4,195	54,174

Operating income (loss)	$(1,080)	$(471)	$(46,594)

		Year Ended December 31,
		2006
		(dollars in thousands)
Other Financial Data:
Combined Adjusted EBITDA(1)		$45,136
Pro forma total preferred stock		140,000
Pro forma total debt		287,577

	As of December 31, 2006
	Dune	Goldking
	(dollars in thousands)
Actual Balance Sheet Data:
Cash and cash equivalents	$3,575	$8,767
Oil and natural gas properties (net)	41,074	225,539
Total assets	50,859	270,941
Total debt	60,025	179,094
Stockholders’ equity	(15,250)	60,503

(1)

EBITDA (including Pro Forma EBITDA), which we define as earnings before interest expense, net, income tax (benefit) expense, and depreciation, amortization, and depletion and Combined Adjusted EBITDA (including Adjusted EBITDA and Pro Forma Adjusted EBITDA), which we define as earnings before interest expense, income tax (benefit) expense, depletion, depreciation and amortization, accretion of asset retirement expenses, proved property impairment, share based compensation, oil and gas exploration expenses, gain on sale of oil and gas properties, interest and other income, other expense (income), and, as it relates to Goldking only, pro forma adjustments for Goldking’s acquisition of the Hilcorp Properties. See “Unaudited Pro Forma Consolidated Statement of Operations of

Goldking Energy Corporation.” EBITDA and Combined Adjusted EBITDA do not represent and should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of our profitability or liquidity. EBITDA and Combined Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or further requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our new revolving credit facility;

•	they do not reflect payments made or future requirements for income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Combined Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentations of EBITDA and Combined Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We believe, however, that EBITDA and Combined Adjusted EBITDA are a valuable measure of the operating performance of our business and can assist in comparing our performances on a consistent basis without regard to depreciation and amortization. We believe that EBITDA and Combined Adjusted EBITDA are useful to investors in evaluating our operating performance because:

•	securities analysts and other interested parties use it as a measure of financial performance and debt service capabilities;

•

it facilitates our management in measuring operating performance of our business because it assists us in comparing our operating performance on a consistent basis since it removes the impact of items not directly resulting from our operations;

•	it is used by our management for internal planning purposes, including aspects of our consolidated operating budget and capital expenditures; and

•	it is used by our board of directors and management for determining certain management compensation targets and thresholds.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income for Dune and a reconciliation of pro forma EBITDA and pro forma Adjusted EBITDA to pro forma net income for Goldking:

Year Ended December 31, 2006
(Restated) (dollars in thousands)
Dune

Net loss	$(53,636)
Interest expense(a)	6,730
Depreciation, depletion and amortization	4,402

EBITDA	(42,504)
Accretion expense	25
Proved property impairment expense(b)	42,913
Share based compensation(c)	1,325
Other expense (income)(d)	277

Adjusted EBITDA	$2,037

Year Ended December 31, 2006
Goldking	(dollars in thousands)

Pro forma net income	$2,353
Interest expense	15,426
Income tax expense	1,739
Depreciation, depletion and amortization	22,515

Pro forma EBITDA	42,033
Oil and gas exploration expenses(e)	4,294
Asset retirement accretion expense	557
Gain on sale of oil and gas properties(f)	(3,305)
Interest and other income(g)	(481)

Pro Forma Adjusted EBITDA	$43,099

Combined Adjusted EBITDA	$45,136

(a)	Includes interest expense and amortization of deferred financing costs.

(b)

Excess costs of oil and natural gas not capitalized are charged to proved property impairment expense. These charges were $42.9 million as a result of a drop in commodity prices from year end 2005 to year end 2006.

(c)	Represents non-cash share based compensation to employees and directors resulting from the adoption of SFAS No. 123(R).

(d)

Includes $0.4 million of expenses at Dune related to a registration failure penalty, $0.1 million of expenses associated with an unsuccessful effort by Dune to find additional debt financing and $0.2 million in interest income.

(e)	Represents Goldking exploration expenses that would have been capitalized under the Full Cost accounting method employed by Dune.

(f)

Represents gains on sales of Goldking’s oil and natural gas properties of $3.3 million, primarily from the sale of the Buna Field in May 2006 and the sale of substantially all of its remaining non-operating properties in August 2006.

(g)	Represents interest and other income, primarily comprised of $0.5 million of interest income generated in 2006.

(2)	See “Non-GAAP Financial Measures” and “Business—Proved Reserves” for a reconciliation of PV-10 to the standardized reserves of discounted future net cash flows.

SUMMARY RESERVE AND OPERATING DATA

The estimates in the table below are for year-end proved reserves as of December 31, 2006. The reserve values as of December 31, 2006 for Dune are from the D&M Reserve Report. The reserve values as of December 31, 2006 for Goldking are from the CG&A Reserve Report. The present values, discounted at 10% per annum, of the estimated future net cash flows before income taxes shown in the table are not intended to represent the current market value of the estimated oil and gas reserves we own.

The reserves in the D&M Reserve Report and in the CG&A Reserve Report include the proved categories. The proved reserves conform to the definitions approved by the SEC. The numbers in the table below are as of December 31, 2006, other than “Remaining reserve life (years)” which is calculated using average daily net production for February 2007.

	Dune	Goldking	Combined
Proved Reserves:
Oil (Mbbl)	440	8,344	8,784
Natural Gas (MMcf)	26,764	62,378	89,142

Total proved (MMcfe)	29,406	112,442	141,848
% Natural Gas	91.0%	55.5%	62.8%
% Proved developed	46.9%	68.8%	64.2%
Remaining reserve life (years) (1)	15.3	12.7	13.2
PV-10 Value (dollars in thousands) (2)	$35,218	$362,885	$398,103

(1)	Calculated by dividing total proved reserves by the annualized average daily net production for February 2007.

(2)

Based on year-end prices (determined in compliance with SEC guidelines). Prices for Goldking were $5.62/MMbtu for Henry Hub natural gas and $61.06/bbl for WTI crude oil. Prices for Dune were $5.64/MMbtu for Henry Hub natural gas and $61.05/bbl for WTI crude oil. NYMEX prices of Henry Hub natural gas and WTI crude oil for May delivery as of April 13, 2007 were $7.80/MMbtu and $63.63/bbl, respectively. See “Non-GAAP Financial Measures” and “Business—Proved Reserves” for a reconciliation of PV-10 to the standardized measure of discounted future net cash flows.

The following table sets forth certain information regarding our historical sales volumes, average realized sales price per unit and average product costs associated with our operation for the periods indicated.

	Historical Year Ended December 31,			Combined(1)
	2004	2005	2006	December 31, 2006
Production Volume:
Oil (Mbbl)	—	12	35	567
Natural Gas (MMcf)	163	364	880	3,888

Natural Gas equivalent (MMcfe)	163	438	1,089	7,290
Average Realized Sales Price Per Unit:
Oil (dollar per bbl)	—	$58.01	$59.77	$61.43
Natural Gas (dollar per Mcf)	5.50	7.90	5.99	7.28

Natural Gas equivalent (dollar per Mcfe)	$5.50	$8.20	$6.75	$8.66
Average Production Cost (dollar per Mcfe)	$0.63	$1.64	$1.85	$3.78

(1)

Combined production volumes represent the sum of actual Dune and Goldking volumes for the year ended December 31, 2006. Combined average realized prices and costs represent production-weighted averages based on actual Dune and Goldking figures for 2006. Figures are not pro forma for Goldking’s acquisition of the Hilcorp Properties in September.

INDEPENDENT ENGINEERING ESTIMATES

The estimates of Dune’s proved reserves and their present value are from the D&M Reserve Report. The estimates of Goldking’s proved reserves and their present value are from the CG&A Reserve Report.

Dune

	Reserve Category
	PDP	PDNP	PUD	Total
	(dollars in thousands)
Net reserves:
Oil and condensate (Mbbl)	179	5	256	440
Sales gas (MMcf)	9,204	3,493	14,068	26,764

Future gross revenue oil and gas condensate	$10,636	$309	$15,271	$26,216
Future gross revenue gas	50,742	19,395	78,032	148,169

Future gross revenue	61,378	19,704	93,303	174,385

Production and ad valorem taxes	5,224	1,680	8,482	15,386
Operating expenses	17,553	6,150	20,820	44,522

Capital costs	2,662	1,446	38,597	42,705

Future net revenue	$35,939	$10,428	$25,405	$71,772

Discounted at 10%	$22,957	$6,992	$5,269	$35,218

Goldking

	Reserve Category
	PDP	PDNP	PUD	Total
	(dollars in thousands)
Net reserves:
Oil (Mbbl)	3,314	1,955	3,075	8,344
Gas (MMcf)	28,640	17,071	16,667	62,378

Oil revenue	$197,281	$116,620	$183,188	$497,089
Gas revenue	191,080	112,079	106,041	409,200
Other revenue	—	6	—	6

Total revenue	388,361	228,705	289,229	906,295

Production taxes	32,852	18,639	24,950	76,441
Ad valorem taxes	4,709	6,349	5,592	16,650
Operating expenses	78,866	24,059	13,388	116,313
Other deductions	31,642	6,866	5,877	44,385

Investments	36,094	9,977	39,829	85,900

Net operating income	$204,198	$162,815	$199,593	$566,606

Discounted at 10%	$144,547	$93,730	$124,608	$362,885

While the below estimates are presented with numerical specificity, the actual results achieved during the periods presented will differ from these amounts. Such differences may be material. These estimates are based on information which is currently available and are subject to the uncertainties inherent in the application of judgmental factors in interpreting such information.

While we believe the assumptions underlying these estimates are reasonable in light of current circumstances, no representation can be or is being made with respect to our ability to achieve these results. Prospective investors must make their own determination as to the reasonableness of the below estimates in determining whether to purchase the notes. Prospective investors should also note that if one or more assumptions are not met, these estimates may not be met. In addition, our future results are subject to risks and uncertainties over which we have no control or ability to predict. We can give no assurance as to our future operations or the amount of future income or loss as they relate to the below amounts. These estimates should be read in conjunction with the rest of this offering circular, including “Special Note Regarding Forward-Looking Statements” and “Risk Factors”.

Dune(1)	Year Ended December 31,
	2007	2008
	(dollars in thousands)
Net oil and condensate production (Mbbl)	50	60
Net sales gas production (MMcf)	2,643	3,038

Oil and condensate prices ($ / Bbl)	$59.59	$59.57
Gas prices ($ / Mcf)	5.54	5.54

Future gross revenue oil and condensate	$2,995	$3,552
Future gross revenue gas	14,637	16,843

Future gross revenue total	17,632	20,395

Production and ad valorem taxes	1,544	1,783
Total operating expenses	3,113	3,275

Capital costs	19,256	7,324

Future annual net revenue	$(6,281)	$8,012

Goldking(2)	Year Ended December 31,
	2007	2008
	(dollars in thousands)
Net oil production (Mbbl)	1,113	1,272
Net gas sales (MMcf)	7,091	7,978

Average oil price ($ / Bbl)	$59.59	$59.55
Average gas price ($ / Mcf)	6.45	6.52

Oil revenue	$66,293	$75,746
Gas revenue	45,768	52,004
Other revenue(3)	6	—

Total revenue	112,067	127,750

Production taxes	9,293	10,432
Ad valorem taxes	2,151	2,470
Operating expenses	9,959	9,922
Other deductions(4)	5,246	4,694

Investments	35,331	7,806

Future net cash flow	$50,087	$92,426

(1)	Dune’s annual estimates for the years ended December 31, 2007 and December 31, 2008 are from the D&M Reserve Report.

(2)	Goldking’s annual estimates for the years ended December 31, 2007 and December 31, 2008 are from the CG&A Reserve Report.

(3)	Other revenue includes proceeds from PDNP development activities on the Leeville field.

(4)	Other deductions includes compression gathering expenses, transportation costs, water disposal costs, and/or variable per-well operating expenses.

PRO FORMA RESERVE ESTIMATES

The pro forma reserve estimates set forth below were created by combining Dune and Goldking proved reserve estimates for specific line items for the years ended December 31, 2007 and December 31, 2008. These pro forma reserve estimates have not been prepared by D&M, CG&A or any other independent petroleum engineers. Further, our and Goldking’s independent petroleum engineers made different assumptions when calculating our respective proved reserve estimates. As a result, the combination of our and Goldking’s proved reserve estimates may not accurately portray the proved reserves of our company following the acquisition and in the future. However, the individual estimates for each of Dune and Goldking presented in the footnotes below are from the D&M Reserve Report and the CG&A Reserve Report respectively. While the amounts presented below are necessarily presented with numerical specificity, the actual results achieved during the periods presented will differ from these pro forma reserve estimates and such differences may be material. These estimates are based on information which is currently available and are subject to the uncertainties inherent in the application of judgmental factors in interpreting such information.

While we believe the assumptions underlying these amounts are reasonable in light of current circumstances, no representation can be or is being made with respect to our ability to achieve these pro forma reserve estimates. Prospective investors must make their own determination as to the reasonableness of the below amounts in determining whether to purchase the notes. Prospective investors should also note that if one or more assumptions are not met, these pro forma reserve estimates may not be met. In addition, our future results are subject to risks and uncertainties over which we have no control or ability to predict. We can give no assurance as to our future operations or the amount of future income or loss as they relate to the below amounts. These pro forma reserve estimates should be read in conjunction with the rest of this offering circular, including “Special Note Regarding Forward-Looking Statements” and “Risk Factors”. See “Risk Factors—The pro forma reserve estimates presented in this offering circular will differ from our actual results.”

	Year Ended December 31,
	2007	2008
	(dollars in thousands)
Net oil and condensate production (Mbbl)(1)	1,163	1,332
Net sales gas production (MMcf)(2)	9,734	11,016

Oil and condensate prices ($ / Bbl)(3)	$59.59	$59.55
Gas price ($ / Mcf)(4)	6.20	6.25

Future gross revenue oil and condensate(5)	$69,288	$79,298
Future gross revenue gas(6)	60,405	68,847
Other revenue(7)	6	—

Future gross revenue total	129,699	148,145

Production and ad valorem taxes(8)	12,988	14,685
Operating expenses(9)	13,072	13,197
Other deductions(10)	5,246	4,694
Capital costs(11)	54,587	15,130

Future net cash flow(12)	43,806	100,439

Future field-level operating income(13)	$98,393	$115,569

(1)

Represents a sum of Net Oil and Condensate Production of 50 Mbbl for 2007 and 60 Mbbl for 2008 from the D&M Reserve Report and Net Oil Production of 1,113 Mbbl for 2007 and 1,272 Mbbl for 2008 from the CG&A Reserve Report.

(2)

Represents a sum of Net Sales Gas Production of 2,643 MMcf for 2007 and 3,038 MMcf for 2008 from the D&M Reserve Report and Net Sales Gas of 7,091 MMcf for 2007 and 7,978 MMcf for 2008 from the CG&A Reserve Report.

(3)

Calculated as weighted average based on production levels of Oil and Condensate Prices of $59.59/Bbl for 2007 and $59.57/Bbl for 2008 from the D&M Reserve Report and Average Oil Price of $59.59/Bbl for 2007 and $59.55/Bbl for 2008 from the CG&A Reserve Report.

(4)

Calculated as weighted average based on production levels of Gas Prices of $5.54/Mcf for 2007 and $5.54/Mcf for 2008 from the D&M Reserve Report and an Average Gas Price of $6.45/Mcf for 2007 and $6.52/Mcf for 2008 from the CG&A Reserve Report.

(5)

Represents a sum of Future Gross Revenue Oil and Condensate of $2,995 for 2007 and $3,552 for 2008 from the D&M Reserve Report and Oil Revenue of $66,293 for 2007 and $75,746 for 2008 from the CG&A Reserve Report.

(6)	Represents a sum of Future Gross Revenue Gas of $14,637 for 2007 and $16,843 for 2008 from the D&M Reserve Report and Gas Revenue of $45,768 for 2007 and $52,004 for 2008 from the CG&A Reserve Report.

(7)	Equal to Other Revenue of $6 for 2007 and $0 for 2008 from the CG&A Reserve Report.

(8)

Represents a sum of Production and Ad Valorem Taxes of $1,544 for 2007 and $1,783 for 2008 from the D&M Reserve Report, Production Taxes of $9,293 for 2007 and $10,431 for 2008 and Ad Valorem Taxes of $2,151 for 2007 and $2,470 for 2008 from the CG&A Reserve Report.

(9)

Represents a sum of Total Operating Expenses of $3,113 for 2007 and $3,275 for 2008 from the D&M Reserve Report and Operating Expenses of $9,959 for 2007 and $9,922 for 2008 from the CG&A Reserve Report.

(10)	Equal to Other Deductions of $5,246 for 2007 and $4,694 for 2008 from the CG&A Reserve Report.

(11)	Represents a sum of Capital Costs of $19,256 for 2007 and $7,324 for 2008 from the D&M Reserve Report and Investments of $35,331 for 2007 and $7,806 for 2008 from the CG&A Reserve Report.

(12)

Calculated as the sum of (i) Future Gross Revenue Total of $17,632 for 2007 and $20,395 for 2008 less the sum of (a) Production and Ad Valorem Taxes of $1,544 for 2007 and $1,783 for 2008, (b) Total Operating Expenses of $3,113 for 2007 and $3,275 for 2008, and (c) Capital Costs of $19,256 for 2007 and $7,324 for 2008, each from the D&M Reserve Report and (ii) Total Revenue of $112,067 for 2007 and $127,750 for 2008 less (a) Production Taxes of $9,293 for 2007 and $10,431 for 2008, (b) Ad Valorem Taxes of $2,151 for 2007 and $2,470 for 2008, (c) Operating Expenses of $9,959 for 2007 and $9,922 for 2008, (d) Other Deductions of $5,246 for 2007 and $4,694 for 2008, and (e) Investments of $35,331 for 2007 and $7,806 for 2008, each from the CG&A Reserve Report.

(13)	Calculated as Future Net Cash Flow (as defined above in footnote 12) plus Capital Costs (as defined above in footnote 11).

THE TRANSACTIONS

General

On April 16, 2007 we entered into the SPSA with Goldking Energy Holdings, L.P. (“Shareholder”). The SPSA was dated effective as of April 13, 2007. Pursuant to the SPSA, upon the Closing (as defined below), and subject to the satisfaction of various terms and conditions, we will purchase from the Shareholder all of the issued and outstanding shares of common stock of Goldking (the “GEC Common Stock”). The closing of the purchase of the GEC Common Stock (the “Closing”) is scheduled to occur on or before May 28, 2007, unless extended by us, at our option, until June 12, 2007 (the “Closing Date”). The transfer of ownership of the GEC Common Stock will be effective as of the Closing Date.

The purchase price we agreed to pay for the GEC Common Stock at the Closing is $320,500,000 (the “Purchase Price”), payable as follows: (a) $302,500,000 in cash (the “Cash Portion”), subject to adjustment as discussed below, and (b) 10,055,866 shares of our common stock, par value $0.001 per share (the “Consideration Shares”), representing shares having a value of $18,000,000 based on the closing price for our common stock on the American Stock Exchange on April 13, 2007.

Upon the execution of the SPSA, we paid a performance deposit of $15,000,000 to the Shareholder (the “Earnest Money”), which will be credited against the Cash Portion paid at the Closing. If, however, the Shareholder terminates the SPSA prior to the Closing due to our failure to perform or satisfy certain pre-Closing conditions, including obtaining financing for the transaction, the Shareholder will be entitled to retain the Earnest Money, and we will be obligated to pay any interest accrued on the Purchase Price if we elect to extend the Closing Date beyond May 28, 2007, as discussed below. If we terminate the SPSA following the Shareholder’s failure to perform or satisfy certain pre-Closing conditions, we will be entitled to the return of the Earnest Money and to pursue arbitration proceedings against the Shareholder to recover damages not to exceed $20,000,000.

If we elect to extend the Closing Date beyond May 28, 2007 (but in no event later than June 12, 2007), interest will accrue on the Purchase Price at the rate of 10% per annum during the period from May 29, 2007, until the Closing occurs, and the Cash Portion will be increased by the amount of the accrued interest. The Cash Portion will also be increased by the amount of certain payments to Goldking or Goldking’s wholly-owned subsidiary, Goldking Operating Company, a Texas corporation (the “Subsidiary”) by EnerVest Energy, LP., if made before the Closing. If the payment from EnerVest Energy, L.P., is not received until after the Closing, we will pass through this payment to the Shareholder upon receipt.

The SPSA provides that we will assume no long-term debt of Goldking or the Subsidiary and that all such long-term debt will be paid and discharged by the Shareholder at the Closing. Goldking or the Subsidiary may incur additional long-term debt under its existing bank credit agreements between the date of the SPSA and the Closing Date, and the Cash Portion will be increased by the amount of all incremental long-term debt thus incurred. Any such increase in the Cash Portion will be used by the Shareholder to pay and discharge all such incremental long-term debt at the Closing.

Prior to the Closing, we will have the right to conduct title and environmental due diligence on Goldking’s and the Subsidiary’s oil and gas fields located in South Louisiana and along the Texas Gulf Coast, including working and other interests in oil and gas leases, wells, and properties, together with rights under related operating, marketing, and service contracts and agreements, seismic exploration licenses and rights, and personal property, equipment, and facilities (collectively, the “Assets”) and to assert title defects and environmental defects if the value of each such defect exceeds, individually, $100,000. The Cash Portion will be reduced with respect to uncured title defects and unremedied environmental defects if, and only to the extent that, the aggregate values of the uncured title defects and unlimited environmental defects, as of the Closing Date, exceed $5,000,000. The Shareholder may terminate the SPSA if we identify title defects and environmental defects that, without regard to either the foregoing individual or aggregate dollar thresholds, would result in reductions to the Cash Portion in excess of $32,050,000. Similarly, we may terminate the SPSA if the unsatisfied title defects and unremedied environmental defects agreed upon by the Shareholder and us or determined by arbitration would result in adjustments to the Cash Portion, without regard to either the individual or aggregate dollar thresholds referenced above, in excess of $32,050,000.

The Consideration Shares will not be registered under state or federal securities laws on the Closing Date. At the Closing, we will enter into a Registration Rights Agreement with the Shareholder, pursuant to which we will agree to file a registration statement covering the Consideration Shares for resale within 90 days from the Closing Date, and to cause such registration statement to become effective within 180 days following the Closing Date. Upon the occurrence of certain events, we will be obligated to pay to the Shareholder, certain penalties in either cash or in additional shares of our common stock, at our election.

If there occurs a casualty loss prior to the Closing, Goldking or the Subsidiary will use commercially reasonable efforts to repair the casualty and will file all relevant insurance claims, and pursue all available actions against third parties.

We have the right to offer employment to all employees of Goldking and the Subsidiary. Neither the Shareholder nor its general partner will compete with us to retain any employees of Goldking or the Subsidiary to whom we offer employment. Neither the Shareholder nor its general partner will, prior to December 31, 2007, compete with us to rehire any employee of Goldking or the Subsidiary employed by us.

In addition, for a period ending on December 31, 2007, neither the Shareholder nor its general partner will compete with us, Goldking, or the Subsidiary for the acquisition of oil and gas leases within one mile of the exterior boundaries of any of the oil and gas properties included in the Assets of Goldking or the Subsidiary on the Closing Date.

If we fail to obtain the financing necessary to enable us to purchase the GEC Common Stock by June 12, 2007, the Shareholder will be entitled to terminate the SPSA and retain the Earnest Money and we will be obligated to pay the Shareholder any interest accrued on the Purchase Price as the result of our election to extend the Closing Date beyond May 28, 2007, as discussed above.

Credit Agreement

On April 13, 2007, we amended and restated our Amended and Restated Credit Agreement with D.B. Zwirn Special Opportunities Fund, L.P., as administrative agent, and the lenders described therein and party thereto, dated as of September 26, 2006 (the “Original Amended Credit Agreement”).

We amended and restated the Original Amended Credit Agreement by means of an Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of April 13, 2007, among us, Jefferies Funding LLC, (“Jefferies Funding”) as administrative agent, and the lenders named therein and party thereto (the “Lenders”). Subject to numerous conditions precedent and covenants, the Credit Agreement provides for a credit commitment of up to $65.0 million (the “Commitment”).

On April 16, 2007, the Lenders purchased the loans outstanding under the Original Amended Credit Agreement and advanced the remainder of the Commitment to us under the Credit Agreement. Funds borrowed by us under the Commitment were used to (i) pay the $15 million Earnest Money deposit to the Shareholder pursuant to the SPSA and (ii) fund certain fees and expenses incurred by us in connection with our entering into the Credit Agreement and the proposed acquisition of the GEC Common Stock. The remaining borrowed funds will be utilized by us to carry out our intended plan of operations and for our working capital needs, subject to the terms of the Credit Agreement.

Some of the principal changes between the Original Amended Credit Agreement and the Credit Agreement included (a) increased borrowings at closing that allowed us to pay a $15 million Earnest Money deposit to the Shareholder that allowed us to pay for costs of the Goldking acquisition and the Credit Agreement, and that provided additional working capital to us, (b) no provisions for additional borrowings after closing of the acquisition, (c) revision of the applicable interest rates and the financial covenants and (d) terms that require the Credit Agreement to be repaid with the proceeds from the issuance of the notes and the Preferred Stock.

Subject to various prepayment requirements under the Credit Agreement, loans made by the Lenders pursuant to the Credit Agreement must be repaid on or before May 13, 2008. Under the Credit Agreement, interest on all loans shall accrue at a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the higher of (a) the rate of interest announced publicly by Citibank, N.A., in New York, New York, from time to time, as its base rate and (b) 0.5% per annum plus the Federal Funds Effective Rate (the “Base Rate”) plus 5.75% until July 12, 2007, then at the Base Rate plus 6.25% from July 13, 2007 until October 10, 2007, then at the Base Rate plus 6.75% from October 11, 2007 until January 8, 2008, and then at the Base Rate plus 7.25% from January 9, 2008 until May 13, 2008. All Loans under the Credit Agreement are secured by a security interest in, and first lien on, substantially all of our assets.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the administrative agent from three Federal funds brokers of recognized standing selected by it.

Term Loan Agreement

We also further amended our Amended and Restated Term Loan Agreement (as amended and restated, the “Loan Agreement”), with our parent company, Itera Holdings BV (“Itera”), pursuant to the terms and conditions of the Lockup Letter and Agreement Regarding Subordinated Indebtedness, dated as of April 13, 2007 (the “Letter Agreement”). In accordance with the Letter Agreement, Itera agreed to a lock up of our common stock, any other equity security of the Company and any security convertible into common stock owned or held by Itera for a period commencing on the date of the Letter Agreement and terminating upon the repayment of the Company’s indebtedness, obligations and liabilities under the Credit Agreement (the “Senior Debt”), provided that if the Senior Debt is paid in full contemporaneously with the Closing, the lock-up will continue until the date that is 90 days after Closing. In addition to the foregoing, pursuant to the Letter Agreement, the Company may not pay or make any cash payment of any kind, whether principal or interest, under the Loan Agreement until all our Senior Debt is paid in full, unless otherwise agreed to in writing by the Lenders.

Board of Directors and Management

On April 16, 2007, immediately following the funding of the Commitment and delivery of the Earnest Money to the Shareholder, Raissa S. Frenkel, Igor Marchenko and Marshall Lynn Bass resigned from our Board of Directors, and the remaining Board members held a meeting and appointed James A. Watt, Alan D. Bell and William E. Greenwood to fill the vacancies created as a result of the above resignations. Raissa S. Frenkel remains as an observer on our Board of Directors. In accordance with the Company’s by-laws, each such individual will serve as a director of the Company until the next annual meeting of the Company’s stockholders or upon his earlier resignation or removal and until his successors have been duly elected and qualified. See “Management”.

On April 17, 2007, we entered into four new employment agreements (collectively, the “Employment Agreements”), pursuant to which we: (a) engaged James A. Watt to serve as our President and Chief Executive Officer, (b) engaged Frank T. Smith, Jr. to serve as Senior Vice President and Chief Financial Officer and (c) extended and modified our employment arrangements with each of Alan Gaines and Amiel David. Under the new Employment Agreements, Mr. Gaines will continue to serve as our Chairman and consented to no longer serve as Chief Executive Officer and Dr. David agreed to resign as President and Chief Operating Officer and to serve as Senior Advisor to our Board of Directors. We also entered into restricted stock agreements (collectively, “Restricted Stock Agreements”), with each of the foregoing individuals. Pursuant to the Restricted Stock Agreements, we have agreed to issue up to an aggregate of 7,075,000 shares of our common stock to the four key employees mentioned above. See “Management—Executive Compensation—Employment Arrangements”.

On April 12, 2007, our board of directors approved the grant of five-year stock options (the “Options”) to two individuals unaffiliated with the Company, to purchase up to an aggregate of 500,000 shares of our common stock, at an exercise price of $1.87 (the closing share price on such date). The Options are subject to vesting and may not be exercised unless we successfully complete the proposed acquisition of GEC Common Stock. Holders of the Options were granted certain piggy-back registration rights.

RISK FACTORS

Risks Related to Our Business

We have had operating losses and limited revenues to date.

Dune and Goldking have operated at a loss each year since their respective inceptions. Net losses applicable to common stockholders of Dune for the fiscal years ended December 31, 2005 and 2006 were $1.6 million and $53.6 million, respectively. Dune’s loss in the fiscal year ended December 31, 2006 was primarily attributed to a proved property impairment expense as a result of a drop in commodity prices from the fiscal year ended 2005 to the fiscal year ended 2006. Net losses applicable to common stockholders of Goldking for the fiscal years ended December 31, 2005 and 2006 were $1.0 million and $1.4 million, respectively. Dune’s revenues for the fiscal years ended December 31, 2005 and 2006 were $3.7 million and $7.6 million, respectively. Goldking’s revenues for the fiscal years ended December 31, 2005 and 2006 were $9.7 million and $59.9 million, respectively. We may not be able to generate significant revenues in the future. In addition, we expect to incur substantial operating expenses in connection with our natural gas and oil exploration and development activities. As a result, we may continue to experience negative cash flow for at least the foreseeable future and cannot predict when, or even if, we might become profitable.

We have substantial capital requirements that, if not met, may hinder operations.

We have and expect to continue to have substantial capital needs as a result of our active exploration, development, and acquisition programs. We expect that additional external financing will be required in the future to fund our growth. We may not be able to obtain additional financing, and financing under existing or new credit facilities may not be available in the future. Without additional capital resources, we may be forced to limit or defer our planned natural gas and oil exploration and development program and this will adversely affect the recoverability and ultimate value of our natural gas and oil properties, in turn negatively affecting our business, financial condition, and results of operations.

Natural gas and oil prices are highly volatile, and lower prices will negatively affect our financial results.

Our revenue, profitability, cash flow, oil and natural gas reserves value, future growth, and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent on prevailing prices of natural gas and oil. Historically, the markets for natural gas and oil have been volatile, and those markets are likely to continue to be volatile in the future. It is impossible to predict future natural gas and oil price movements with certainty. Prices for natural gas and oil are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty, and a variety of additional factors beyond our control. These factors include:

•	the level of consumer product demand;

•	the domestic and foreign supply of oil and natural gas;

•	overall economic conditions;

•	weather conditions;

•	domestic and foreign governmental regulations and taxes;

•	the price and availability of alternative fuels;

•	political conditions in or affecting oil and natural gas producing regions;

•	the level and price of foreign imports of oil and liquefied natural gas; and

•	the ability of the members of the Organization of Petroleum Exporting Countries and other state controlled oil companies to agree upon and maintain oil price and production controls.

Declines in natural gas and oil prices may materially adversely affect our financial condition, liquidity, and ability to finance planned capital expenditures and results of operations and may reduce the amount of oil and natural gas that we can produce economically.

Drilling for natural gas and oil is a speculative activity and involves numerous risks and substantial and uncertain costs that could adversely affect us.

Our success will be largely dependent upon the success of our drilling program. We describe some of our and Goldking’s current prospects and our plans to drill those prospects in this offering circular. Our and Goldking’s prospects are in various stages of evaluation, ranging from prospects that are ready to drill to prospects that will require substantial additional seismic data processing and interpretation and other types of technical evaluation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. We cannot assure you that the analogies we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects. Drilling for natural gas and oil involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be discovered. The cost of drilling, completing, and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed, or canceled as a result of a variety of factors beyond our control, including:

•	unexpected or adverse drilling conditions;

•	elevated pressure or irregularities in geologic formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with governmental requirements; and

•	shortages or delays in the availability of drilling rigs, crews, and equipment.

Even if drilled, our completed wells may not produce reserves of natural gas or oil that are economically viable or that meet our earlier estimates of economically recoverable reserves. A productive well may become uneconomic if water or other deleterious substances are encountered, which impair or prevent the production of oil and/or natural gas from the well. Our overall drilling success rate or our drilling success rate for activity within a particular project area may decline. Unsuccessful drilling activities could result in a significant decline in our production and revenues and materially harm our operations and financial condition by reducing our available cash and resources. Because of the risks and uncertainties of our business, our future performance in exploration and drilling may not be comparable to our historical performance.

We depend on successful exploration, development and acquisitions to maintain reserves and revenue in the future.

In general, the volume of production from natural gas and oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent that we conduct successful exploration and development activities or acquire properties containing proved reserves, or both, our proved reserves will decline as reserves are produced. Our future natural gas and oil production is, therefore, highly dependent on our level of success in finding or acquiring additional reserves. Additionally, the business of exploring for, developing, or acquiring reserves is capital intensive. Recovery of our reserves, particularly undeveloped reserves, will require significant additional capital expenditures and successful drilling operations. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of natural gas and oil reserves would be impaired. In addition, we are dependent on finding partners for our exploratory activity. To the extent that others in the industry do not have the financial resources or choose not to participate in our exploration activities, we will be adversely affected.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions could materially affect the quantities and present values of our and Goldking’s reserves.

The process of estimating natural gas and oil reserves is complex. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves shown in the D&M Reserve Report and/or the CG&A Reserve Report. In order to prepare these estimates, we and Goldking must project production rates and timing of development expenditures. We and Goldking must also analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process also requires economic assumptions relating to matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. A significant variance could materially affect the estimated quantities and pre-tax present value of reserves shown in the D&M Reserve Report and/or the CG&A Reserve Report as discussed below. See “Risk Factors—Risks Related to Our Business—We restated our financial results for the fiscal year ended December 31, 2006.” In addition, the 10% discount factor we use to calculate the net present value of future net cash flows for reporting purposes may not necessarily be the most appropriate discount factor. Further, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

We restated our financial results for the fiscal year ended December 31, 2006.

In 2007, Dune determined that the natural gas prices used by D&M to determine the estimated value of reserves in the reserve report were too high thus overstating the value of the related reserves. As discussed in Note 14 to Dune’s financial statements included in this offering circular, this resulted in an understatement of losses and basic and diluted loss per share and an overstatement of assets in 2006. As a result, Dune concluded that it was necessary to restate its financial results for the fiscal year ended December 31, 2006 to record additional proved property impairment expense. Dune had previously recognized an impairment of $33,166,802 and has since increased the impairment to $42,913,184. Additionally, Dune has obtained a revised report from D&M and has made adjustments as of and for the year ended December 31, 2006 to correct the errors. Dune has also revised the supplement oil and gas disclosure to conform to the revised reserve report. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Dune Energy, Inc.”

A substantial percentage of our proved reserves consists of undeveloped reserves.

As of the end of our last fiscal year, approximately 53% of Dune’s proved reserves and 31% of Goldking’s proved reserves were classified as undeveloped reserves. These reserves may not ultimately be developed or produced. As a result, we may not find commercially viable quantities of oil and natural gas, which in turn may have a material adverse effect on our results of operations.

Our future acquisitions may yield revenues or production that varies significantly from our projections.

In acquiring producing properties, including Goldking, we assess the recoverable reserves, future natural gas and oil prices, operating costs, potential liabilities and other factors relating to the properties. Our assessments are necessarily inexact and their accuracy is inherently uncertain. Our review of a subject property in connection with its acquisition assessment will not reveal all existing or potential problems or permit us to become sufficiently familiar with the property to assess fully its deficiencies and capabilities. We may not inspect every well, and we may not be able to observe structural and environmental problems even when we do inspect a well. If problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of those problems. Any acquisition of property interests may not be economically successful, and unsuccessful acquisitions may have a material adverse effect on our financial condition and future results of operations. We cannot assure you that:

•	we will be able to identify desirable natural gas and oil prospects and acquire leasehold or other ownership interests in such prospects at a desirable price;

•

any completed, currently planned, or future acquisitions of ownership interests, including Goldking, in natural gas and oil prospects will include prospects that contain proved natural gas or oil reserves;

•	we will have the ability to develop prospects which contain proven natural gas or oil reserves to the point of production;

•

we will have the financial ability to consummate additional acquisitions of ownership interests in natural gas and oil prospects or to develop the prospects which we acquire to the point of production; or

•	that we will be able to consummate such additional acquisitions on terms favorable to us.

Seismic studies do not guarantee that hydrocarbons are present or if present will produce in economic quantities.

We rely on seismic studies to assist us with assessing prospective drilling opportunities on our properties, as well as on properties that we may acquire. Such seismic studies are merely an interpretive tool and do not necessarily guarantee that hydrocarbons are present or if present will produce in economic quantities.

We may experience difficulty in achieving and managing future growth.

Future growth may place strains on our resources and cause us to rely more on project partners and independent contractors, possibly negatively affecting our financial condition and results of operations. Our ability to grow will depend on a number of factors, including:

•	our ability to obtain leases or options on properties for which we have 3-D seismic data;

•	our ability to acquire additional 3-D seismic data;

•	our ability to identify and acquire new exploratory prospects;

•	our ability to develop existing prospects;

•	our ability to continue to retain and attract skilled personnel;

•	our ability to maintain or enter into new relationships with project partners and independent contractors;

•	the results of our drilling program;

•	hydrocarbon prices; and

•	our access to capital.

We may not be successful in upgrading our technical, operations, and administrative resources or in increasing our ability to internally provide certain of the services currently provided by outside sources, and we may not be able to maintain or enter into new relationships with project partners and independent contractors. Our inability to achieve or manage growth may adversely affect our financial condition and results of operations.

Our business may suffer if we lose key personnel.

We depend to a large extent on the services of certain key management personnel, including James A. Watt, our new President and Chief Executive Officer, Alan Gaines, the Chairman of our Board of Directors, Frank T. Smith, Jr. our new Senior Vice President and Chief Financial Officer and our other executive officers and key employees. These individuals have extensive experience and expertise in evaluating and analyzing producing oil and natural gas properties and drilling prospects, maximizing production from oil and natural gas properties, marketing oil and natural gas production and developing and executing financing and hedging strategies. The loss of any of these individuals could have a material adverse effect on our operations. We do not maintain key-man life insurance with respect to any of our employees. Our success will be dependent on our ability to continue to employ and retain skilled technical personnel.

We face strong competition from other natural gas and oil companies.

We encounter competition from other natural gas and oil companies in all areas of our operations, including the acquisition of exploratory prospects and proved properties. Our competitors include major integrated natural gas and oil companies and numerous independent natural gas and oil companies, individuals, and drilling and income programs. Many of our competitors are large, well-established companies that have been engaged in the natural gas and oil business much longer than we have and possess substantially larger operating staffs and greater capital resources than we do. These companies may be able to pay more for exploratory projects and productive natural gas and oil properties and may be able to define, evaluate, bid for, and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry. We may not be able to conduct our operations, evaluate, and select suitable properties and consummate transactions successfully in this highly competitive environment.

The unavailability or high cost of drilling rigs, equipment, supplies or personnel could affect adversely our ability to execute on a timely basis our exploration and development plans within budget, which could have a material adverse effect on our financial condition and results of operations.

Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or affect adversely our exploration and development operations, which could have a material adverse effect on our financial condition and results of operations. Demand for drilling rigs, equipment, supplies and personnel currently is very high in the areas in which we operate. An increase in drilling activity in the areas in which we operate could further increase the cost and decrease the availability of necessary drilling rigs, equipment, supplies and personnel.

We may not be able to keep pace with technological developments in our industry.

The natural gas and oil industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage or competitive pressures may force us to implement those new technologies at substantial costs. In addition, other natural gas and oil companies may have greater financial, technical, and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies we use now or in the future were to become obsolete or if we are unable to use the most advanced commercially available technology, our business, financial condition, and results of operations could be materially adversely affected.

We are subject to various governmental regulations and environmental risks.

Natural gas and oil operations are subject to various federal, state, and local government regulations that may change from time to time. Matters subject to regulation include discharge permits for drilling operations, plug and abandonment bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of natural gas and oil wells below actual production capacity in order to conserve supplies of natural gas and oil. Other federal, state, and local laws and regulations relating primarily to the protection of human health and the environment apply to the development, production, handling, storage, transportation, and disposal of natural gas and oil, by-products thereof, and other substances and materials produced or used in connection with natural gas and oil operations. In addition, we may be liable for environmental damages caused by previous owners of property we purchase or lease. Some environmental laws provide for joint and several strict liability for remediation of releases of hazardous substances, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances such as oil and natural gas related products. As a result, we may incur substantial liabilities to third parities or governmental entities and may be required to incur substantial remediation costs. We also are subject to changing and extensive tax laws, the effects of which cannot be predicted. Compliance with existing, new, or modified laws and regulations could have a material adverse effect on our business, financial condition, and results of operations.

We may not have enough insurance to cover all of the risks we face and operators of prospects in which we participate may not maintain or may fail to obtain adequate insurance.

In accordance with customary industry practices, we maintain insurance coverage against some, but not all, potential losses in order to protect against the risks we face. We do not carry business interruption insurance. We may elect not to carry insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. In addition, we cannot insure fully against pollution and environmental risks. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations. The impact of Hurricanes Katrina and Rita have resulted in escalating insurance costs and less favorable coverage terms. In addition, we have not yet been able to determine the full extent of our insurance recovery and the net cost to us resulting from hurricanes.

Oil and natural gas operations are subject to particular hazards incident to the drilling and production of oil and natural gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires and pollution and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operation. We do not operate all of the properties in which we have an interest. In the projects in which we own a non-operating interest directly or own an equity interest in a limited partnership which in turn owns a non- operating interest, the operator for the prospect maintains insurance of various types to cover our operations with policy limits and retention liability customary in the industry. We believe the coverage and types of insurance are adequate. The occurrence of a significant adverse event that is not fully covered by insurance could result in the loss of our total investment in a particular prospect which could have a material adverse effect on our financial condition and results of operations.

We cannot control the activities on properties we do not operate and are unable to ensure their proper operation and profitability.

We do not operate all of the properties in which we have an interest. As a result, we have limited ability to exercise influence over, and control the risks associated with, operations of these properties. The failure of an operator of our wells to adequately perform operations, an operator’s breach of the applicable agreements, or an operator’s failure to act in ways that are in our best interests could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others depends upon a number of factors outside of our control, including the operator’s:

•	timing and amount of capital expenditures;

•	expertise and financial resources;

•	inclusion of other participants in drilling wells; and

•	use of technology.

The financial condition of our operators could negatively impact our ability to collect revenues from operations.

We do not operate all of the properties in which we have working interests. In the event that an operator of our properties experiences financial difficulties, this may negatively impact our ability to receive payments for our share of net production that we are entitled to under our contractual arrangements with such operator. While we seek to minimize such risk by structuring our contractual arrangements to provide for production payments to be made directly to us by first purchasers of the hydrocarbons, there can be no assurances that we can do so in all situations covering our non-operated properties.

We hedge the price risks associated with our production. Our hedge transactions may result in our making cash payments or prevent us from benefiting to the fullest extent possible from increases in prices for natural gas and oil.

Because natural gas and oil prices are unstable, we have entered into price-risk-management transactions such as swaps, collars, futures, and options to reduce our exposure to price declines associated with a portion of our natural gas and oil production and thereby to achieve a more predictable cash flow. The use of these arrangements will limit our ability to benefit from increases in the prices of natural gas and oil. Our hedging arrangements may apply to only a portion of our production, thereby providing only partial protection against declines in natural gas and oil prices. These arrangements could expose us to the risk of financial loss in certain circumstances, including instances in which production is less than expected, our customers fail to purchase contracted quantities of natural gas and oil, or a sudden, unexpected event materially impacts natural gas or oil prices.

Integration of our and Goldking’s operations will be complex, time-consuming and expensive and may adversely affect the results of our operations after the acquisition.

The anticipated benefits of our acquisition of Goldking will depend in part on whether we and Goldking can integrate our operations in an efficient, timely and effective manner. Integrating Dune and Goldking will be a complex, time-consuming and expensive process. Successful integration will require, among other things, combining the companies:

•	business development efforts;

•	key personnel;

•	geographically separate facilities; and

•	business and executive cultures.

We may not accomplish this integration successfully and may not realize the benefits contemplated by combining the operations of both companies.

If we are unable to successfully integrate Goldking and other companies we acquire into our operations on a timely basis, our profitability could be negatively affected.

Increasing our reserve base through acquisitions is an important part of our business strategy. We expect that our acquisition of Goldking will result in certain business opportunities and growth prospects. We, however, may never realize these expected business opportunities and growth prospects. We may experience increased competition that limits our ability to expand our business. Our assumptions underlying estimates of expected cost savings may be inaccurate or general industry and business conditions may deteriorate. Acquisitions involve numerous risks, including, but not limited to:

•	difficulties in assimilating and integrating the operations, technologies and products acquired;

•	the diversion of our management’s attention from other business concerns;

•	current operating and financial systems and controls may be inadequate to deal with our growth;

•	the risk that we will be unable to maintain or renew any of the government contracts of businesses we acquire;

•	the risks of entering markets in which we have limited or no prior experience; and

•	the loss of key employees.

If these factors limit our ability to integrate the operations of our acquisitions, including Goldking, successfully or on a timely basis, our expectations of future results of operations may not be met. In addition, our growth and operating strategies for businesses we acquire, including Goldking, may be different from the strategies that such business currently is pursuing. If our strategies are not the proper strategies for a company we acquire, it could have a material adverse effect on our business, financial condition and results of operations. Further, there can be no assurance that we will be able to maintain or enhance the profitability of any acquired business or consolidate the operations of any acquired business, including Goldking, to achieve cost savings.

In addition, there may be liabilities that we fail, or are unable, to discover in the course of performing due diligence investigations on each company or business we have already acquired or may acquire in the future. Such liabilities could include those arising from employee benefits contribution obligations of a prior owner or non-compliance with, or liability pursuant to, applicable federal, state or local environmental requirements by prior owners for which we, as a successor owner, may be responsible. In addition, there may be additional costs relating to acquisitions, including Goldking, including, but not limited to, possible purchase price adjustments. We cannot assure you that rights to indemnification by sellers of assets to us, even if obtained, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired including Goldking. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business.

Increasing our reserve base through acquisitions is a component of our business strategy. Our failure to integrate acquired properties successfully into our existing business, or the expense incurred in consummating future acquisitions, could result in our incurring unanticipated expenses and losses. In addition, we may have to assume cleanup or reclamation obligations or other unanticipated liabilities in connection with these acquisitions, and the scope and cost of these obligations may ultimately be materially greater than estimated at the time of the acquisition.

If oil and natural gas prices decrease, we may be required to take write-downs of the carrying values of our oil and natural gas properties.

Certain accounting rules may require us to write down the carrying value of our properties when oil and natural gas prices decrease or when we have substantial downward adjustments of our estimated proved reserves, increases in our estimates of development costs or deterioration in our exploration results. Once incurred, a write-down of our oil and natural gas properties is not reversible at a later date. Any write-down would constitute a non-cash charge to earnings and could have a material adverse effect on our results of operations for the periods in which such charges are taken. For example, for the year ended December 31, 2006, Dune incurred a proved property impairment expense of $42.9 million, which reduced the carrying value of the properties, due to a drop in commodity prices from year end 2005 to year end 2006. Also, a substantial decrease in oil and natural gas prices would accelerate our plugging and abandonment liability obligations which could have a material adverse effect on our results of operations.

Our producing properties are located in regions which make us vulnerable to risks associated with operating in one major contiguous geographic area, including the risk of damage or business interruptions from hurricanes.

Dune’s properties are located onshore and in state waters along the Gulf Coast region of the United States and in the Barrett Shale of north Texas. Goldking’s producing properties are geographically concentrated in South Louisiana and the upper Texas Gulf Coast regions. As a result of this concentration, we would be disproportionately affected by any delays or interruptions in production or transportation in these areas caused by governmental regulation, transportation capacity constraints, natural disasters, regional price fluctuations or other factors. This is particularly true of our inland water drilling and offshore operations, which are susceptible to hurricanes and other tropical weather disturbances. Such disturbances have in the past and will in the future have any or all of the following adverse effects on our business:

•	interruptions to our operations as we suspend production in advance of an approaching storm;

•	damage to our facilities and equipment, including damage that disrupts or delays our production;

•	disruption to the transportation systems we rely upon to deliver our products to our customers; and

•	damage to or disruption of our customers’ facilities that prevents us from taking delivery of our products.

These effects are not uncommon in the region in which we operate, and at times may be severe. During 2005, a portion of Goldking production in inland waters was either curtailed or delayed as a result of infrastructure damage to third party pipelines and processing facilities caused by Hurricanes Katrina and Rita that struck the Louisiana and Texas coasts during August and September.

Goldking’s customer base is concentrated within the oil and natural gas industry and the loss of one or more of Goldking’s significant customers could cause Goldking’s revenue to decline substantially.

Goldking’s top three oil and natural gas purchasers accounted for approximately 79.6% of Goldking’s revenue for the year ended December 31, 2006, with each purchaser accounting for more than 10% and Goldking’s largest customer accounting for 52.5% of Goldking’s revenue for this period. It is likely that Goldking will continue to derive a significant portion of Goldking’s revenue from a relatively small number of customers in the future. If a major customer discontinued purchases of Goldking’s products Goldking’s revenue could decline and Goldking’s operating results and financial condition could be negatively affected.

Our identified drilling locations are scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

Our management has specifically identified and scheduled drilling locations as an estimation of our future multi-year drilling activities on our existing acreage. These scheduled drilling locations represent a significant component of our growth strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including oil and natural gas prices, the availability of capital, costs, drilling results, regulatory approvals and other factors. Because of these uncertainties, we do not know if the potential drilling locations we have identified will ever be drilled or if we will be able to produce oil or natural gas from these or any other potential drilling locations. As such, our actual drilling activities may materially differ from those presently identified, which could adversely affect our business.

Market conditions or operational impediments may hinder our access to oil and natural gas markets or delay our production.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of our reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of transport vessels, gathering systems, pipelines and processing facilities owned and operated by third parties under interruptible or short-term transportation agreements. Under the interruptible transportation agreements, the transportation of our natural gas may be interrupted due to capacity constraints on the applicable system, for maintenance or repair of the system, or for other reasons as dictated by the particular agreements. Our failure to obtain such services on acceptable terms could materially harm our business. We may be required to shut in wells due to lack of a market or the inadequacy or unavailability of natural gas pipeline or gathering system capacity. If that were to occur, we would be unable to realize revenue from those wells unless and until we made arrangements for delivery of their production to market.

Terrorist attacks aimed at our energy operations could adversely affect our business.

The continued threat of terrorism and the impact of military and other government action has led and may lead to further increased volatility in prices for oil and natural gas and could affect these commodity markets or the financial markets used by us. In addition, the U.S. government has issued warnings that energy assets may be a future target of terrorist organizations. These developments have subjected our oil and natural gas operations to increased risks. Any future terrorist attack on our facilities, those of our customers, the infrastructure we depend on for transportation of our products, and, in some cases, those of other energy companies, could have a material adverse effect on our business.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

OF GOLDKING ENERGY CORPORATION

The following table summarizes the unaudited pro forma financial information for year ended December 31, 2006 assuming the acquisition of certain oil and natural gas properties from Hilcorp Energy II, L.P, Hilcorp Energy I, L.P., and Hilcorp Energy IV, L.P (the “Hilcorp Properties”) on September 28, 2006, as described in the notes to the financial statements of Goldking Energy Corporation, occurred as of January 1, 2006. These unaudited pro forma financial results have been prepared for informational purposes only. These unaudited pro forma financial results may not be indicative of the results that would have occurred if Goldking had completed the acquisitions at these dates or the results that will be attained in the future.

The following table sets forth the consolidated statement of operations for Goldking:

	Year Ended December 31, 2006
	Goldking Actual	Pro Forma Adjustments		Goldking Pro Forma
	(dollars in thousands)
Revenues and other:
Oil and natural gas revenue	$55,794	$29,564	(1)	$85,358
Price risk management activities	324	—		324
Gain on sale of oil and natural gas properties	3,305	—		3,305
Interest and other income	481	—		481

	59,905	29,564		89,468
Costs and expenses:
Oil and natural gas operating expenses	20,135	5,506	(1)	25,641
Production and ad valorem taxes	5,438	2,202	(1)	7,639
Depreciation, depletion and amortization	14,958	7,557	(2)	22,515
Oil and natural gas exploration expenses	4,294	—		4,294
Asset retirement accretion expenses	445	112	(3)	557
General and administrative expenses	9,304	—		9,304

Total operating expenses	54,573	15,377		69,950

Income (loss) from operations	5,332	14,187		19,518
Interest expense	7,723	7,703	(4)	15,426

Income (loss) before income taxes	(2,392)	6,484		4,092
Income tax expense (benefit)	(1,017)	2,756	(5)	1,739

Net income (loss)	$(1,375)	$3,728		$2,353

(1)

To reflect the historical revenues and operating expenses of the Hilcorp Properties for the period January 1, 2006 to September 30, 2006. These amounts were derived from the audited statements of revenues and direct operating expenses of the properties acquired by Goldking.

(2)

To reflect the Hilcorp Properties’ depreciation, depletion and amortization of oil and gas properties for production from January 1, 2006 to September 30, 2006. The depreciation, depletion and amortization was computed by allocating the total Hilcorp Properties’ purchase price of $126.0 million to leasehold cost ($101.2 million) and tangibles ($24.8 million) and amortizing the costs based on the actual historical production divided by total proved reserves and proved developed reserves for leasehold costs and tangibles, respectively. There were no amounts allocated to unproved properties at the acquisition date. The allocation of the purchase price to the individual fields was based on their relative estimated fair value at the time of the acquisition based on amounts contained in the reserve report.

(3)	To reflect additional asset retirement obligation accretion for the Hilcorp Properties for the period January 1, 2006 to September 30, 2006.

(4)

To record additional interest expense related to the Hilcorp Properties. Pro forma interest expense assumes the $177.0 million of bank borrowing incurred if the acquisition of the Hilcorp Properties had occurred on January 1, 2006. Pro forma interest expense also includes $0.9 million of amortization of debt issue cost related to the credit facility.

(5)	To reflect additional income taxes associated with income from the Hilcorp Properties using an effective rate of 39.7% for the period January 1, 2006 to September 30, 2006.

PRO FORMA SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES

The following table sets forth certain unaudited pro forma information concerning Dune’s proved oil and natural gas reserves at December 31, 2006 giving effect to our acquisition of Goldking and Goldking’s acquisition of the Hilcorp Properties as if they occurred as of the beginning of each period presented. There are numerous uncertainties inherent in estimating the quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact. See “Risk Factors—Risks Related to Our Business—Reserve estimates depend on many assumption that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates of underlying assumptions could materially affect the quantity and present values of our and Goldking’s reserves.”

All of the reserves are located in the United States.

Proved and Undeveloped Reserves

	Oil Reserves
	Dune	Goldking	Pro Forma
	(Mbbl)
Balance, December 31, 2005	578	5,491	6,069
Production	(35)	(532)	(567)
Purchases of reserves in-place	86	3,050	3,136
Extensions, discoveries and improved recovery	2	377	379
Transfers/sales of reserves in place	—	(73)	(73)
Revisions of previous estimates	(191)	31	(160)

Balance, December 31, 2006	440	8,344	8,784

Proved developed reserves at end of year	174	5,268	5,442

	Natural Gas Reserves
	Dune	Goldking	Pro Forma
	(MMcf)
Balance, December 31, 2005	26,047	33,977	60,024
Production	(880)	(3,008)	(3,888)
Purchases of reserves in-place	13,166	34,474	47,640
Extensions, discoveries and improved recovery	56	969	1,025
Transfers/sales of reserves in place	—	(1,503)	(1,503)
Revisions of previous estimates	(11,625)	(2,531)	(14,156)

Balance, December 31, 2006	26,764	62,378	89,142

Proved developed reserves at end of year	12,696	45,711	58,407

Standardize Measure of Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows from the estimated proved natural gas reserves is provided for the financial statement user as a common base for comparing oil and natural gas reserves of enterprises in the industry and may not represent the fair market value of the oil and natural gas reserves or the present value of future cash flows of equivalent reserves due to various uncertainties inherent in making these estimates. Those factors include changes in oil and natural gas prices from year end prices used in the estimates, unanticipated changes in future production and development costs and other uncertainties in estimating quantities and present values of oil and natural gas reserves.

The following table presents the standardized measure of discounted future net cash flows from the ownership interest in proved oil and natural gas reserves as December 31, 2006. The standardized measure of future net cash flows as of December 31, 2006 is calculated using the price received by the seller as of the end of the year. The average prices used for Dune and Goldking were $61.05 and $61.06 per barrel of oil, respectively, and $5.64 and $5.62 per mcf of natural gas, respectively.

The resulting estimated future cash inflows are reduced by estimated future costs to produce the estimated proved reserves based on actual year-end operating cost levels. Future income taxes are based on year-end statutory rates, adjusted for any operating loss carryforwards and tax credits. The future cash flows are reduced to present value by applying a 10% discount rate.

The standardized measure of estimated discounted future cash flow is not intended to represent the replacement cost or fair market value of the oil and natural gas properties.

	Year Ended December 31, 2006
	Dune	Goldking	Pro Forma
	(dollars in thousands)
Future cash inflows	$174,385	$906,295	$1,080,680
Future production costs	(59,908)	(253,789)	(313,697)
Future development costs	(42,705)	(85,899)	(128,605)
Future income tax	(2,961)	(149,318)	(152,279)

Future net cash flows	68,811	417,289	486,100
Effect of discounting future annual net cash flows at 10%	(35,175)	(150,035)	(185,210)

Discounted future net cash flow	$33,636	$267,254	$300,890

The principal changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves is as follows:

	Year Ended December 31, 2006
	Dune	Goldking	Pro Forma
	(dollars in thousands)
Beginning of the year	$95,476	$243,319	$338,795
Sales, net of production costs	(5,569)	(30,222)	(35,791)
Net change in prices and production costs	(38,710)	(76,561)	(115,271)
Sale of reserves	(18,962)	—	(18,962)
Extensions, discoveries and improved recovery	347	13,776	14,123
Development costs incurred during the period	—	7,376	7,376
Change in future development costs	5,708	—	5,708
Purchases of reserves in place	22,404	119,257	141,661
Net change in timing of estimated future production and other	(28,668)	(50,375)	(79,043)
Change in income tax	17,076	9,859	26,935
Accretion of discount	9,681	39,517	49,198
Revision of quantity estimates	(25,147)	(8,692)	(33,839)

End of year	$33,636	$267,254	$300,890

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

OF DUNE ENERGY, INC.

In the following table, we provide you with our selected historical consolidated financial and operating data as of and for the periods indicated. The statement of operations data, operating expenses, other income (expense) and other financial and production data for the years ended December 31, 2004, 2005 and 2006 and the selected balance sheet data as of December 31, 2005 and 2006 presented below are from our audited consolidated financial statements included elsewhere in this offering circular. The statement of operations data, operating expenses, other income (expense) and other financial and production data for the years ended December 31, 2003 and 2002 and the selected balance sheet data as of December 31, 2002, 2003 and 2004 presented below are from our audited consolidated financial statements, which are not included in this offering circular.

When you read this selected historical financial data, it is important that you also read along with it our historical consolidated financial statements and the notes to our consolidated financial statements included elsewhere in this offering circular, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Dune Energy, Inc.”

	Fiscal Years Ended December 31,
	2002	2003	2004	2005	(Restated) 2006
	(dollars in thousands)
Statement of Operations Data:
Revenues	$—	$—	$1,022	$3,724	$7,580

Operating expenses:
General and administrative expense	—	328	1,935	2,551	4,823
Direct operating expenses	—	—	103	719	2,011
Accretion expense	—	—	—	2	25
Depletion, depreciation and amortization	—	—	64	923	4,402
Proved property impairment expense	—	—	—	—	42,913

Total operating expense	—	328	2,102	4,195	54,174

Operating loss	—	(328)	(1,080)	(471)	(46,594)

Other income (expense):
Interest income	—	—	45	49	217
Minority interest	—	—	(38)	(53)	—
Interest expense	(41)	(84)	(120)	(775)	(4,582)
Amortization of deferred financing costs	—	—	—	(144)	(2,148)
Loss on embedded derivative liability	—	—	—	(191)	(34)
Other income (expense)	—	(18)	78	—	(494)

Net loss	$(41)	$(431)	$(1,115)	$(1,585)	$(53,636)

Other Financial and Production Data:
Production volumes:
Oil (Mbbl)	—	—	—	12	35
Natural gas (MMcf)	—	—	163	364	880

Natural gas equivalent (MMcfe)	—	—	163	438	1,089
Capital expenditures	$—	$615	$5,801	$43,003	$37,328

	At December 31,
	2002	2003	2004	2005	(Restated) 2006
	(dollars in thousands)
Balance Sheet Data (at period end):
Cash and cash equivalents	$—	$228	$3,747	$3,754	$3,575
Net oil and natural gas properties	—	914	6,880	50,784	41,074
Total assets	—	1,365	11,163	58,832	50,859
Total debt	—	1,527	445	39,098	60,025
Total stockholders’ equity (deficit)	(783)	(449)	10,443	14,885	(15,250)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DUNE ENERGY, INC.

The following discussion and analysis should be read in conjunction with the selected consolidated financial data included in this offering circular and the consolidated financial statements and notes thereto included in this offering circular. This discussion and analysis contains forward looking statements within the meaning of the federal securities laws, including statements using terminology such as “may,” “will,” “expects,” “plans,” “initiatives”, “intends,” “anticipates,” “believes,” “estimates,” or “potential,” or a similar negative phrase or other comparable terminology regarding beliefs, hopes, plans, expectations or intentions for the future. Forward looking statements involve various risks and uncertainties. Our ability to predict results or the actual future effect of plans, initiatives or strategies is inherently uncertain and the actual results and timing of certain events could differ materially from our current expectations. The below discussion and analysis gives effect to the restatement of the consolidated financial statements for the year ended December 31, 2006 as described in Note 14 to the consolidated statements for such period included elsewhere in this offering circular.

Introduction

We are engaged in the exploration, development, exploitation and production of oil and natural gas. We sell our oil and natural gas primarily to domestic pipelines and refineries. We entered into a number of property acquisitions and joint ventures during 2005 and 2006 as described in Note 2 to our consolidated financial statements filed with this offering circular. These acquisitions and joint ventures significantly affected our results of operations during 2005 and 2006 and had the effect of significantly increasing both our revenues and expenses. Our financial statements consolidate our accounts with those of our wholly-owned subsidiary, Vaquero Partners LLC (“Vaquero Partners”), and all inter-company balances and transactions between Dune Energy, Inc. and Vaquero Partners have been eliminated in such consolidation.

Trends Affecting Our Results of Operations

Production trends.  Average daily production of natural gas increased from 447 Mcf per day for the year ended December 31, 2004 to 997 Mcf per day for the year ended December 31, 2005 to 2,411 Mcf per day for the year ended December 31, 2006. Average daily production of oil increased from 0 Bbl per day for the year ended December 31, 2004 to 33 Bbl per day for the year ended December 31, 2005 to 96 Bbl per day for the year ended December 31, 2006. Natural gas and oil production has increased since 2004 due to the various acquisitions.

Natural gas and oil prices.  Our revenues are dependent on the prevailing prices of natural gas and oil and our ability to effectively hedge production to minimize adverse fluctuations in prices. Higher natural gas and oil prices have led to a higher demand for drilling rigs, operating personnel and field supplies and services, and have caused increases in the cost of those goods and services. To date, higher sales prices have offset higher field costs. Future earnings and cash flows are dependent on our ability to manage our overall cost structure to a level that allows for profitable production.

Our future earnings and cash flows are dependent on our ability to manage our overall cost structure to a level that allows for profitable production. Our expectations with respect to future production rates are subject to a number of uncertainties, including those associated with the availability and cost of drilling rigs and third party services, natural gas and oil prices, the potential for mechanical problems, permitting issues, drilling success rates, the availability of acceptable delivery and sales arrangements with respect to our natural gas and crude oil production and the accuracy of our assumptions regarding the sustainability of historical growth rates, weather and other uncertainties described in “Risk Factors—Risks Related to Our Business.”

Production expenses.  Our direct operating expenses have increased as a result of the acquisitions.

General and administration expenses.  In order to manage and maximize growth, we increased our professional staff, which has resulted in increased general and administrative costs. Integration and systems conversion costs will be incurred as part of the acquisition of Goldking.

Debt service obligations.  The indebtedness we incurred in the various acquisitions has significantly increased our debt service obligations.

Significant Factors Affecting Revenues and Expenses

Revenues

Natural gas and oil sales.  Our revenues are generated from sales of natural gas and oil and are substantially dependent on prevailing prices of natural gas and oil. Prices for natural gas and oil are subject to large fluctuations in response to relatively minor changes in the supply of or demand for natural gas and oil, market uncertainty and a variety of additional factors beyond our control. Natural gas and oil prices have fluctuated substantially from 2004 to 2006. Average prices received per Mcf of natural gas were $5.50, $7.90 and $5.99 during 2004, 2005 and 2006, respectively. Average prices received per Bbl of oil were $0.00, $58.00 and $59.77 during 2004, 2005 and 2006, respectively.

We entered into derivative contracts to provide a measure of stability in the cash flows associated with our oil and natural gas production and to manage exposure to commodity prices. See “Off-Balance Sheet Arrangements”.

Costs and Expenses

Our costs and expenses primarily involve the obligation of operating and maintaining our wells.

Oil and natural gas operating expenses.  Oil and natural gas operating expenses include certain direct employment-related costs, repair and maintenance costs, electrical power and fuel costs and other expenses necessary to maintain operations. Oil and natural gas operating expenses are driven in part by the type of commodity produced, the level of maintenance activity and the geographical location of our properties. We capitalize workover costs that result in reserve additions and include the remainder in oil and natural gas operating expenses.

Production and ad valorem taxes.  Production taxes represent the state taxes imposed on mineral production. Production taxes are calculated based on sales revenues or volume of sales depending on the state. Ad valorem taxes represent property taxes.

Depreciation, depletion and amortization.  Depreciation, depletion and amortization represent the expensing of the capitalized costs of our natural gas and oil properties and our other property and equipment.

Asset retirement accretion expense.  Asset retirement accretion expense relates to the accretion of the present value of our asset retirement obligations using our credit-adjusted risk-free interest rate in effect when the asset retirement obligation was initially recorded.

General and administrative expenses.  General and administrative expenses include employee compensation and benefits, professional fees or legal, accounting and other advisory services, corporate overhead and franchise taxes.

Other Expenses and Income

Interest and other income.  We generate interest income from our cash deposits.

Loss on derivative liability.  We entered into derivative contracts to manage exposure to commodity prices and have recorded losses in 2005 and 2006.

Results of Operations

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Revenues

Our revenues increased $3,855,756 or 104% from 2005 to 2006 based on increased oil sales of 22,415 Bbl and 516,137 Mcf. Although natural gas prices decreased $1.91/Mcf during the comparable years, increased oil prices of $1.76/Bbl and increased volumes more than offset the drop in natural gas prices.

Operating expenses

General and administrative expense (“G&A expense”).  G&A expense increased $2,273,033 or 89% from 2005 to 2006. Over half of the increase or $1,324,714 results from our adoption of SFAS No. 123(R) in 2006 which requires all share-based payments to employees and directors be expensed in the financial statements based on their fair value. The remaining increase reflects additional costs associated with our growth in 2006 which is reflected in essentially every area of G&A expense.

Direct operating expense.  Direct operating expense increased from $719,472 in 2005 to $2,010,608 in 2006 resulting in a 180% increase. Both components of direct operating expense reflected significant increases in 2006 with lease operating expense increasing $856,523 and production costs increasing $434,613. These increases are indicative of the impact on operating expense of going from thirteen producing properties in 2005 to thirty-two in 2006.

Accretion expense.  We recorded an asset retirement obligation in the fourth quarter of 2005 giving rise to the initial impact of accretion expense on the financial statements of $2,173. For 2006, accretion expense amounted to $24,848 which reflects a full year of accretion expense and includes the impact of changes in well lives resulting from changes in the reserve report.

Depletion, depreciation and amortization (DD&A).  DD&A increased from $923,471 in 2005 to $4,402,267 in 2006. This increase is primarily attributable to DD&A of the Company’s oil and natural gas properties under the Full Cost method. In 2006, the cost per Mcfe increased from $2.09 to $3.91 while total production increased from 438,348 Mcfe to 1,088,975 Mcfe. These substantial increases largely contributed to the 377% increase in DD&A expense.

Proved property impairment expense.  Under Full Cost accounting rules for each cost center, capitalized costs of proved properties, less accumulated amortization and related deferred income taxes, shall not exceed an amount (the “cost ceiling”) equal to the sum of (a) the present value of future net cash flows from estimated production of proved oil and natural gas reserves, based on current economic and operating condition, discounted at 10%, plus (b) the cost of properties not being amortized, plus (c) the lower of cost or estimated fair value of any unproved properties included in the costs being amortized, less (d) any income tax effects related to differences between the book and tax basis of the properties involved. If capitalized costs exceed this limit, the excess is charged as an impairment expense. During the year ended December 31, 2006, we incurred a proved property impairment expense of $42,913,184.

Operating loss

Operating loss increased $46,123,068 from $471,387 in 2005 to $46,594,455 in 2006. For reasons stated directly above, we incurred significant increases in all areas of operating expenses, including an impairment expense of $42,913,184, which were not offset by corresponding increases in revenue.

Other income (expense)

Interest income.  Interest income increased from $48,893 in 2005 to $217,405 in 2006. The majority of the $168,512 increase occurred in the first quarter of 2006 resulting from higher cash balances associated with the February 1, 2006 stock sale. As the proceeds from the stock sale were used to fund property acquisitions and our 2006 drilling program, interest income amounts leveled off.

Minority interest.  We acquired the minority interest in Vaquero Partners in the fourth quarter of 2005. Consequently, there was no minority interest in 2006 and resulted in a reduction of $52,611.

Interest expense.  Interest expense amounted to $775,427 in 2005 with the majority incurred in the fourth quarter of 2005 when we borrowed $30,500,000 for two acquisitions. Interest expense in 2006 amounted to $4,582,168 which includes a full year’s interest on the fourth quarter of 2005 borrowings plus additional net borrowings of $18,601,223. These factors caused interest expense to increase $3,806,741 in 2006.

Amortization of deferred financing costs.  Loan costs and fees are amortized over the term of the debt instruments to which they relate. Amortization expense amounted to $143,558 in 2005 and $2,148,282 in 2006. Two factors contributed to this increase of $2,004,724. First, the expense for 2005 represented only two months amortization as the loan fees were incurred in November and December, 2005. Second, we refinanced our original credit agreement in September 2006 and expensed all loan fees associated with this borrowing.

Loss on embedded derivative liability.  We initially entered into derivative contracts in the fourth quarter of 2005. During 2005, our mark to market activity resulted in recording a loss of $190,553. Our mark to market balance at December 31, 2006 reflected an out of the money balance giving rise to recording a $33,733 loss for the year.

Other expense.  Other expense in 2006 amounted to $494,458 which was comprised of two components. First, we were required to pay a registration failure penalty of $395,169 associated with the February 1, 2006 stock sale. Second, we incurred expenses of $99,289 associated with an unsuccessful effort to find additional debt financing.

Net loss

Our net loss increased from $1,584,643 in 2005 to $53,635,691 in 2006. The major components contributing to this significant increase include increases in share-based compensation, DD&A, amortization of deferred loan costs, interest expense and proved property impairment expense as more fully detailed above.

Year Ended December 31, 2005 Compared To Year Ended December 31, 2004

Revenues

Our revenues were $3,724,278 in 2005, compared to revenues of $1,022,297 in 2004. This 264% increase in revenues from 2004 to 2005 was the result of receiving $1,768,406 from production for existing wells, $1,599,632 from seven wells drilled in 2005 and $356,240 from wells acquired during 2005.

Operating expenses

General and Administrative Expenses. Our general and administrative expenses increased from $1,935,539 in 2004 to $2,550,549 in 2005, an increase of approximately 32%. Increased drilling and acquisition activity resulted in increased general and administrative costs related to salary expense (hiring additional employees) and accounting expense.

Direct operating expense. Direct operating expense increased from $102,674 in 2004 to $719,472 in 2005. Both components of direct operating expense reflected significant increases in 2005 with lease operating expense increasing $340,685 and production taxes increasing $276,113. These increases are indicative of the impact on operating expense of going from two producing properties in 2004 to 13 producing properties in 2005.

Accretion Expense. We incurred accretion expense of $2,173 in 2005 as a result of recording our asset retirement obligation entry in 2005.

Depletion, Depreciation and Amortization. Depletion, depreciation and amortization (“DD&A”) expenses are on the Full Cost method of accounting. In 2004 our DD&A was very small at $63,801 due to a much smaller cost basis and lower production levels. Our Full Cost pool increased from $6.9 million in 2004 to almost $21.0 million in 2005. Depletion and depreciation of oil and natural gas properties is on a units of production basis and was $918,438 for 2005. Depreciation of office equipment is on a straight-line basis and was $5,033 for 2005.

Operating loss

Our aggregate operating loss decreased from $1,079,717 in 2004 to $471,387 in 2005 as the $2,701,981 increase in revenue was greater than the $2,093,651 increase in operating expenses.

Other income (expense)

Interest Income. Our interest income increased slightly from $45,395 in 2004 to $48,893 in 2005 due to higher cash balances and higher interest rates.

Minority Interest. Minority interest refers to activity due a minority interest owner in the Vaquero Partners LLC. The minority interest owner’s share of Vaquero’s net income (loss) is reflected as minority interest on our financial statements. Minority interest expense was $38,193 and $52,611 in 2004 and 2005, respectively.

Interest Expense. Interest expense increased from $120,640 in 2004 to $775,427 in 2005. This was the result of increasing debt to $39,097,514 by the end of 2005.

Amortization of Deferred Financing Costs. Loan costs and fees are amortized over the term of the debt instruments to which they relate. In November and December 2005, we incurred loan fees which resulted in amortization expense of $143,558. There were no loan fees to amortize in 2004.

Loss on Embedded Derivative Liability. We recorded a loss on our mark to market balance as of December 31, 2005. This is on our participating collars on oil and natural gas swaps. As of December 31, 2005, our mark to market value reflected a liability of $190,553.

Other Income. In 2004, accounts payable balances of $78,194 no longer represented our legal liabilities due to lapse of the statute of limitations and were reflected as other income in the statement of operations. There were no such adjustments in 2005.

Net loss

Our net loss increased $469,682 from $1,114,961 in 2004 to $1,584,643 in 2005. A large component of the net loss in 2005 was interest expense of $775,427 and loss on embedded derivative liability of $190,553.

Impact of Inflation

Inflation has not had a material effect on our results of operations.

Financial Liquidity and Capital Resources

Provided that borrowings under our existing credit facility remain available to us, we believe that our cash requirements over the next twelve months will be met by our revenues from operations, our cash reserves and draws available under our current banking facilities.

Private Equity Placements

In February 2006, we closed a private equity offering pursuant to which we sold a total of 9,000,000 shares of our common stock at a price of $2.65 per share. Gross proceeds raised in this offering were

$23,850,000. Sanders Morris Harris Inc. (“SMH”) served as our lead placement agent and C.K. Cooper & Company served as co-placement agent. From the gross proceeds, we paid our investment bankers a placement agent fee of $1,192,500 (5% of the gross proceeds) and we paid SMH a financial advisory fee of $477,000 (2% of the gross proceeds). We also issued to SMH, a warrant exercisable for up to 900,000 shares our common stock, at an exercise price of $2.65 per share. The price per share in that offering was determined by taking the 30 day volume weighted average market price of our common stock as of January 17, 2006, and discounting it by approximately 10% to account for investors’ receiving unregistered stock.

Debt Financings

On April 13, 2007, we amended and restated our Amended and Restated Credit Agreement with D.B. Zwirn Special Opportunities Fund, L.P., as administrative agent, and the lenders described therein and party thereto, dated as of September 26, 2006 (the “Original Amended Credit Agreement”).

We amended and restated the Original Amended Credit Agreement by means of an Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of April 13, 2007, among us, Jefferies Funding LLC, (“Jefferies Funding”) as administrative agent, and the lenders named therein and party thereto (the “Lenders”). Subject to numerous conditions precedent and covenants, the Credit Agreement provides for a credit commitment of up to $65.0 million (the “Commitment”).

On April 16, 2007, the Lenders purchased the loans outstanding under the Original Amended Credit Agreement and advanced the remainder of the Commitment to us under the Credit Agreement. Funds borrowed by us under the Commitment were used to (i) pay the $15 million Earnest Money deposit to the Shareholder pursuant to the SPSA and (ii) fund certain fees and expenses incurred by us in connection with our entering into the Credit Agreement and the proposed acquisition of the GEC Common Stock. The remaining borrowed funds will be utilized by us to carry out our intended plan of operations and for our working capital needs, subject to the terms of the Credit Agreement.

Some of the principal changes between the Original Amended Credit Agreement and the Credit Agreement included (a) increased borrowings at closing that allowed us to pay a $15 million Earnest Money deposit to the Shareholder that allowed us to pay for costs of the Goldking acquisition and the Credit Agreement, and that provided additional working capital to us, (b) no provisions for additional borrowings after closing of the acquisition, (c) revision of the applicable interest rates and the financial covenants and (d) terms that require the Credit Agreement to be repaid with the proceeds from the issuance of the notes and the Preferred Stock.

Subject to various prepayment requirements under the Credit Agreement, loans made by the Lenders pursuant to the Credit Agreement must be repaid on or before May 13, 2008. Under the Credit Agreement, interest on all loans shall accrue at a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the higher of (a) the rate of interest announced publicly by Citibank, N.A., in New York, New York, from time to time, as its base rate and (b) 0.5% per annum plus the Federal Funds Effective Rate (the “Base Rate”) plus 5.75% until July 12, 2007, then at the Base Rate plus 6.25% from July 13, 2007 until October 10, 2007, then at the Base Rate plus 6.75% from October 11, 2007 until January 8, 2008, and then at the Base Rate plus 7.25% from January 9, 2008 until May 13, 2008. All Loans under the Credit Agreement are secured by a security interest in, and first lien on, substantially all of our assets.

Term Loan Agreement

We also further amended our Amended and Restated Term Loan Agreement (as amended and restated, the “Loan Agreement”), with our parent company, Itera Holdings BV (“Itera”), pursuant to the terms and conditions of the Lockup Letter and Agreement Regarding Subordinated Indebtedness, dated as of April 13, 2007 (the “Letter Agreement”). In accordance with the Letter Agreement, Itera agreed to a lock up of our common stock, any other equity security of the Company and any security convertible into common stock owned or held by Itera for a period commencing on the date of the Letter Agreement and terminating upon the repayment of our indebtedness, obligations and liabilities under the Credit Agreement (the “Senior Debt”), provided that if the Senior Debt is paid in full contemporaneously with the Closing, the lock-up will continue until the date that is 90 days after Closing. In addition to the foregoing, pursuant to the Letter Agreement, we may not pay or make any cash payment of any kind, whether principal or interest, under the Loan Agreement until all our Senior Debt is paid in full, unless otherwise agreed to in writing by the Lenders.

Off-Balance Sheet Arrangements

We entered into derivative contracts to provide a measure of stability in the cash flows associated with our oil and natural gas production and to manage exposure to commodity prices. None of the derivative contracts we entered into have been designated as cash flow hedges or fair value hedges. We recorded losses of $33,733 and $190,553 related to its derivative instruments for the years ended December 31, 2006 and 2005, respectively.

On November 2, 2006, we unwound all of our hedges on oil and natural gas prices for a net cash payment received of $5,000. We then placed new derivative instruments on the same day, November 2, 2006, with Macquarie Bank.

Natural Gas Derivatives

We entered into participating collars on natural gas hedges (NG-HOUSTON SHIP CHANNEL) whereby we receive a floor price and pay a percent of any price in excess of the floor up to a maximum payment. The following table shows the monthly volumes hedged, the floor price, percent above the floor price paid (cost) and the maximum payment for that volume.

Start Month	End Month	Volume MMbtu	Average Floor $/MMbtu	Average Cost % over Floor	Our Average % Participation	Average Maximum Payment
Dec-06	Dec-06	90,000	$ 6.620	75%	25%	$ 5.050
Jan-07	Dec-07	63,000	$ 6.620	75%	25%	$ 5.050
Jan-08	Dec-08	55,000	$ 6.620	75%	25%	$ 5.050
Jan-09	Nov-09	41,000	$ 6.620	75%	25%	$ 5.050

Crude Oil Derivatives

We entered into collars on crude oil hedges (WTI-NYMEX) whereby we receive a floor price and pay 100% percent of any price in excess of the floor up to a maximum payment. The following table shows the monthly volumes hedged, the floor price, percent above the floor price paid (cost) and the maximum payment for that volume.

Start Month	End Month	Volume Bbl	Average Floor $/Bbl	Average Cost % over Floor	Our Average % Participation	Average Maximum Payment
Nov-06	Dec-06	3,200	$ 60.000	100%	0%	$ 12.500
Jan-07	Dec-07	2,150	$ 60.000	100%	0%	$ 12.500
Jan-08	Dec-08	1,400	$ 60.000	100%	0%	$ 12.500
Jan-09	Oct-09	840	$ 60.000	100%	0%	$ 12.500

New Accounting Standards

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The new FASB standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The evaluation of a tax position in accordance with FIN 48 is a two-step process. The first step is a recognition process whereby the enterprise determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the enterprise should presume that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. The second step is a measurement process whereby a tax position that meets the more-likely-than-not recognition threshold is calculated to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. Earlier application is permitted as long as the enterprise has not yet issued financial statements, including interim financial statements, in the period of adoption. The provisions of FIN 48 are to be applied to all tax positions upon initial adoption of this standard. Only tax positions that meet the more-likely-than-not recognition threshold at the effective date may be recognized or continue to be recognized upon adoption of FIN 48. The cumulative effect of applying the provisions of FIN 48 should be reported as an adjustment to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that fiscal year. We are currently evaluating the statement and have not yet determined the impact of such on our financial statements.

SFAS No. 157, Fair Value Measurement (“SFAS 157”). This new standard provides guidance for using fair value to measure assets and liabilities. The FASB believes the standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances. The standard clarifies that for items that are not actively traded, such as certain kinds of derivatives, fair value should reflect the price in a transaction with a market participant, including an adjustment for risk, not just the company’s mark-to-model value. SFAS 157 also requires expanded disclosure of the effect on earnings for items measured using unobservable data. Under SFAS 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. In this standard, the FASB clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the reporting entity’s own data. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. The provisions of SFAS 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. We are currently evaluating this statement and have not yet determined the impact of such on our financial statements. We plan to adopt this statement when required at the start of our fiscal year beginning January 1, 2008.

Accounting Changes and Error Corrections

In May 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Corrections,” which replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting

Accounting Changes in Interim Financial Statements—An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. We adopted the provisions of SFAS No. 154 on January 1, 2006.

Critical Accounting Policies

Our significant accounting policies are more fully described in Note 1 to the audited financial statements included with this offering circular. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities. Actual results could differ from those estimates under different assumptions or conditions.

Proved Natural Gas and Oil Reserves

Proved reserves is defined by the SEC as the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty are recoverable in future years from known reservoirs under existing economic and operating conditions. Valuations include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. Prices do not include the effect of derivative instruments, if any, entered into by the Company.

Proved developed reserves are those reserves expected to be recovered through existing equipment and operating methods. Additional oil and gas volumes expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included as proved developed reserves only after testing of a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved undeveloped reserves are those reserves that are expected to be recovered from new wells on non-drilled acreage, or from existing wells where a relatively major expenditure is required for re-completion. Reserves on non-drilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other non-drilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.

Volumes of reserves are estimates that, by their nature, are subject to revision. The estimates are made using all available geological and reservoir data as well as production performance data. There are numerous uncertainties in estimating crude oil and natural gas reserve quantities, projecting future production rates and projecting the timing of future development expenditures. Natural gas and oil reserve engineering must be recognized as a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact way. Estimates of independent engineers that we use may differ from those of other engineers. The accuracy of any reserve estimate is a function of the quantity and quality of available data and of engineering and geological interpretation and judgment. Accordingly, future estimates are subject to change as additional information becomes available.

Revenue Recognition

We record natural gas and oil revenues using the entitlement method of accounting for production, in which any excess amount received by us above our share of production is treated as a liability. If we receive less than our share of production, the underproduction is recorded as an asset. We did not have an imbalance position relative to volumes or values at December 31, 2006.

Full Cost Accounting

We utilize the Full Cost accounting method to account for the costs incurred in the acquisition, exploration, development and production of oil and gas reserves. Under this method, all costs, including internal costs directly related to acquisition, exploration and development activities are capitalizable as oil and gas property costs. Properties not subject to amortization consist of exploration and development costs which are evaluated on a property-by-property basis. Amortization of these unproved property costs begins when the properties become proved or their values become impaired. We assess the realizability of unproved properties on at least an annual basis or when there has been an indication that an impairment in value may have occurred. Impairment of unproved properties is assessed based on management’s intention with regard to future exploration and development of individually significant properties and our ability to obtain funds to finance such exploration and development. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized. There was no impairment of unproved properties during the years ended December 31, 2006, 2005 and 2004.

Impairment of Properties

Under Full Cost accounting rules for each cost center, capitalized costs of proved properties, less accumulated amortization and related deferred income taxes, shall not exceed an amount (the “cost ceiling”) equal to the sum of (a) the present value of future net cash flows from estimated production of proved oil and gas reserves, based on current economic and operating condition, discounted at 10%, plus (b) the cost of properties not being amortized, plus (c) the lower of cost or estimated fair value of any unproved properties included in the costs being amortized, less (d) any income tax effects related to differences between the book and tax basis of the properties involved. If capitalized costs exceed this limit, the excess is charged as an impairment expense. During the year ended December 31, 2006, we incurred a proved property impairment expense of $42,913,184.

Stock-Based Compensation

Compensation expense has been recorded for common stock grants based on the fair value of the common stock on the measurement date. Statement of Financial Accounting Standards No. 123R, “Share-Based Payments” (“SFAS No. 123R”), establishes standards for accounting for transactions in which an entity exchanges its equity instruments for goods and services. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. SFAS No. 123R was effective for us as of the beginning of 2006. During 2006, we recorded $1,324,714 of share-based compensation expense.

Quantitative and Qualitative Disclosure about Market Risk

Our primary exposure to market risk consists of changes in interest rates on borrowings under our Amended Credit Agreement. An increase in interest rates would adversely affect our operating results and the cash flow available after debt service to fund operations. We manage exposure to interest rate fluctuations by optimizing the use of fixed and variable rate debt. Except with respect to the interest rates under the Amended Credit Agreement, we do not have debts or hold instruments that are sensitive to changes in interest rates, foreign currency exchange rates or commodity prices.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF

GOLDKING ENERGY CORPORATION

In the following table, we provide you with selected historical consolidated financial and operating data for Goldking as of and for the periods indicated. Goldking’s statement of operations data, operating expenses, other income (expense) and other financial and production data for the years ended December 31, 2005 and 2006 and for the period from July 27, 2004 to December 31, 2004 and the selected balance sheet data as of December 31, 2005 and 2006 discussed below are from Goldking’s audited consolidated financial statements included elsewhere in this offering circular. The selected balance sheet data as of December 31, 2004, presented below are from Goldking’s consolidated financial statements, which are not included in this offering circular.

When you read this selected historical financial data, it is important that you also read along with it Goldking’s historical consolidated financial statements and the notes to its consolidated financial statements included elsewhere in this offering circular, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Goldking Energy Corporation”.

	For the Period from July 27 to December 31, 2004	Fiscal Years Ended December 31,
		2005	2006
	(dollars in thousands)
Statement of Operations Data:
Oil and gas revenues	$1,045	$10,553	$55,795
Price risk management activities	(7)	(959)	324
Gain on sale of oil and gas properties	—	51	3,305
Interest and other income	22	96	481

Revenues	1,060	9,741	59,905

Costs and Expenses:
Oil and natural gas operating expenses	560	4,390	20,135
Production and ad valorem taxes	71	870	5,437
Depletion, depreciation and amortization	241	2,659	14,958
Oil and natural gas exploration expenses	100	3	4,294
Asset retirement accretion expense	—	68	445
General and administrative expense	656	2,505	9,304

Total operating expenses	1,628	10,495	54,573
Income (loss) from operations	(568)	(754)	5,332
Interest expense	(6)	(781)	(7,723)

Income (loss) before income taxes	(574)	(1,535)	(2,391)
Income tax (expense) benefit	57	575	1,016

Net income (loss)	$(517)	$(960)	$(1,375)

Other Financial and Production Data:
Production volumes:
Oil (Mbbl)	12	82	532
Natural gas (MMcf)	73	607	3,008

Natural gas equivalent (MMcfe)	146	1,097	6,202

Capital expenditures	$7,322	$92,107	$137,834

	At December 31,
	2004	2005	2006
	(dollars in thousands)
Balance Sheet Data (at period end):
Cash and cash equivalents	$6,881	$10,420	$8,767
Oil and gas properties, net	8,234	105,958	225,539
Total assets	17,232	132,644	270,941
Total debt	—	60,587	179,094
Total stockholder’s equity	13,886	51,644	60,503

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GOLDKING ENERGY CORPORATION

The following discussion and analysis should be read in conjunction with the selected consolidated financial data included in this offering circular and the consolidated financial statements and notes thereto included in this offering circular. This discussion and analysis contains forward looking statements within the meaning of the federal securities laws, including statements using terminology such as “may,” “will,” “expects,” “plans,” “initiatives”, “intends,” “anticipates,” “believes,” “estimates,” or “potential,” or a similar negative phrase or other comparable terminology regarding beliefs, hopes, plans, expectations or intentions for the future. Forward looking statements involve various risks and uncertainties. Goldking’s ability to predict results or the actual future effect of plans, initiatives or strategies is inherently uncertain and the actual results and timing of certain events could differ materially from Goldking’s current expectations.

Overview

Goldking is a growing, independent energy company focused on the exploration, exploitation and development of oil and natural gas properties located onshore and in state waters in the Gulf Coast region of the United States. Since Goldking’s incorporation in July 2004, they have completed numerous acquisitions in their core geographic area, specifically targeting under-exploited and under-explored fields that had significant prospective acreage and high net revenue interests. Goldking’s fields are primarily faulted, salt core structures characterized by multiple pay zones, many of which have not been drilled or completed. They believe this represents a significant opportunity to add reserves and grow production through the application of proven drilling and imaging technology. As they have built their property base, they have also assembled a talented and experienced technical team with proven expertise in evaluating and discovering and drilling and producing from complex reservoirs along the Gulf Coast. Goldking has taken the same targeted approach that they used in compiling their portfolio of assets to hiring highly skilled technical and operational people with backgrounds in their core region.

In December 2004, Goldking completed the Live Oak Acquisition from Dunhill Exploration and Production, LLC. In October 2005, Goldking completed the acquisition of the Bayou Properties (“the Bayou Acquisition”) from EnerVest which it believes contains significant development and exploration opportunities. In September 2006, Goldking completed the acquisition of the Hilcorp Properties which diversified its assets and added meaningful scale with significant PDP reserves. Goldking financed these acquisitions with a combination of funding from private equity stock investments, bank financings and cash flow from operations.

As of December 31, 2006, based on the CG&A Reserve Report, Goldking had 112.4 Bcfe of estimated proved reserves with a PV-10 of $362.9 million. Average prices used in determining PV-10 were $5.62 per Mcf of natural gas and $61.06 per barrel of oil each with appropriate adjustments for quality and location applied. These prices do not reflect the impact of the hedging activities.

The following table summarizes of Goldking’s property acquisitions.

Acquisition	Date Acquired	Purchase Price	Net Proved Reserves	Price per Mcfe
		($ millions)	(Bcfe)
Live Oak(1)	December 15, 2004	$6.0	7.5	$0.80
Bayou(2)	October 31, 2005	89.0	45.4	1.96
Hilcorp(3)	September 28, 2006	126.0	53.3	2.36

Total		$221.0	106.2	$2.08

(1)	Includes payment of a $0.9 million closing adjustment by Goldking with an effective date of August 1, 2004.

(2)	Includes payment of a $5.5 million closing adjustment by EnerVest with an effective date of July 1, 2005.

(3)	No closing adjustment paid with an effective date of September 1, 2006.

Capital Expenditures

Goldking has developed an active capital expenditure program to take advantage of its inventory of drilling prospects. Goldking capital expenditures included $89 million in 2005 and $126 million in 2006 for acquisitions. Goldking’s exploration, exploitation and development drilling capital expenditures were approximately $16.1 million in 2006.

Trends Affecting Goldking’s Results of Operations

Bayou and Hilcorp Properties Acquisitions.  Goldking’s results of operations reflect the inclusion of the Bayou Acquisition on October 31, 2005 and the acquisition of the Hilcorp Properties on September 28, 2006. Because of Goldking’s growth through acquisitions, its historical results of operations and period-to-period comparison of these results and certain financial data may not be meaningful or indicative of future results.

Production Trends.  Average daily production of natural gas increased from 462 Mcf per day during the period from July 27, 2004 (inception) to December 31, 2004 to 1,662 Mcf per day for the year ended December 31, 2005 to 8,242 Mcf per day for the year ended December 31, 2006. Average daily production of oil increased from 77 Bbl per day during the period from July 27, 2004 (inception) to December 31, 2004 to 224 Bbl per day for the year ended December 31, 2005 to 1,458 Bbl per day for the year ended December 31, 2006. Natural gas and oil production has increased since 2004 due to the Live Oak, Bayou and Hilcorp Properties acquisitions. Goldking expects its 2007 natural gas and oil production to increase due to its acquisition of the Hilcorp Properties on September 28, 2006 and combined exploration and development activity of its existing properties.

Natural Gas and Oil Prices.  Goldking’s revenues are dependent on the prevailing prices of natural gas and oil and its ability to effectively hedge production to minimize adverse fluctuations in prices. Higher natural gas and oil prices have led to a higher demand for drilling rigs, operating personnel and field supplies and services, and have caused increases in the cost of those goods and services. To date, higher sales prices have offset higher field costs. Future earnings and cash flows are dependent on Goldking’s ability to manage its overall cost structure to a level that allows for profitable production. Goldking’s future earnings and cash flows are dependent on its ability to manage its overall cost structure to a level that allows for profitable production.

Goldking’s expectations with respect to future production rates are subject to a number of uncertainties, including those associated with the availability and cost of drilling rigs and third party services, natural gas and oil prices, the potential for mechanical problems, permitting issues, drilling success rates, the availability of acceptable delivery and sales arrangements with respect to the natural gas and crude oil production and the accuracy of its assumptions regarding the sustainability of historical growth rates, weather and other uncertainties. See “Risk Factors—Risks Related to Our Business.”

Production Expenses.  Production expenses, which are driven by industry demand and competition for labor and services from the 2005 hurricane season, have caused substantial product and wage inflation. Also, given the age of much of Goldking’s field facilities and the ever-increasing regulatory environment, a company focused on growth such as Goldking can expect to experience increasing production expenditures. However, with anticipated expanding production volumes that should result from exploration, exploitation and development expenditures during 2007, per-unit costs are expected to begin decreasing during the second half of 2007 and on into 2008.

General and Administration Expenses.  In order to manage and maximize growth, Goldking increased its professional staff, which has resulted in increased general and administrative costs. In the fourth quarter of 2005 and throughout 2006, Goldking incurred substantial costs associated with the integration of the Bayou and the Hilcorp Properties acquisition, various system conversion costs and professional fees related to its annual audit and related activities. Additional integration and systems conversion costs will be incurred and substantially completed by the end of the first quarter of 2007.

Debt Service Obligations.  The indebtedness Goldking incurred in the acquisition of the Bayou Properties and Hilcorp Properties significantly increased its debt service obligations.

Significant Factors Affecting Revenues and Expenses

Revenues

Natural gas and oil sales.  Goldking’s revenues are generated from sales of natural gas and oil and are substantially dependent on prevailing prices of natural gas and oil. Prices for natural gas and oil are subject to large fluctuations in response to relatively minor changes in the supply of or demand for natural gas and oil, market uncertainty and a variety of additional factors beyond Goldking’s control. Natural gas and oil prices have fluctuated substantially from 2004 to 2006. Average prices received per Mcf of natural gas were $7.37, $10.01 and $7.66 during the period from July 27, 2004 (inception) to December 31, 2004, the year ended December 31, 2005, and the year ended December 31, 2006, respectively. Average prices received per Bbl of oil were $41.79, $54.84 and $61.54 during the period from July 27, 2004 (inception) to December 31, 2004, the year ended December 31, 2005 and the year ended December 31, 2006, respectively.

Goldking enters into derivative arrangements for a portion of its natural gas and oil production to achieve a more predictable cash flow and to reduce its exposure to adverse fluctuations in the prices of natural gas and oil. For derivative instruments that are designated as a hedge, to the extent the instrument is price effective, Goldking defers recognition of any gains and losses in the instrument until it records revenue from the production associated with that instrument. Until their recognition, these deferred gains and losses are classified as unrealized gains or losses on derivative contracts on Goldking’s balance sheet. Upon their recognition, these gains and losses are included with the revenue received from the associated production. For derivative instruments that are not classified as a hedge and for hedges, to the extent they are not price effective, Goldking recognizes in each period any gain or loss from settlement or mark-to-market valuations as price risk management activities in the statement of operations. Rising oil and natural gas prices created $1.0 million in derivative losses in 2005, and fluctuating oil prices and lower natural gas prices led to $0.3 million in derivative gains during the year ended December 31, 2006. In addition, at December 31, 2006, Goldking had unrealized gains in derivative contracts that were designated as hedges of $3.3 million, net of tax. These unrealized gains are a result of the mark-to-market valuations for derivative contracts designated as hedges. Gains and losses from price risk management activities are a result of settlements and mark-to market valuations from derivative contracts not designated as hedges as well as the price ineffectiveness from derivative contracts designated as hedges. Any payments actually due to or from counterparties in the future on these derivatives will ultimately be offset by corresponding changes in prices received from the sale of natural gas and oil production. See “Quantitative and Qualitative Disclosures about Market Risk”.

Costs and Expenses

Goldking’s costs and expenses primarily involve the obligation of operating and maintaining its wells.

Oil and natural gas operating expenses.  Oil and natural gas operating expenses include certain direct employment-related costs, repair and maintenance costs, electrical power and fuel costs and other expenses necessary to maintain operations. Oil and natural gas operating expenses are driven in part by the type of commodity produced, the level of maintenance activity and the geographical location of its properties. Goldking capitalizes workover costs that result in reserve additions and includes the remainder in oil and natural gas operating expenses.

Production and ad valorem taxes.  Production taxes represent the state taxes imposed on mineral production. Production taxes are calculated based on sales revenues or volume of sales depending on the state. Ad valorem taxes represent property taxes.

Depreciation, depletion and amortization.  Depreciation, depletion and amortization represent the expensing of the capitalized costs of the natural gas and oil properties and the other property and equipment.

Oil and natural gas exploration expenses.  Exploration expenses include the geological and geophysical costs relating to Goldking’s exploration efforts and costs related to unsuccessful exploratory wells.

Asset retirement accretion expense.  Asset retirement accretion expense relates to the accretion of the present value of the asset retirement obligations using Goldking’s credit-adjusted risk-free interest rate in effect when the asset retirement obligation was initially recorded.

General and administrative expenses.  General and administrative expenses include employee compensation and benefits, professional fees or legal, accounting and other advisory services, corporate overhead and franchise taxes.

Other Expenses and Income

Interest and other income.  Goldking also generates interest income from its cash deposits and other income (loss) from gains or losses on the sale of assets.

Income tax benefit.  Income tax benefit represents current and deferred income taxes. Taxes are calculated by applying the statutory tax rates in effect for the applicable period to book loss. These calculated income tax amounts are further adjusted to reflect the impact of federal and state valuation allowances and to adjust for the tax effect of book income and book expense items which are not taxable or deductible for tax purposes.

Results of Operations

The following table sets forth selected operating data for the periods indicated.

	For the Period from July 27 to December 31, 2004	Fiscal Years Ended December 31,
		2005	2006
	(dollars in thousands, except for operating data)
Operating Results Data:

Revenues and other:
Oil and gas revenues	$1,045	$10,553	$55,795
Price risk management activities	(7)	(959)	324
Gain on sales of oil and gas properties	—	51	3,305
Interest and other income	22	96	481

Total revenue	1,060	9,741	59,905

Costs and expenses:
Oil and gas operating expenses	560	4,390	20,135
Production and ad valorem taxes	71	870	5,437
Depreciation, depletion and amortization	241	2,659	14,958
Oil and gas exploration expenses	100	3	4,294
Asset retirement accretion expense	—	68	445
General and administrative expenses	656	2,505	9,304

Total operating expense	1,628	10,495	54,573

Income (loss) from operations	(568)	(754)	5,332
Interest expense	(6)	(781)	(7,723)

Loss before income taxes	(574)	(1,535)	(2,391)
Income tax benefit	57	575	1,016

Net loss	$(517)	$(960)	$(1,375)

Net sales volumes:
Oil (Mbbl)	12	82	532
Natural gas (MMcf)	73	607	3,008

Natural Gas equivalents (MMcfe)	145	1,099	6,200

Average realized sales price (excluding derivative activities):
Oil ($/Bbl)	$41.84	$54.84	$61.54
Natural gas ($/Mcf)	7.37	10.01	7.66

Average per Mcfe:
Oil and natural gas operating expense	$3.86	$3.99	$3.25
Depletion, depreciation, amortization and accretion	1.66	2.42	2.41
General and administrative	4.53	2.28	1.50

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Oil and gas revenue. Goldking’s oil and gas revenues increased to $55.8 million for 2006 as compared to $10.6 million for 2005 due primarily to the Bayou Acquisition on October 31, 2005, and to a lesser extent the acquisition of the Hilcorp Properties in September 2006, offset by the sale of certain non-operated properties in August 2006.

Goldking recognized gains of $0.3 million related to derivatives that were not designated as hedges during 2006 compared to a loss of $1.0 million during 2005 due to a reduction in prices related to oil and gas production at December 31, 2006.

During 2006, Goldking recognized gains on the sale of oil and gas properties of $3.3 million due primarily to the sale of the Buna Field in May 2006 and the sale of substantially all of its remaining non-operated properties in August 2006. There were no property sales during 2005.

Oil and gas operating expenses. Goldking’s oil and gas operating expenses increased to $20.1 million for 2006 as compared to $4.4 million for 2005 due primarily to the Bayou Acquisition on October 31, 2005, and to a lesser extent the acquisition of the Hilcorp Properties in September 2006, offset by the sale of certain non-operated properties in August 2006.

Production and ad valorem taxes. Production and ad valorem taxes increased to $5.4 million for 2006 as compared to $0.9 million for 2005 due primarily to the Bayou Acquisition on October 31, 2005, and to a lesser extent the acquisition of the Hilcorp Properties in September 2006, offset by the sale of certain non-operated properties in August 2006.

Depreciation, depletion and amortization. Depreciation, depletion and amortization expenses increased to $15.0 million for 2006 as compared to $2.7 million for 2005 as a result of a full year of amortization related to the Bayou Acquisition on October 31, 2005, and to a lesser extent three months of amortization related to the acquisition of the Hilcorp Properties in September 2006.

Oil and gas exploration expenses. Goldking’s oil and gas exploration expenses of $4.3 million for 2006 included six dry holes totaling $3.1 million and geological and geophysical expenses totaling $1.2 million. There were de minimis oil and gas exploration expenses during 2005.

Asset retirement accretion expense. Goldking’s asset retirement accretion expense increased to $0.4 million for 2006 from less than $0.1 million for 2005 due primarily to the Bayou Acquisition on October 31, 2005, and to a lesser extent the acquisition of the Hilcorp Properties in September 2006.

General and administrative expenses. General and administrative expenses increased to $9.3 million for 2006 as compared to $2.5 million for 2005 due in most part to a significant increase in staffing levels and related costs occasioned by the increased scope of operations associated with the Bayou Acquisition on October 31, 2005 and the acquisition of the Hilcorp Properties in September 2006, as well as the costs associated with evaluating, completing and integrating both acquisitions.

Interest expense. Interest expense of $7.7 million for 2006 was related primarily to borrowings used to fund the Bayou Acquisition. In addition, interest expense for 2006 included amortization of debt issue costs associated with the senior credit facility of $0.5 million and the write-off of debt issue costs of $0.3 million associated with a credit facility that was replaced in September 2006 by the current senior credit facility created in part to fund the acquisition of the Hilcorp Properties. Interest expense during 2005 was $0.8 million, and related primarily to borrowings used to fund the Bayou Acquisition in October 2005.

Year Ended December 31, 2005 Compared to the Period from July 27, 2004 (Inception) to December 31, 2004

Oil and gas revenue.  Goldking’s revenues increased to $10.6 million for 2005 as compared to $1.0 million for the period from July 27, 2004 (inception) to December 31, 2004 due to the Bayou Acquisition on October 31, 2005, the Live Oak Acquisition on December 15, 2004, and a full year of operations in 2005.

Included in revenue for 2005 was a loss of $1.0 million related to derivatives that were not designated as hedges. The corresponding loss in 2004 was de minimis. The increase in the loss was due to a general increase in commodity prices throughout the year 2005.

Oil and gas operating expenses.  Oil and gas operating expenses increased to $4.4 million for 2005 as compared to $0.6 million for the period from July 27, 2004 (inception) to December 31, 2004 due to the Bayou

Acquisition on October 31, 2005, the Live Oak Acquisition on December 15, 2004, and a full year of operations in 2005.

Production and ad valorem taxes.  Production and ad valorem taxes increased to $0.9 million for 2005 as compared to less than $0.1 million for the period from July 27, 2004 (inception) to December 31, 2004 due to the Bayou Acquisition on October 31, 2005, the Live Oak Acquisition on December 15, 2004 and a full year of operations in 2005.

Depreciation, depletion and amortization.  Depreciation, depletion and amortization expense increased to $2.7 million for 2005 as compared to $0.2 million for the period from July 27, 2004 (inception) to December 31, 2004 as a result of amortization related to the Bayou Acquisition during November and December 2005 and the full year amortization of the property acquired in the Live Oak Acquisition on December 15, 2004.

Oil and gas exploration expenses.  Oil and natural gas exploration expenses for 2005 were de minimis. Oil and gas exploration expenses for the period from July 27, 2004 (inception) to December 31, 2004 were $0.1 million, and included two dry holes and no geological and geophysical expenses.

Asset retirement accretion expense.  Asset retirement accretion expense was less than $0.1 million for the year ended December 31, 2005 due to the Bayou Acquisition on October 31, 2005.

General and administrative expenses.  General and administrative expenses increased to $2.5 million for 2005 as compared to $0.7 million for the period from July 27, 2004 (inception) to December 31, 2004 due to the increased scope of operations associated with the Bayou Acquisition on October 31, 2005 and the Live Oak Acquisition on December 15, 2004 and a full year of operations in 2005.

Interest expense.  Interest expense of $0.8 million for 2005 increased from a few thousand dollars for the period from July 27, 2004 (inception) to December 31, 2004 as a result of the borrowing under Goldking’s credit facility to fund the Bayou Acquisition on October 31, 2005.

Net loss.  The net loss of $1.0 million for 2005 as compared to the net loss of $0.5 million for the period from July 27, 2004 (inception) to December 31, 2004 was primarily due to increased operating and general and administrative expenses associated with the Bayou Acquisition on October 31, 2005. Moreover, the properties acquired in the Bayou Acquisition were not at full production capacity during November and December 2005 due to the impact of Hurricanes Katrina and Rita during the third quarter of 2005.

Liquidity and Capital Resources

Overview.  Goldking’s principal requirements for capital are to fund its exploration, development and acquisition activities and to satisfy its contractual obligations, primarily for the repayment of debt and any amounts owed during the period related to its hedging positions. Goldking’s uses of capital include the following:

•	drilling and completing new natural gas and oil wells;

•	constructing and installing new production infrastructure;

•	acquiring additional reserves and producing properties;

•	acquiring and maintaining its lease acreage position and its seismic resources;

•	maintaining, repairing and enhancing existing natural gas and oil wells;

•	plugging and abandoning depleted or uneconomic wells and disassembly and removal of abandoned facilities; and

•	indirect costs related to exploration activities, including payroll and other expenses attributable to exploration professional staff.

The following table sets forth selected cash flow data for the periods indicated.

	Goldking Energy Corporation
	Period from July 27, 2004 (inception) to December 31, 2004	Year Ended December 31, 2005	Year Ended December 31, 2006
	(dollars in thousands)
Cash Flow:
Net cash provided by (used in) operating activities	$(147)	$161	$10,394
Net cash used in investing activities	(7,429)	(95,889)	(134,564)
Net cash provided by financing activities	14,457	99,267	122,517

Net increase (decrease) in cash and cash equivalents	$6,881	$3,539	$(1,653)

Cash flows provided by operating activities.  Net cash provided by operating activities increased to $10.4 million for the year ended December 31, 2006 as compared to $0.2 million for the year ended December 31, 2005. This increase was primarily a result of increased cash flow from oil and natural gas properties acquired on October 31, 2005, and to a lesser extent, properties acquired on September 28, 2006. In addition to fluctuations in other operating assets and liabilities that are caused by the timing of cash receipts and disbursements, commodity prices, production volumes and operating expenses are the key factors influencing changes in operating cash flows.

Goldking’s operating cash flow is sensitive to many variables, the most significant of which is the volatility of prices for natural gas and oil produced. Prices for these commodities are determined primarily by prevailing market conditions. Regional and worldwide economic activity, weather and other substantially variable factors influence market conditions for these products. These factors are beyond Goldking’s control and are difficult to predict. While the use of some hedging and derivative arrangements may limit the downside risk of adverse price movements, it also may limit future gains from favorable movements.

To mitigate some of the potential negative impact on cash flow, Goldking utilizes commodity-based derivative instruments with major financial institutions to reduce exposure to fluctuations in the price of crude oil and natural gas. Goldking uses financially settled crude oil and natural gas puts, swaps and zero-cost collars. Any gains or losses resulting from the change in fair value of derivative instruments not designated as hedges or from hedging transactions that are determined to be ineffective are recorded in income, whereas gains and losses from the settlement of hedging contracts are recorded in crude oil and natural gas revenue.

With a financially settled purchased put, the counterparty is required to make a payment to Goldking if the settlement price for any settlement period is below the hedged price of the transaction. With a swap, the counterparty is required to make a payment to Goldking if the settlement price for any settlement period is below the hedged price for the transaction, and Goldking is required to make a payment to the counterparty if the settlement price for any settlement period is above the hedged price for the transaction. With a zero-cost collar, the counterparty is required to make a payment to Goldking if the settlement price for any settlement period is below the floor price of the collar, and Goldking is required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar.

Cash flows used in investing activities.  Net cash used in investing activities increased to $134.6 million for the year ended December 31, 2006 as compared to $95.9 million for the year ended December 31, 2005. Payments to purchase oil and gas properties increased to $123.8 million for the year ended December 31, 2006 as compared to $80.8 million for the year ended December 31, 2005.

Cash flows provided by financing activities.  Net cash provided by financing activities increased to $122.5 million for the year ended December 31, 2006 as compared to $99.3 million for the year ended December 31, 2005 due to an increase in long-term borrowing to $117.6 million for the year ended December 31, 2006 as compared to $59 million for the year ended December 31, 2005 offset by a reduction in capital contributions from Goldking’s principal shareholder to $6.4 million for the year ended December 31, 2006 as compared to $39.2 million for the year ended December 31, 2005.

Equity contributions.  Below is a summary of the equity contributions received during the periods ended December 31, 2004, 2005 and 2006:

•	During the period from July 27, 2004 (inception) to December 31, 2004, Goldking received net cash contributions of $14.8 million from its majority shareholders.

•	During the year ended December 31, 2005, Goldking received net cash contributions of $39.2 million from its majority shareholders.

•	During the year ended December 31, 2006, Goldking received net cash contributions of $6.4 million from its majority shareholders.

Senior Credit Facility.  On September 28, 2006, Goldking Operating Company, Goldking’s wholly-owned subsidiary, entered into a $260,000,000 senior secured first lien credit facility (“senior credit facility”) with Bank of America, N.A. and Union Bank of California, N.A. The Senior Credit Facility, which is guaranteed by Goldking Energy Corporation, initially consisted of (1) a $200,000,000 revolving credit facility with an initial borrowing base of $130,000,000, including a letter of credit sub-limit of $20,000,000 and (2) a $60,000,000 term B loan, which matures September 28, 2007. The revolving credit facility matures on September 28, 2010. Goldking borrowed $117,000,000 under the revolving credit facility on September 28, 2006 and had $4,125,000 in outstanding letters of credit. Goldking borrowed $60 million under the term B loan facility on September 28, 2006. Goldking was in violation of the Consolidated EBITDA to Consolidated Net Interest Expense covenant and the Consolidated Funded Indebtedness to Consolidated EBITDA covenant for the quarter ending December 31, 2006 under the First Amended Credit Agreement and the Second Lien Loan Agreement. Goldking’s lenders under the First Amended Credit Agreement and the Second Lien Loan Agreement waived these covenants for the quarter ending December 31, 2006. The First Amended Credit Agreement and the Second Lien Loan Agreement will be paid off by the Shareholder with the proceeds it receives from Dune for the GEC Common Stock.

On December 20, 2006, Goldking amended the Senior Credit Facility with Bank of America and certain other lenders to replace the existing $60 million term B loan with a $20 million first lien term loan due September 28, 2007 and a $40 million second lien term loan due September 28, 2011.

Capital expenditures.  Capital expenditures for the year ended December 31, 2006 were $137.8 million, which included $123.8 million related to the acquisition of the Hilcorp Properties and development costs related to the Bayou Properties. Capital expenditures for the year ended December 31, 2005 were $92.1 million and included $80.4 million related to the acquisition of the Bayou Properties. Capital expenditures for the years ended December 31, 2006 and 2005 do not include the asset retirement obligations recorded in conjunction with the acquisition of the Hilcorp Properties and the Bayou Acquisition.

Capital Resources.  Goldking intended to fund its capital expenditure program, contractual commitments, including settlement of derivative contracts and future acquisitions, from cash flows from operations and borrowings under its credit facility. Goldking primarily used cash to fund acquisitions and exploration and development expenditures during the year ended December 31, 2006, the year ended December 31, 2005 and the period from July 27, 2004 (inception) to December 31, 2004. At December 31, 2006, Goldking had a working capital deficit of $12.2 million.

Contractual Obligations.  The table below provides estimates of the timing of future payments that Goldking is obligated to make based on agreements in place at December 31, 2006. All amounts listed in the table below are categorized as liabilities on Goldking’s balance sheet with the exception of lease payments for operating leases, performance bonds and outstanding letters of credit issued for performance obligations. Contractual obligations related to the credit facility include only payments of principal.

	As of December 31, 2006 Payments Due by Period
	Total	1 year or less	2 - 3 years	4 - 5 years	after 5 years
	(dollars in thousands)
Contractual Obligations:
Revolver	$117,000	$—	$—	$117,000	$—
First and second lien loan	59,517	19,517	—	40,000	—
Operating lease-office	653	315	338	—	—
Short term note payable	2,577	2,577	—	—	—
Letters of credit	4,950	4,950	—	—	—

Total Contractual Obligations	184,697	27,359	338	157,000	—

Other Long-Term Obligations:
Asset retirement obligations	6,008	—	—	229	5,779

Total Contractual Obligations and Commitments	$190,705	$27,359	$338	$157,229	$5,779

Inflation and Seasonality

Inflation.  Historically, general inflationary trends have not had a material effect on operating results. However, Goldking has experienced inflationary pressure on technical staff compensation and the cost of oilfield services and equipment due to the increase in drilling activity and competitive pressures resulting from higher oil and natural gas prices in recent years.

Seasonality.  Operating revenues and expenses are generally not affected by seasonal changes. At times, there may be seasonal declines in natural gas prices, usually in autumn, when natural gas storage facilities near full capacity. These seasonal declines in prices are usually temporary.

Quantitative and Qualitative Disclosures about Market Risk

Market-sensitive instruments and risk management.  Market risk is the potential loss arising from adverse changes in market rates and prices, such as commodity prices and interest rates. Goldking’s primary market risk exposure is commodity price risk. This exposure is discussed in detail below.

Commodity price risk.  Goldking utilizes commodity-based derivative instruments with major financial institutions to reduce exposure to fluctuations in the price of crude oil and natural gas. Goldking uses financially settled crude oil and natural gas puts, swaps and zero-cost collars. Any gains or losses resulting from the change in fair value from hedging transactions that are determined to be ineffective are recorded in income, whereas gains and losses from the settlement of hedging contracts are recorded in crude oil and natural gas revenue.

Interest rate risk.  Goldking’s exposure to changes in interest rates relates primarily to long-term debt obligations. Goldking may utilize interest rate derivatives to alter interest rate exposure in an attempt to reduce interest rate expense related to existing debt issues. Interest rate derivatives are used solely to modify interest exposure and not to modify the overall leverage of the debt portfolio. Goldking is exposed to changes in interest rates as a result of the senior credit facility.

Goldking will generally invest cash equivalents in high-quality credit instruments consisting primarily of money market funds with maturities of 90 days or less. Goldking does not expect any material loss from cash equivalents and therefore Goldking believes its interest rate exposure on invested funds is not material.

Hedging.  With a financially settled purchased put, the counterparty is required to make a payment to us if the floating settlement price for any settlement period is below the fixed settlement price of the transaction. With a swap, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the hedged price for the transaction, and Goldking is required to make a payment to the counterparty if the settlement price for any settlement period is above the hedged price for the transaction. With a zero-cost collar, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price of the collar, and Goldking is required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar.

Derivative instruments are reported on the balance sheet at fair value as short-term or long-term receivables or payables.

The energy markets have historically been very volatile, and there can be no assurances that crude oil and natural gas prices will not be subject to wide fluctuations in the future. While the use of hedging and derivative arrangements limits the downside risk of adverse price movements, some of these instruments also limit future gains from favorable movements.

As of December 31, 2006, Goldking had the following derivative contracts outstanding:

	Natural Gas		Crude Oil
Production Period	MMbtu	Average strike price per MMbtu	Barrels	Average strike price per Bbl
2007 Put (counterparty)	840,000	$3.75 - $ 8.50	156,000	$65.00
2007 Collar (counterparty)	720,000	$8.50 - $10.85	156,000	$55.00 - $94.60
2007 Swap (counterparty)	1,440,000	$7.94	132,000	$69.05
2008 Put (counterparty)	730,000	$3.75 - $ 8.50	120,000	$65.00
2008 Collar (counterparty)	480,000	$8.00 - $10.50	96,000	$65.00 - $89.10
2008 Swap (counterparty)	960,000	$8.14	120,000	$69.60

Disclosure of Limitations.  Goldking’s ultimate realized gain or loss with respect to commodity price fluctuations will depend on the future exposures that arise during the period, Goldking’s hedging strategies at the time and commodity prices at the time.

Critical Accounting Policies

Goldking has identified the following policies as critical to the understanding of its financial condition and results of operations. This is not a comprehensive list of all of Goldking’s accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States of America, with no need for management’s judgment in selecting their application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. However, certain accounting policies are important to the portrayal of its financial condition and results of operations and require management’s most subjective or complex judgments. In applying those policies, management uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on historical experience, observation of trends in the industry, and information available from other outside sources, as appropriate. Goldking’s critical accounting policies and estimates are set forth below. Certain of these accounting policies and estimates are particularly sensitive because of their complexity and the possibility that future events affecting them may differ materially from management’s current judgment. Goldking’s most sensitive accounting policy affecting its financial statements is its oil and natural gas reserves, which are highly sensitive to changes in oil and natural gas prices that have been volatile in recent years. Although decreases in oil and natural gas prices are partially offset by Goldking’s hedging program, to the extent reserves are adversely impacted by reductions in oil and natural gas prices, Goldking could experience increased depreciation, depletion and amortization expense in future periods.

Use of Estimates.  The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period.

Proved Oil and Natural Gas Reserves.  Proved oil and natural gas reserves are defined by the SEC as those volumes of oil and natural gas that geological and engineering data demonstrate with reasonable certainty are recoverable from known reservoirs under existing economic and operating conditions. Proved developed reserves are volumes expected to be recovered from existing wells with existing equipment and operating methods. Although Goldking’s external engineers are knowledgeable of and follow the guidelines for reserves established by the SEC, the estimation of reserves requires the engineers to make a number of significant assumptions based on professional judgment. Estimated reserves are often subject to future revision, certain of which could be substantial, based on the availability of additional information, including: reservoir performance, new geological and geophysical data, additional drilling, technological advancements, price changes and other economic factors. Changes in oil and natural gas prices can lead to a decision to start-up or shut-in production, which can lead to revisions in reserve quantities. Reserve revisions will inherently lead to adjustments of depreciation rates utilized by us. Goldking cannot predict the types of reserve revisions that will be required in future periods.

Oil and Natural Gas Properties.  Goldking accounts for its crude oil and natural gas properties under the Successful Efforts method of accounting. Under this method of accounting, costs to acquire mineral interests in crude oil and natural gas properties, to drill and equip exploratory wells that find proved reserves and to drill and equip development wells are capitalized.

Pursuant to Statement of Financial Accounting Standards No. 144, “Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), Goldking reviews proved oil and natural gas properties and other long-lived assets for impairment when events and circumstances indicate a decline in the recoverability of the carrying value of such properties, such as a downward revision of the reserve estimates or commodity prices. Goldking estimates the future cash flows expected in connection with its properties and compare such future cash flows to the carrying amount of its properties to determine if the carrying amount is recoverable. When the carrying amounts of the properties exceed their estimated undiscounted future cash flows, the carrying amount of the properties is written down to their estimated fair value. The factors used to determine fair value include, but are not limited to, estimates of proved reserves, future commodity prices, and timing of future production, future capital expenditures and a risk-adjusted discount rate.

Individually significant unproved properties are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Cash flows used in the impairment analysis are determined based on management’s estimates of crude oil and natural gas reserves, future commodity prices and future costs to extract the reserves. Cash flow estimates related to probable and possible reserves are reduced by additional risk-weighting factors.

Future production volumes from oil and natural gas properties are a significant factor in performing this impairment test. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves. Oil and natural gas reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be precisely measured. Such cost estimates related to future development costs of proved oil and natural gas reserves could be subject to significant revisions due to changes in regulatory requirements, technological advances and other factors which may be difficult to predict.

Asset Retirement Obligations.  Goldking’s investment in oil and natural gas properties includes an estimate of the future cost associated with dismantlement, abandonment and restoration of its properties. These costs are recorded as provided in SFAS No. 143, Accounting for Asset Retirement Obligations. The present value of the future costs are added to the capitalized cost of its oil and natural gas properties and recorded as a short-term or long-term liability. The capitalized cost is included in oil and natural gas properties cost that are depleted over the life of the assets. The estimation of future costs associated with dismantlement, abandonment and restoration require the use of estimated costs in future periods that, in some cases, will not be incurred until a substantial number of years in the future. Such costs estimates could be subject to significant revisions in subsequent years due to changes in regulatory requirements, technological advances and other factors which may be difficult to predict.

Derivative Instruments and Hedging Activities.  Goldking uses various derivative instruments in connection with anticipated crude oil and natural gas sales to minimize the impact of commodity price fluctuations. Such instruments include the purchase of fixed price puts, fixed price swaps and costless collars. Although these derivative instruments expose Goldking to credit risk, Goldking monitors the creditworthiness of its counterparties, who include Bank of America, N.A., BP North America Gas and Power, Union Bank of California and Coral Energy Holdings L.P., and believe that losses from nonperformance are unlikely to occur. However, Goldking is not able to predict sudden changes in its counterparties’ creditworthiness.

Goldking accounts for its derivative instruments and hedging activities in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended. The statement established accounting and reporting standards requiring every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded on the balance sheet as either an asset or liability measured at fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met, wherein gains and losses are reflected in shareholder’s equity in other comprehensive income (loss) until the forecasted production occurs, at which time these amounts are reclassified to earnings. Only derivative instruments that are expected to be highly effective in offsetting anticipated gains or losses on the hedged cash flows and that are subsequently documented to have been highly effective can qualify for hedge accounting. Any ineffectiveness in hedging instruments whereby gains or losses do not exactly offset anticipated gains or losses of hedged cash flows is recorded in earnings in the period in which the gain or loss occurs.

The net cash flows related to any recognized gains or losses associated with these hedges are reported as oil and natural gas revenue and presented in cash flow from operations. If a hedge is terminated prior to expected maturity, gains or losses are deferred and included in income in the same period as the physical production hedged by the contract is delivered.

The conditions to be met for a derivative instrument to qualify as a cash flow hedge are the following: (i) the item to be hedged exposes us to price risk; (ii) the derivative reduces the risk exposure and is designated as a hedge at the time the derivative contract is entered into; (iii) at the inception of the hedge and throughout the hedge period there is a high correlation of changes in the market value of the derivative instrument and the fair value of the underlying item being hedged.

When the designated item associated with a derivative instrument matures, is sold, extinguished or terminated, derivative gains or losses are recognized as part of the gain or loss on sale or settlement of the underlying item. When a derivative instrument is associated with an anticipated transaction that is no longer expected to occur or if the correlation no longer exists, the gain or loss on the derivative is recognized in income to the extent the future results have not been offset by the effects of price changes on the hedged item since the inception of the hedge.

Price volatility within a measured month is the primary factor affecting the analysis of effectiveness of Goldking’s oil and natural gas derivatives. Volatility can reduce the correlation between the hedge settlement price and the price received for physical deliveries. Secondary factors contributing to changes in pricing differentials include changes in the basis differential which is the difference in the locally indexed price received for daily physical deliveries of the hedged quantities and the index price used in hedge settlement, and changes in grade and quality factors of the hedged oil and natural gas production which would further impact the price received for physical deliveries.

Income Taxes.  Goldking accounts for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes”. Provisions for income taxes include deferred taxes resulting primarily from temporary differences due to different reporting methods for oil and natural gas properties for financial reporting purposes and income tax purposes.

When recording income tax expense, certain estimates are required by management due to timing and the impact of future events on when income taxes expenses and benefits are recognized by us. Goldking may have to periodically evaluate any tax operating loss and other carryforwards to determine whether a gross tax asset, as well as evaluation allowance, should be recognized in its financial statements.

Concentrations of Credit Risk

Substantially all of Goldking’s accounts receivable result from natural gas and crude oil sales or joint interest billings to third parties in the oil and natural gas industry in the United States. This concentration of customers and joint interest owners may impact its overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. Accounts receivable are generally not collateralized. Historically, Goldking has not experienced credit losses on these receivables. Based on the current demand for natural gas and crude oil, Goldking does not expect that termination of sales to any of its current purchasers would have a material adverse effect on its ability to find replacement purchasers and to sell its production at favorable market prices.

Further, Goldking’s derivative instruments also expose it to credit risk in the event of nonperformance by counterparties. Generally, these contracts are with major investment grade financial institutions and other substantive counterparties. Goldking believes that credit risk related to its crude oil and natural gas hedging contracts and collar contracts is no greater than the risk associated with the primary contracts, and that the elimination of price risk through its hedging and derivative activities reduces volatility in reported results of operations, financial position and cash flows from period to period and lowers its overall business risk. However, as a result of these same hedging and derivative activities, Goldking may be exposed to greater credit risk in the future.

Cash and cash equivalents include investments in money market accounts placed with high-rated financial institutions. Goldking’s bank deposit accounts may, at times, exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. Goldking has not experienced any losses in such accounts.

New Accounting Policies & Pronouncements

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Dune Energy, Inc.—New Accounting Standards.”

BUSINESS

Company Overview

Dune is an independent energy company engaged in the exploration, development, acquisition and exploitation of natural gas and crude oil properties, with interests along the Gulf Coast and in the fairway of the Barnett Shale in north Texas. On April 16, 2007, we entered into the SPSA to acquire all of the capital stock of Goldking from Goldking Energy Holdings, L.P. Goldking is an independent energy company focused on the exploration, exploitation and development of natural gas and crude oil properties located onshore and in state waters along the Gulf Coast. The acquisition of Goldking will substantially increase our proved reserves, provide significant drilling upside, and increase our geographic and geological well diversification. Additionally, the acquisition of Goldking provides us with an extensive inventory of exploration opportunities within our core geographic area and a talented and experienced technical team to capitalize upon these opportunities.

Pro forma for the acquisition, our properties cover over 75,000 net acres across 27 oil and natural gas fields onshore and in state waters along the Gulf Coast and in the fairway of the Barrett Shale in north Texas. Following the acquisition, we will have high working and net revenue interests and operate a vast majority of the wells that comprise our PV-10, enabling us to more efficiently manage our operating costs, capital expenditures and the timing and method of development of our properties. We have identified multiple prospects on our existing and to be acquired acreage and have an active development program in place to exploit these opportunities. We believe this development program alone will enable us to significantly grow our reserves, production and cash flow.

As of December 31, 2006, based on the CG&A Report and the D&M Report, pro forma for the acquisition of Goldking, we had 141.8 Bcfe of proved reserves, of which 62.8% were natural gas and 64.2% of which were proved developed. The PV-10 of these proved reserves as of that date was approximately $398.1 million on a pro forma basis. See “Non-GAAP Financial Measures” and “Business—Proved Reserves” for a reconciliation of PV-10 to the standardized measure of discounted future net cash flows. Our average pro forma net production for February 2007 was 29.5 MMcfe/d, implying a proved reserves to production ratio of 13.2 years.

Reserve and Production Overview

The following table summarizes reserve and production statistics for Dune and Goldking:

	Dune	Goldking	Pro Forma
Proved Reserves (Bcfe)(1):
Proved Developed Producing Reserves	10.3	48.5	58.8
Proved Developed Nonproducing Reserves	3.5	28.8	32.3
Proved Undeveloped Reserves	15.6	35.1	50.7

Total Proved Reserves	29.4	112.4	141.8

Proved PV-10 (dollars in thousands)(2)	$35,218	$362,885	$398,103
Proved Reserve Mix (% Natural Gas)	91.0%	55.5%	62.8%

Other Data:
Net Acreage	12,901	64,709	77,610
Net Producing Wells	26	86	112
Current Daily Net Production (MMcfe/d)(3)	5.3	24.2	29.5
Remaining Reserve Life (Years)(4)	15.3	12.7	13.2

(1)	Dune proved reserves are from the D&M Reserve Report and Goldking proved reserves are from the CG&A Reserve Report.

(2)

Based on year-end prices (determined in compliance with SEC guidelines). Prices for Goldking were $5.62/MMbtu for Henry Hub natural gas and $61.06/Bbl for WTI crude oil. Prices for Dune were $5.64/MMbtu for Henry Hub natural gas and $61.05/Bbl for WTI crude oil. NYMEX prices of Henry Hub natural gas and WTI crude oil for May delivery as of April 13, 2007 were $7.80/MMbtu and $63.63/Bbl, respectively. See “Non-GAAP Financial Measures” and “Business—Proved Reserves” for a reconciliation of PV-10 to the standardized measure of discounted future net cash flows.

(3)	Current Daily Net Production from February 2007.

(4)	Calculated by dividing total proved reserves by the annualized average daily net production for February 2007.

Our Strengths

We believe that the following strengths of Dune and Goldking provide us with significant competitive advantages:

Significant Prospective Acreage with Extensive Drilling Inventory.    Pro forma for our acquisition of Goldking, we will have assembled an acreage position of 77,610 net acres in areas onshore the Gulf Coast and within the Barnett Shale fairway in north Texas. We believe this acreage position has significant upside potential beyond its current proved reserve base and will provide a multi-year drilling inventory. Many of these fields have highly faulted structures with multiple pay zones that have not been drilled to deeper depths, providing potentially significant future reserve and production growth opportunities. The majority of these properties were legacy assets of much larger companies and have been historically underfunded and under exploited and rarely drilled to depths targeting geopressured zones below 12,000 feet. We believe that continued exploitation and development of these assets will allow us to increase our proved reserves and our average daily net production. In addition, we believe the application of proven technology coupled with the expertise of our technical staff will allow us to further expand our proved reserves and production through focused exploration activities.

Geographically Focused and Operationally Balanced Portfolio of Assets.    Our assets lie primarily onshore and in state waters along the Gulf Coast as well as the Barnett Shale fairway. This focused asset base allows us to leverage our regional technical knowledge of the geological features and operating dynamics within these regions. Our geographic focus enables us to establish economies of scale in both drilling and production operations, allowing us to manage a greater amount of acreage and minimize the marginal costs of increased drilling and production. In addition, our pro forma reserve base has a large proved developed component and significant undeveloped and exploratory drilling opportunities, which together will provide increased near-term cash flow coupled with organic growth opportunities.

High Net Revenue Interests and Operational Control.    Our properties have high net revenue interests, which enhance our returns by reducing royalty payments and providing us flexibility in negotiating farm-outs and other opportunities. As the operator, we can more efficiently manage our operating costs, capital expenditures and the timing and method of development of our properties. Our significant operational control and area expertise allow us to operate with a low cost structure and maximize returns on capital employed. On a pro forma basis, after giving effect to our acquisition of Goldking, we will operate over 90% of the wells that comprise our PV-10 as of December 31, 2006.

Experienced Management and Operations Teams.    Our new President and Chief Executive Officer, James A. Watt, has over 35 years of operational experience in the oil and gas industry. Previously Mr. Watt was the Chief Executive Officer of Remington Oil and Gas, Inc., a company he built over ten years and sold to Helix Energy Solutions for approximately $1.4 billion in July of 2006. The Chairman of our Board of Directors, Alan Gaines, has over 25 years experience as a merchant and investment banker in the oil and gas industry. Our new Chief Financial Officer, Frank T. Smith, Jr. has over 30 years of experience in the oil and gas industry and previously served as Mr. Watt’s Chief Financial Officer at Remington Oil and Gas, Inc. In addition to our senior management team, we have assembled a veteran team of geoscientists and engineers experienced with the geology, engineering and operations in our operating regions to maximize production and increase reserves. The complementary skill sets of our senior management, combined with the veteran team of geoscientists and engineers, will provide us with meaningful operational and financial expertise.

Our Strategy

We intend to use our competitive strengths to continue increasing reserves, production and cash flow in order to maximize value for stockholders. The following are key elements of this strategy:

Grow Through Exploitation, Development and Exploration of Our Properties.    We intend to focus our development and exploration efforts in our Gulf Coast properties, and utilize low risk extensional drilling in the Barnett Shale. We believe that our extensive acreage position will allow us to grow organically through low risk development drilling. We have attractive opportunities to expand our reserve base through field extensions, delineating deeper formations within existing fields and exploratory drilling.

Actively Manage the Risks and Rewards of Our Drilling Program.    On a pro forma basis, after giving effect to our acquisition of Goldking, we will operate over 90% of the wells that comprise our PV-10 as of December 31, 2006 and will have a high net revenue interest in the leases covering our prospective acreage. We believe maintaining operatorship is important because it allows us to control the timing and costs in our drilling budget, as well as control operating costs and marketing of production. In addition, high net revenue interests enhance our returns from each well we drill by giving us a higher percentage of cash flow generated. We believe our high net revenue interests provide us with a unique opportunity to retain a substantial economic interest in higher risk wells while mitigating the risk associated with these projects through farm-outs or promoted deals. Additionally, we will review and rationalize our properties on a continuous basis in order to optimize our existing asset base.

Maintain and Utilize Technological Expertise.    We intend to maintain and utilize our technical and operations teams’ knowledge of salt-dome structures and multiple stacked producing zones common in the Gulf Coast to enhance our growth prospects and reserve potential. We will employ technical advancements, including 3-D seismic data, pre-stack depth migration and directional drilling to identify and exploit new opportunities in our asset base. For example, we recently acquired new seismic data in order to better image deeper horizons including sub-salt sections over Bayou Couba, where we expect significant untapped reserve potential. We also plan to employ the latest drilling, completion and fracturing technology in all of our wells to enhance recoverability and accelerate cash flows associated with these wells.

Pursue Opportunistic Acquisitions of Underdeveloped Properties.    We continually review opportunities to acquire producing properties, leasehold acreage and drilling prospects that are in core operating areas. We are seeking to acquire operational control of properties that we believe have a solid proved reserves base coupled with significant exploitation and exploration potential. We intend to continue to evaluate acquisition opportunities and make acquisitions that we believe will further enhance our operations and reserves in a cost effective manner.

Properties

		Proved Reserves(1)			Net Acreage
Property	Owner	Natural Gas Equivalent	% Natural Gas	PV-10 Value(2)	Developed	Undeveloped
		(MMcfe)		($ thousands)

Barnett Shale	Dune	24,674	98.0%	$22,979	840	1,411
Garden Island Bay	Goldking	22,041	32.3%	72,363	16,170	—
South Florence	Goldking	18,107	53.8%	64,829	2,080	—
Comite	Goldking	10,975	93.4%	20,391	1,437	—
North Broussard	Goldking	8,595	58.0%	42,249	4,262	—
Bateman Lake	Goldking	8,205	79.3%	25,206	13,754	—
Leeville	Goldking	7,999	22.5%	30,993	8,028	—
Chocolate Bayou	Goldking	7,554	58.3%	29,470	1,281	—
Live Oak	Goldking	4,031	51.3%	12,741	700	—
Manchester SW	Goldking	3,107	29.9%	9,180	135	—
Murphy Lake	Goldking	2,689	11.0%	9,146	299	—
Bayou Couba	Dune	2,206	44.1%	7,780	191	2,617
Welder Ranch	Dune	973	87.7%	1,050	1,212	5,878
Other Goldking properties(3)	Goldking	19,139	74.7%	46,317	12,960	3,603
Other Dune properties(4)	Dune	1,554	48.2%	3,408	325	427

All Properties		141,848	62.8%	$398,103	63,674	13,936

Property	Owner	Net Revenue Interest %	Net Producing Wells	Current Daily Net Production(5)	Reserve Life(6)
				(MMcfe/d)	(Years)
Barnett Shale	Dune	74.4%	17.8	4.7	14.5
Garden Island Bay	Goldking	85.3%	24.0	4.4	13.6
South Florence	Goldking	98.4%	11.0	5.4	9.2
Comite	Goldking	51.7%	0.7	1.5	20.0
North Broussard	Goldking	84.1%	3.0	0.0	NM
Bateman Lake	Goldking	35.9%	9.8	3.5	6.4
Leeville	Goldking	26.0%	8.0	2.3	9.5
Chocolate Bayou	Goldking	55.1%	5.5	0.9	23.0
Live Oak	Goldking	66.1%	6.7	0.5	22.3
Manchester SW	Goldking	88.4%	1.0	0.5	17.0
Murphy Lake	Goldking	56.7%	1.8	0.6	12.3
Bayou Couba	Dune	69.2%	4.8	0.3	20.0
Welder Ranch	Dune	68.1%	2.8	0.2	15.0
Other Goldking properties(3)	Goldking	64.8%	15.1	4.5	11.7
Other Dune properties(4)	Dune	41.3%	0.4	0.1	30.4

All Properties		62.1%	112.2	29.5	13.2

(1)	Dune proved reserves are from the D&M Reserve Report and Goldking proved reserves are from the CG&A Reserve Report.

(2)	See “Non-GAAP Financial Measures” and “Business—Proved Reserves” for a reconciliation of PV-10 to the standardized measure of discounted future cash flows.

(3)

Includes data from the following fields: Bayou Choctaw NW, Toro Grande, Malo Domingo, Columbus, Lake Boeuf SW, Abbeville, Lake Sand E, Hitchcock NE, Thornwell S, Lake Arthur, High Island Blk 30, Bayou DeLarge, Alvin South.

(4)	Includes data from the following fields: Pearsall Field and Los Mogotes.

(5)	Current Daily Net Production from February 2007.

(6)	Calculated by dividing total proved reserves by the annualized average net daily production for February 2007.

Barnett Shale. Since 2005 we have acquired the majority of our 2,251 net acres in the Barnett Shale through several transactions with Voyager Partners, Ltd. (“Voyager”). The vast majority of these properties are located in Denton County, with the remainder in Wise County, both on the fairway of the prolific Barnett Shale in the North Texas Fort Worth Basin. We expect all our Barnett acreage to provide significant initial production rates and high impact, low risk extensional drilling opportunities. In addition to the current 25 wells that we own an interest in, based on current well spacing rules, we estimate that there are approximately 21 additional drilling locations on our remaining acreage. In addition, lower spacing requirements will vastly increase the number of proved locations. During 2006 we closed additional transactions with Voyager, acquiring approximately 1,177 acres for a purchase price of $14,548,371. These purchases included three wells that had already been drilled and completed and three wells subsequently fracture stimulated by us. All six wells have since been placed on production. In April 2006, we signed a long term contract with Itera Rig, LLC for a rig dedicated exclusively for our use. From time to time, we also contracted for other rigs on a short-term basis.

Thus far in 2007, we have fracture stimulated three wells and turned them to sales at an aggregate initial rate of production of approximately 2.9 MMcf per day. We have drilled three additional wells in 2007 and, together with a well drilled in December 2006, now have four wells scheduled to be fracture stimulated during April which will be turned to sales shortly thereafter. We are currently drilling the Forest T # 1 well and anticipate reaching total depth within four weeks, followed by fracture stimulation on this well during May. We plan to continue to drill one well a month under our long term rig contract with Itera Rig. The table below lists our activity in the Barnett Shale through March 31, 2007:

Number of Barnett Shale wells drilled by Dune as operator	13
Number of Barnett Shale wells fracture stimulated by Dune as operator	11
Number of Barnett Shale wells turned to sales by Dune as operator	12
Number of Barnett Shale dry holes drilled by Dune as operator	0
Number of Barnett Shale wells abandoned due to mechanical problems	1
Number of Barnett Shale wells currently awaiting fracture stimulation	4
Number of Barnett Shale wells currently drilling	1

On March 5, 2007, we announced management’s decision not to purchase 1,600 acres from Voyager for cash consideration of approximately $25.8 million, as previously contemplated. Management decided to forego such acquisition when it became apparent that the financing for such transaction would be too dilutive and not in the best interests of the Company’s stockholders. In connection with the termination of the transaction, we released and discharged outstanding obligations due from Voyager totaling $1.35 million, stemming from joint interest expenses covering oil and gas leases and retained interests. In exchange for such release of Voyager’s obligations, Voyager conveyed to us, its undivided 5% working interest in those Barnett Shale properties that we owned 95% in immediately prior to the conveyance, thereby increasing our ownership to 100% in the properties we have acquired from Voyager.

Garden Island Bay (“GIB”).  The GIB field is located at the mouth of the Mississippi River in Plaquemines Parish, Louisiana, approximately 75 miles southeast of New Orleans. The field is structured by a large, shallow, rock piercing salt dome with large radial faults and overhangs. The field was discovered by Texaco in 1934 and it drilled over 900 wells, mostly shallow wells to exploit discovered oil and natural gas. Production in the field is from 41 separate pay sands at depths from 1,400—13,000 feet. The deepest field well is the 15,036 foot Cities #2 SL 3942, drilled in 1964 on the northern flank of the dome. With over 16,000 acres held by production, Garden Island Bay is one of the largest remaining Louisiana State Leases. This field has had cumulative production of over 231 MMbbl of oil and 252 Bcf of natural gas.

Goldking currently operates and owns a 100% working interest in the GIB field and holds over 16,000 gross and net acres. While highly drilled at shallower depths, the GIB field is largely untested below 12,000 feet. There is a volume of untested sediment surrounding the Garden Island Bay salt dome that could contain reserve potential down to 20,000 feet. In addition, the 3-D survey indicates the possibility of a potentially hydrocarbon-trapping structure against a salt overhang on the south flank of the field. As of February 2007, Goldking had 24 net producing wells in the GIB field. During February 2007, average net production at the field was 600 Bbl/d of oil and 849 Mcf/d of natural gas. During 2006, Goldking performed five recompletions or workovers resulting in initial incremental net production rates of 5,466 Mcfe/d.

South Florence.  The South Florence field is located in western Vermilion Parish, approximately 40 miles southwest of Lafayette, Louisiana. The field was discovered in 1971 by Amoco Production Company when production was established in the Lower Miocene sand section. Like Garden Island Bay, Bateman Lake and Leeville, South Florence is structured due to a deep-seated, rock piercing salt dome. 32 wells have been drilled on the structure and over 50 recognized Miocene pay sands have been penetrated to date. Depth of the pay zones ranges from 1,800 to 11,050 feet. This field has had cumulative production of over 8.4 MMbbl of oil and 70.7 Bcf of natural gas. Goldking operates and owns a 100% working interest in the South Florence field and holds 2,080 gross and net acres under lease. As of February 2007, Goldking had 11 net producing wells in the South Florence field. During February 2007, average net production at the field was 381 Bbl/d of oil and 3,130 Mcf/d of natural gas. Goldking has identified one proved undeveloped location at this field.

Comite.  The Comite field is located in East Baton Rouge Parish, Louisiana, due east of the city of Baton Rouge. The field was discovered in 1981 and two wells have been drilled to date. The field is located down-thrown to the first Tuscaloosa expansion fault, a part of an east-west trending regional fault system. The Comite field is an expanded three-way fault closure associated with the large regional expansion fault. Field reservoirs are located at approximately 18,000 feet. The deepest field well is the 20,720 foot Chesapeake—Hodges 81 #1 well drilled in 1996. This field has had cumulative production of over 23 MMbbl of oil and 101 Bcf of natural gas. Goldking operates and owns a 65% working interest in the Comite field. Goldking holds 1,440 gross and 1,437 net acres under lease. As of February, Goldking had one net producing well in the Comite field. During February 2007, average net production at the field was 28 Bbl/d of oil and 1,367 Mcf/d of natural gas.

North Broussard.  The North Broussard field is located on the St. Martin—Lafayette Parish line just east of Lafayette, Louisiana. The field was discovered in 1984 and nine wells have been drilled to date. The field is located on an east-west trending structure formed by a large growth fault. Field reservoirs are geo-pressured Frio sands (Bol Mex) from 12,700 feet-13,800 feet. The deepest field well is the 14,310 foot Texaco #4 BLC drilled in 1992. This field has had cumulative production of over 2 MMbbl of oil and 17 Bcf of natural gas. Goldking operates and owns a 20% to 100% working interest in the North Broussard field. Goldking holds 4,262 gross and net acres under lease. An untested fault block on the east side of the field has been identified by 3-D seismic activities and the target sands exhibit possible direct hydrocarbon indicators within the prospective closures. Goldking has negotiated a farmout of this prospect to Krescent Energy. Krescent has drilled a sidetrack from an existing wellbore to test this prospect and is currently completing this well. If successful, Goldking will receive a 38.55% net revenue interest in the production stream after payout. As of February 2007, Goldking had three net producing wells in the North Broussard field. During February 2007, average net production at the field was 17 Mcf/d of natural gas. Goldking has identified one additional drilling location in the North Broussard field.

Bateman Lake.  Bateman Lake is a natural gas condensate field which lies beneath the Atchafalaya River south of Morgan City in St. Mary Parish, Louisiana. This field is approximately 75 miles southwest of New Orleans. The field was discovered in 1934 by Texaco and is an elongated, subsurface structure that has a fault system along its crest. Production comes from more than 30 pay sands from 1,400 feet to 15,000 feet. The deepest well in the field is the Texaco Emerald Land #1 (20,315 feet Measured Depth, 18,500 feet True Vertical Depth) which was drilled in 1998 as a dry hole. This field has had cumulative production of over 152 MMbbl of oil and 2.3 Tcf of natural gas. Goldking operates and owns a 20% to 100% working interest in the Bateman Lake field. Goldking controls contiguous leasehold of over 13,780 gross and 13,754 net acres, covering most of the known productive area of the field. A field-wide unit insures that all of this acreage is held-by-production and is not in jeopardy of being released by a competitor. As of February 2007, Goldking had ten net producing wells in the Bateman Lake field. During February 2007, average net production at the field was 104 Bbl/d of oil and 2,853 Mcf/d of natural gas. Goldking has negotiated the farmout of 201 acres of land at Bateman Lake to Texana Resources Partners, Ltd. who drilled a successful exploratory well targeting potential pay sands at 9,900 feet.

Leeville.  The Leeville field is located in southern Lafourche Parish, Louisiana, about 50 miles south of New Orleans. Texaco discovered the field in 1931 and drilled more than 500 mostly shallow wells to exploit discovered oil and natural gas. The majority of these wells penetrated depths of less than 10,000 feet. The Leeville field was created by a shallow rock-piercing salt dome with shallow salt at 3,500 feet. A large growth fault system crosses the field acting as the trapping mechanism for the oil and natural gas. Production comes from 45 different pay sands at depths ranging from 1,400 – 19,000 feet. The deepest field well is the 21,168 foot Texaco SL 4665 #3 drilled in 1970 on the southwest edge of the field in Section 31. This field has had cumulative production of over 108 MMbbl of oil and 171 Bcf of natural gas. Goldking currently has an exploration agreement with Manti Resources that has resulted in the drilling of eight of 11 successful shallow wells and six of eight successful recompletions during 2006. Goldking operates and owns a 20% to 100% working interest in the Leeville field. Goldking holds 8,312 gross and 8,028 net acres down to 12,950 feet. As of February 2007, Goldking had eight net producing wells in the Leeville field. During February 2007, average net production at the field was 282 Bbl/d of oil and 611 Mcf/d of natural gas. Goldking performed six recompletions or workovers during 2006 resulting in initial incremental net production rates of 888 Mcfe/d. Since the fourth quarter of 2006, Goldking has participated in the drilling of five wells in the field.

Chocolate Bayou.  The Chocolate Bayou field is located in Brazoria County, Texas. The field was discovered in 1939 by Texaco and Phillips and over 400 wells have been drilled to date in the field and nearby surrounding areas. The field is located on a northeast-southwest trending subsurface structure which was formed by a large growth fault. Reservoirs in the field range in depth from 8,700 feet to 14,500 feet. The deepest well in the field area is The Meridian Resource Company—Farms IP #5X drilled in 1993 to a total depth of 18,800 feet and over two Tcf of natural gas and 77 MMbbl. Goldking operates and owns a 20% to 100% working interest in the Chocolate Bayou field holding 1,281 gross and net acres under lease. Goldking has acquired a license to a recently merged and reprocessed 50 square mile 3-D seismic survey covering the Chocolate Bayou field and surrounding areas. As of February 2007, Goldking had six net producing wells in the Chocolate Bayou field. During February 2007, average net production from the field was 67 Bbl/d of oil and 540 Mcf/d of natural gas. The proposed Weiting #30 prospect location will test an updip closure to proved reserves in the 12,000 foot sand and other shallower structural traps.

Live Oak.  The Live Oak field is located in Vermilion Parish, Louisiana approximately 30 miles south of the city of Lafayette. The field was discovered in 1954 by the Houston Oil Co. The field is comprised of two anticlinal structures separated by a large east-west trending growth fault. This field has had cumulative production of approximately 660 Bcf of natural gas and 9.8 MMbbl of oil from pay sands that range in depth from 9,200 feet to 15,200 feet. Goldking operates and owns an 85% to 100% working interest in the Live Oak field. Goldking holds 700 gross and net acres under lease. Goldking currently operates 13 wells, three of which are salt-water disposal wells. Goldking’s operating rights are depth restricted and do not extend below approximately 14,000 feet. Goldking currently holds a license to 10 square miles of 3-D seismic data. As of February 2007, Goldking had seven net producing wells in the Live Oak field. During February 2007, average net production at the field was 36 Bbl/d of oil and 281 Mcf/d of natural gas.

Manchester SW.  The Manchester Southwest field is located in southeastern Calcasieu Parish, approximately three miles southeast of the city of Lake Charles, Louisiana. The field was discovered in 1969 and four wells have been drilled to date. The field is located on a north-south trending subsurface structure down-thrown to a large growth fault. Field reservoirs are found at depths in a 13,000 foot range. The deepest field well is the 13,500 foot Amoco A-1 Ranch #1 which was completed in 1970 as a dry hole. This field has cumulative production of over 3.3 MMbbl of oil and 8.8 Bcf of natural gas. Goldking operates and owns 92% to 100% working interest in the Manchester SW field and holds 134.8 gross and net acres under lease. As of February

2007, Goldking had one producing well in the Manchester SW field. During February 2007, average net production at the field was 60 Bbl/d of oil and 162 Mcf/d of natural gas.

Murphy Lake.  The Murphy Lake field is located in southeastern St. Martin Parish, Louisiana. The field was discovered in 1978 with the drilling of the Amerada Hess Norman #1 well. The field is located on a three-way structural closure on the down-thrown side of a large growth fault. Field reservoirs are located at depths that range from 13,250 feet to 13,400 feet. The deepest field well is the 15,277 foot Amerada Hess—Dow-Norman et al. #1 drilled in 1978. This field has had cumulative production of over 8.6 MMbbl of oil and 2.2 Bcf of natural gas from six wells. Goldking operates and owns an 87.5% working interest in the Murphy Lake field. Goldking holds 299 gross and net acres under lease. As of February 2007, Goldking had two net producing wells in the Murphy Lake field. During February 2007, average net production at the field was 75 Bbl/d of oil and 99 Mcf/d.

Bayou Couba.  On October 19, 2005, we entered into a definitive Exploration and Development Agreement (the “ANEC Agreement”) with American Natural Energy Corporation (“ANEC”). Pursuant to the ANEC Agreement, which had an effective date of August 26, 2005, we acquired certain exclusive exploration and development rights in ANEC’s Joint Development Agreement with a major integrated energy company (the “Development Agreement”), covering approximately 11,100 contiguous acres in St. Charles Parish, Louisiana (the “Bayou Couba Field”). Of the 11,100 acres covered by an area of mutual interest by the Development Agreement, approximately 1,300 acres pertain to a lease held by ANEC, referred to as the Delta Securities Lease (“DSCI Lease”). The ANEC Agreement provides us with the right to participate in 50% of ANEC’s development rights in the DSCI Lease in exchange for our prior payment of $1 million. In addition, we have the right to participate in all of ANEC’s exploration rights in the remaining AMI under the Development Agreement. Each party will pay its respective share of drilling, completion and operations costs. The term of the Development Agreement has been extended from November 2007 to November 2009.

The Bayou Couba Field was discovered by Gulf Oil in 1942. The field is situated on a crest of a highly faulted salt dome which is productive from 30 sands. The nature of the faultline system creates traps that in the past were overlooked or created a potential for bypassed oil and gas production. In addition, preliminary analysis of reprocessed, state of the art 3-D seismic indicates numerous hydrocarbon traps at depths ranging between 4,000 and 20,000 feet. There are several leads that indicate significant potential reserves in the subsalt area. Initial drilling has focused and will continue to focus on numerous (i) development prospects with updip PUD potential, (ii) extensional prospects with trapped bypassed hydrocarbons and (iii) near field exploratory prospects with analog production.

On December 26, 2006, we purchased from TransAtlantic Petroleum Corp. (“TNP”), TNP’s 10% working interest and related interest in the Bayou Couba project, St. Charles Parish, Louisiana held by its subsidiary, TransAtlantic Petroleum (USA) Corp., and certain 8% Convertible Secured Debentures issued by ANEC in the principal face amount of $3.0 million held by TNP (the “Debentures”). The Debentures, which are secured by substantially all of ANEC’s assets, matured on September 30, 2006 and are now in default. Total consideration for the purchase was $2 million, which we obtained from our senior lender. The purchase included TNP’s working interest in 17 wells and 10% direct working interest in the DSCI Lease. In February 2007, we acquired additional Debentures in the aggregate principal amount of $4,895,000, in exchange for 1,380,641 shares of our common stock. On January 30, 2007, Dune announced that it had acquired Louisiana State Lease 19246, which totals 2,498 acres, and is located on the north shore of Lake Salvador. The property is contiguous to the Bayou Couba salt dome acreage in St. Charles Parish. The lease has an initial term of one year, with two annual extensions possible, unless drilled and subsequently converted to a production lease. The royalty payable to the State of Louisiana is 22.5%.

Since signing the ANEC Agreement in 2005, we have successfully participated in the drilling and completion of six wells at Bayou Couba and, as a result of our transaction with TNP, we now hold working interests in 21 wells. On March 8, 2006, ANEC entered into a Seismic Survey Participation Agreement (the

“Participation Agreement”) to acquire a license with respect to the geophysical data covering 60 square miles of the 3-D Seismic Survey to be conducted pursuant to the Participation Agreement (the “Licensed Data”). The area to be surveyed by this shoot covers the 11,100 acre AMI we have exploration and development rights in under our ANEC Agreement, as well as additional acres surrounding it. We paid a total of $2 million for the seismic license. Pursuant to our agreements, Dune has a one-year exclusive license with respect to the Licensed Data.

Subject to rig availability, and to further reprocessing the 3-D seismic which was delivered to us in February 2007, we anticipate that over the next 12 months, we will drill several exploration and development wells with the remainder to be held in inventory. Additionally, we believe that there is significant untested sub-salt gas potential and, pending the processing of the 3-D survey, we would anticipate drilling an exploratory well beneath the salt dome by 2008. We are currently developing plans to drill the next well on our Bayou Couba Property and anticipate spudding such well in the second half of 2007.

Welder Ranch. The Welder Ranch property consists of 7,950 contiguous acres of land in Victoria County, Texas. To date, our primary focus on the Welder Ranch property has been on the Wilcox Formation. The Wilcox Formation is one of the most prolific formations along the Texas Gulf Coast. Our primary targets regarding exploration activity in the area are the geopressured lower and middle sands of the Wilcox formation. The Wilcox is productive at depths ranging from 8,300 feet to below 17,000 feet. The upper Wilcox sands have four producing intervals that are normally pressured. The middle and lower sands, beginning at approximately 9,500 feet, are geopressured. These geopressured zones are the primary targets on the Welder Ranch property. The Welder Leases are held by Vaquero Partners, LLC, our wholly-owned subsidiary (“Vaquero Partners”), and are operated by Dune Operating Company, which is also our wholly-owned subsidiary. Per the terms of the Welder Leases, Vaquero Partners receives 68% of net revenue generated on the Welder Ranch property. In the first quarter of 2006 we drilled one successful shallow well and one shallow dry hole on our Welder Ranch leases. After a brief production period, our producer turned out to be uneconomical and the well was abandoned.

In July 2006, we entered into a farm out agreement with Chesapeake Energy Corporation (“Chesapeake”) covering our Welder Ranch property. The agreement did not cover existing producing wells. Pursuant to the agreement, Chesapeake paid $1.8 million to Vaquero Partners in exchange for 75% of Vaquero Partner’s interest in its two Welder Ranch leases. In addition, Chesapeake committed and drilled two wells by November 1, 2006, targeting the geopressured Middle Wilcox formation. We were carried to casing point, and subsequently paid for its proportional share of completion costs. Both wells are currently producing at a combined rate of 500 Mcf/d and 15 Bbl/d. In February 2007, Chesapeake informed us that it would not seek to drill additional wells under the terms of the farm out agreement and relinquished its rights in the Welder Ranch property back to us. We are currently evaluating the drilling opportunities available on the Welder Ranch and anticipate, subject to rig availability and availability of sufficient capital, spudding a well to test below 12,000 feet by October 1, 2007. Doing so will earn us an additional six months in the primary term of the leases.

Other Goldking Properties.  Goldking has ownership in 12 other producing properties, located throughout the Gulf Coast of Texas and Louisiana, which represents less than 15% of its PV-10 value. These properties are geographically interspersed with Goldking’s larger core fields and provide a small but relatively stable flow of production. Goldking’s working interests in these fields range from 3.5% to 100%, with five fields operated by partners. Such fields represent 17% of the net proved reserves and 19% of Goldking’s net production as of February 2007.

Other Dune Properties. We have ownership in two other producing properties, located in the Gulf Coast of Texas, which represent less than 10% of our PV-10 value. These properties are geographically interspersed with our larger core fields and provide a small but relatively stable flow of production. Our working interests in these fields range from 0.7% to 40%, with all of the fields operated by partners. Such fields represent 5% of the net proved reserves and 3% of our net production as of December 31, 2006.

Developed and Undeveloped Acreage

Dune

The following table summarizes our gross and net developed and undeveloped oil and natural gas acreage under lease as of March 31, 2007.

	At March 31, 2007
	Developed acres		Undeveloped acres
	Gross	Net	Gross	Net
Barnett Shale	847	840	1,411	1,411
Bayou Couba(1)	840	191	2,977	2,617
Welder Ranch	1,920	1,212	5,878	5,878
Other(2)	17,460	325	1,943	427

Total	21,067	2,568	12,209	10,333

(1)

Bayou Couba does not include acreage available through our Exploration and Development Agreement with ANEC to participate in the AMI under the Development Agreement covering approximately 11,100 acres.

(2)	Includes data from Pearsall Field and Los Mogotes.

As is customary in the oil and natural gas industry, we can generally retain our interest in undeveloped acreage by drilling activity that establishes commercial production sufficient to maintain the leases or by paying delay rentals during the remaining primary term of leases. The oil and natural gas leases in which we have an interest are for varying primary terms, and if production under a lease continues from our developed lease acreage beyond the primary term, we are entitled to hold the lease for as long as oil or natural gas is produced.

We do not have any obligations under existing contracts or agreements calling for the provision of fixed and determinable quantities of oil and natural gas over the next three years, and have therefore not filed any information or reports with any federal authority or agency containing estimates of total proved developed or undeveloped net oil or natural gas reserves. Our oil and natural gas properties consist primarily of oil and natural gas wells and our interests in leasehold acreage, both developed and undeveloped.

On January 30, 2007, we announced that we had acquired Louisiana State Lease 19246, which totals 2,498 acres, and is located on the north shore of Lake Salvador. The property is contiguous to Dune’s highly prospective Bayou Couba salt dome acreage in St. Charles Parish. The State Lease has an initial term of one year, with two annual extensions possible, unless drilled and subsequently converted to a production lease. Our net revenue interest in the State Lease is 75.5%. The acquisition of this acreage reflected management’s strong conviction regarding the likelihood of the existence of substantial oil and natural gas reserve potential, which could materially increase future production, cash flow and proved reserves.

Goldking

The following table summarizes Goldking’s gross and net developed and undeveloped oil and natural gas acreage under lease as of December 31, 2006.

	At December 31, 2006
	Developed acres		Undeveloped acres
	Gross	Net	Gross	Net
Garden Island Bay	16,170	16,170	—	—
South Florence	2,080	2,080	—	—
Chocolate Bayou	1,281	1,281	—	—
North Broussard	4,262	4,262	—	—
Leeville	8,312	8,028	—	—
Bateman Lake	13,780	13,754	—	—
Comite	1,440	1,437	—	—
Live Oak	700	700	—	—
Murphy Lake	299	299	—	—
Manchester SW	135	135	—	—
Other(1)	13,023	12,960	6,427	3,603

Total	61,482	61,106	6,427	3,603

(1)

Includes data from the following fields: Bayou Choctaw NW, Toro Grande, Malo Domingo, Columbus, Lake Boeuf SW, Abbeville, Lake Sand E, Hitchcock NE, Thornwell S, Lake Arthur, High Island Blk 30, Bayou DeLarge, Alvin South.

Proved Reserves

Due to the inherent uncertainties and the limited nature of reservoir data, proved reserves are subject to change as additional information becomes available. The estimates of reserves, future cash flows and present value are based on various assumptions, including those prescribed by the SEC, and are inherently imprecise. Although we believe these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates. Also, the use of a 10% discount factor for reporting purposes may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

These calculations were prepared using standard geological and engineering methods generally accepted by the petroleum industry and in accordance with SEC financial accounting and reporting standards. The estimated present value of proved reserve does not give effect to indirect expenses such as general and administrative expenses, debt service and future income tax expense or to depletion, depreciation, and amortization.

In accordance with applicable financial accounting and reporting standards of the SEC, the estimates of our proved reserves and the present value of proved reserves set forth herein are made using oil and natural gas sales prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties. Estimated quantities of proved reserves and their present value are affected by changes in oil and natural gas prices. The average prices utilized for the purpose of estimating our proved reserves and the present value of proved reserves as of December 31, 2006 were $61.05 and $61.06 per barrel of oil and $5.64 and $5.62 per Mcf of natural gas for Dune and Goldking, respectively.

The table below provides a reconciliation of PV-10 to the standardized measure of discounted future net cash flows.

Dune

As of December 31,
2006
(dollars in thousands)
PV-10	$35,218
Future income taxes, discounted at 10%	(1,582)

Standardized income of discounted future net cash flows	$33,636

Goldking

As of December 31,
2006
(dollars in thousands)
PV-10	$362,885
Future income taxes, discounted at 10%	(95,631)

Standardized income of discounted future net cash flows	$267,254

Dune

Based on the D&M Reserve Report, we had estimated total proved reserves of 29,406 MMcfe of which 13,803 MMcfe were proved developed reserves. We have not reported our reserves to any federal authority or agency.

The following table sets forth certain information as of December 31, 2006 with respect to our estimated proved oil and natural gas reserves pursuant to SEC guidelines, and the present value of our proved oil and natural gas reserves:

	Oil	Natural Gas	Undiscounted Future Net Revenue	Present Value of Proved Reserves Discounted at 10%
	(Mbbl)	(MMcf)	($ thousands)	($ thousands)
Developed Producing	179	9,203	$35,939	$22,957
Developed Nonproducing	5	3,493	10,428	6,992
Proved Undeveloped	256	14,068	25,405	5,269

Total Proved	440	26,764	$71,772	$35,218

The following table summarizes our estimated proved oil and natural gas reserves by area as of December 31, 2006.

	Oil	Natural Gas	Total Natural Gas Equivalent	Percent of Proved Reserves	Present Value of Proved Reserves Discounted at 10%	Percent of Present Value of Proved Reserves
	(Mbbl)	(MMcf)	(MMcfe)		($ thousands)
Bayou Couba	205	974	2,206	7.5%	$7,781	22.1%
Los Mogotes	1	689	692	2.4	1,190	3.4
Barnett Shale	81	24,188	24,675	83.9	22,978	65.2
Pearsall Field	133	60	861	2.9	2,218	6.3
Welder Ranch	20	853	973	3.3	1,050	3.0

Total Proved	440	26,764	29,406	100.0%	$35,218	100.0%

Goldking

Based on the CG&A Reserve Report, Goldking had estimated total proved reserves of 112,442 MMcfe of which 77,322 MMcfe were proved developed reserves. Goldking has not reported their reserves to any federal authority or agency.

The following table sets forth certain information as of December 31, 2006 with respect to Goldking’s estimated proved oil and natural gas reserves pursuant to SEC guidelines, and the present value of Goldking’s proved oil and natural gas reserves:

	Oil	Natural Gas	Undiscounted Future Net Revenue	Present value of Proved Reserves Discounted at 10%
	(Mbbl)	(MMcf)	($ thousands)	($ thousands)
Developed Producing	3,314	28,640	$388,361	$144,547
Developed Nonproducing	1,955	17,071	228,705	93,730
Proved Undeveloped	3,075	16,667	289,229	124,608

Total Proved	8,344	62,378	$906,295	$362,885

The following table summarizes Goldking’s estimated proved oil and natural gas reserves by area as of December 31, 2006.

	Oil	Natural Gas	Total Natural Gas Equivalent	Percent of Proved Reserves	Present Value of Proved Reserves Discounted at 10%	Percent of Present Value of Proved Reserves
	(Mbbl)	(MMcf)	(MMcfe)		($ thousands)
Bateman Lake	283	6,505	8,205	7.3%	$25,206	7.0%
North Broussard	602	4,984	8,595	7.6%	42,249	11.6%
Chocolate Bayou	525	4,404	7,554	6.7%	29,470	8.1%
Comite	120	10,255	10,975	9.8%	20,391	5.6%
South Florence	1,395	9,735	18,107	16.1%	64,829	17.9%
Garden Island Bay	2,489	7,110	22,041	19.6%	72,363	19.9%
Leeville	1,033	1,800	7,999	7.1%	30,993	8.6%
Other(1)	1,897	17,585	28,966	25.8%	77,384	21.3%

Total	8,344	62,378	112,442	100.0%	$362,885	100.0%

(1)

Includes data from the following fields: Live Oak, Murphy Lake, Manchester SW, Bayou Choctaw NW, Toro Grande, Malo Domingo, Columbus, Lake Boeuf SW, Abbeville, Lake Sand E, Hitchcock NE, Thornwell S, Lake Arthur, High Island Blk 30, Bayou DeLarge, Alvin South.

Production and Price History

The following tables set forth certain information regarding the production volumes, revenue, average prices received and average production costs associated with Dune and Goldking’s sale of oil and natural gas for the three years ended December 31, 2006.

Dune

	Year Ended December 31,
	2004	2005	2006
Net Production:
Oil (Bbl)	—	12,352	34,767
Natural Gas (Mcf)	162,690	364,236	880,373

Natural Gas Equivalent (Mcfe)	162,690	438,348	1,088,975
Oil and Natural Gas Sales (dollars in thousands):
Oil	$—	$717	$2,078
Natural Gas	895	2,876	5,274

Total	$895	$3,592	$7,351
Average Sales Price:
Oil ($ per Bbl)	$0.00	$58.01	$59.77
Natural Gas ($ per Mcf)	5.50	7.90	5.99

Natural Gas Equivalent ($ per Mcfe)	$5.50	$8.20	$6.75
Oil and Natural Gas Costs (dollars in thousands):
Lease operating expenses	$37	$378	$1,235
Production taxes	65	341	776

Average production cost per Mcfe	$0.63	$1.64	$1.85

Goldking

	Period from July 27, 2004 (inception) to December 31, 2004	Year Ended December 31, 2005	Year Ended December 31, 2006
Net Production:
Oil (Bbl)	12,130	81,681	532,303
Natural Gas (Mcf)	72,929	606,560	3,008,505

Natural Gas Equivalent (Mcfe)	145,709	1,096,646	6,202,323
Oil and Natural Gas Sales (dollars in thousands):
Oil	$507	$4,479	$32,757
Natural Gas	537	6,074	23,037

Total	$1,044	$10,553	$55,794
Average Sales Price:
Oil ($ per Bbl)	$41.79	$54.84	$61.54
Natural Gas ($ per Mcf)	7.37	10.01	7.66

Natural Gas Equivalent ($ per Mcfe)	$7.17	$9.62	$9.00
Oil and Natural Gas Costs (dollars in thousands):
Lease operating expenses	$560	$4,390	$20,135
Production and ad valorem taxes	71	870	5,437

Average production cost per Mcfe	$4.33	$4.80	$4.12

69

Drilling Activity

The information contained in the foregoing table should not be considered indicative of future drilling performance, nor should it be assumed that there is any necessary correlation between the number of productive wells drilled and the amount of oil and natural gas that may ultimately be recovered by us. We do not own any drilling rigs and all of our drilling activities are conducted by independent drilling contractors.

Dune

The following table sets forth our drilling activity during the twelve month period ended December 31, 2006 and 2005 and 2004 (excluding wells in progress at the end of the period).

	Year Ended December 31,
	2004		2005		2006
	Gross	Net	Gross	Net	Gross	Net
Development wells
Productive	28	0.2	8	1.2	32	11.7
Non-productive	0	0.0	0	0.0	1	0.9
Exploratory wells
Productive	1	1.0	4	2.0	2	0.5
Non-productive	2	1.6	0	0.0	1	1.0

Goldking

The following table sets forth Goldking’s drilling activity from July 27, 2004 (inception) through December 31, 2006 (excluding wells in progress at the end of the period).

	Period from July 27, 2004 (inception) to December 31, 2004		Year Ended December 31, 2005		Year Ended December 31, 2006
	Gross	Net	Gross	Net	Gross	Net
Development wells
Productive	2	0.0	5	2.0	3	0.8
Non-productive	1	0.4	0	0.0	0	0.0
Exploratory wells
Productive	0	0.0	3	0.7	0	0.0
Non-productive	3	0.4	2	0.5	6	1.2

Regulation of the Oil and Natural Gas Industry

Regulation of Transportation and Sale of Oil

Sales of crude oil, condensate and natural gas liquids are not currently regulated and are made at negotiated prices. Nevertheless, Congress could reenact price controls in the future.

Our sales of crude oil are affected by the availability, terms and cost of transportation. The transportation of oil in common carrier pipelines is also subject to rate regulation. The Federal Energy Regulatory Commission, or the FERC, regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. In general, interstate oil pipeline rates must be cost-based, although settlement rates agreed to by all shippers are permitted and market-based rates may be permitted in certain circumstances. Effective January 1, 1995, the FERC implemented regulations establishing an indexing system (based on inflation) for transportation rates for oil that allowed for an increase or decrease in the cost of transporting oil to the purchaser. A review of these regulations by the FERC in 2000 was successfully challenged on appeal by an association of oil pipelines. On remand, the FERC in February 2003 increased the index slightly, effective July 2001. Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, we believe that the regulation of oil transportation rates will not affect our operations in any way that is of material difference from those of our competitors.

Further, interstate and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all similarly situated shippers requesting service on the same terms and under the same rates. When oil pipelines operate at full capacity, access is governed by prorationing provisions set forth in the pipelines’ published tariffs. Accordingly, we believe that access to oil pipeline transportation services generally will be available to us to the same extent as to our competitors.

Regulation of Transportation and Sale of Natural Gas

Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and regulations issued under those Acts by the FERC. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future. Deregulation of wellhead natural gas sales began with the enactment of the Natural Gas Policy Act. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act. The Decontrol Act removed all Natural Gas Act and Natural Gas Policy Act price and non-price controls affecting wellhead sales of natural gas effective January 1, 1993.

FERC regulates interstate natural gas transportation rates and service conditions, which affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas. Since 1985, the FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers. The FERC has stated that open access policies are necessary to improve the competitive structure of the interstate natural gas pipeline industry and to create a regulatory framework that will put natural gas sellers into more direct contractual relations with natural gas buyers by, among other things, unbundling the sale of natural gas from the sale of transportation and storage services. Beginning in 1992, the FERC issued Order No. 636 and a series of related orders to implement its open access policies. As a result of the Order No. 636 program, the marketing and pricing of natural gas have been significantly altered. The interstate pipelines’ traditional role as wholesalers of natural gas has been eliminated and replaced by a structure under which pipelines provide transportation and storage service on an open access basis to others who buy and sell natural gas. Although the FERC’s orders do not directly regulate natural gas producers, they are intended to foster increased competition within all phases of the natural gas industry.

In 2000, the FERC issued Order No. 637 and subsequent orders, which imposed a number of additional reforms designed to enhance competition in natural gas markets. Among other things, Order No. 637 effected changes in FERC regulations relating to scheduling procedures, capacity segmentation, penalties, rights of first refusal and information reporting.

We cannot accurately predict whether the FERC’s actions will achieve the goal of increasing competition in markets in which our natural gas is sold. Additional proposals and proceedings that might affect the natural gas industry are pending before the FERC and the courts. The natural gas industry historically has been very heavily regulated. Therefore, we cannot provide any assurance that the less stringent regulatory approach recently established by the FERC will continue. However, we do not believe that any action taken will affect us in a way that materially differs from the way it affects other natural gas producers.

Gathering service, which occurs upstream of jurisdictional transmission services, is regulated by the states on shore and in state waters. Although its policy is still in flux, FERC has reclassified certain jurisdictional transmission facilities as non-jurisdictional gathering facilities, which has the tendency to increase our costs of getting natural gas to point of sale locations.

Intrastate natural gas transportation is also subject to regulation by state regulatory agencies. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, we believe that the regulation of similarly situated intrastate natural gas transportation in any states in which we operate and ship natural gas on an intrastate basis will not affect our operations in any way that is of material difference from those of our competitors. Like the regulation of interstate transportation rates, the regulation of intrastate transportation rates affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas.

Regulation of Production

The production of oil and natural gas is subject to regulation under a wide range of local, state and federal statutes, rules, orders and regulations. Federal, state and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. All of the states in which we own and operate properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum allowable rates of production from oil and natural gas wells, the regulation of well spacing, and plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and natural gas that we can produce from our wells and to limit the number of wells or the locations at which we can drill, although we can apply for exceptions to such regulations or to have reductions in well spacing. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within its jurisdiction.

The failure to comply with these rules and regulations can result in substantial penalties. Our competitors in the oil and natural gas industry are subject to the same regulatory requirements and restrictions that affect our operations.

Environmental Matters and Other Regulation

General

Our operations are subject to stringent and complex federal, state and local laws and regulations governing environmental protection as well as the discharge of materials into the environment. These laws and regulations may, among other things:

•	require the acquisition of various permits before drilling commences;

•	restrict the types, quantities and concentration of various substances that can be released into the environment in connection with oil and natural gas drilling and production activities;

•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

•	require remedial measures to mitigate pollution from former and ongoing operations, such as requirements to close pits and plug abandoned wells.

These laws and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible. The regulatory burden on the oil and gas industry increases the cost of doing business in the industry and consequently affects profitability. Additionally, Congress and federal and state agencies frequently revise environmental laws and regulations, and any changes that result in more stringent and costly waste handling, disposal and cleanup requirements for the oil and gas industry could have a significant impact on our operating costs.

The following is a summary of some of the existing laws, rules and regulations to which our business operations are subject.

Waste Handling

The Resource Conservation and Recovery Act, or RCRA, and comparable state statutes, regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. Under the auspices of the federal Environmental Protection Agency, or EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters and most of the other wastes associated with the exploration, development and production of crude oil or natural gas are currently regulated under RCRA or state non-hazardous waste provisions. Releases or spills of these regulated materials may result in remediation liabilities under these statutes. It is possible that certain oil and natural gas exploration and production wastes now classified as non-hazardous could be classified as hazardous wastes in the future. Any such change could result in an increase in our costs to manage and dispose of wastes, which could have a material adverse effect on our results of operations and financial position.

Comprehensive Environmental Response, Compensation, and Liability Act

The Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, also known as the Superfund Law, imposes joint and several liability, without regard to fault or legality of conduct, on classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the current or former owner or operator of the site where the release occurred and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

In the course of our operations, we generate wastes that may fall within CERCLA’s definition of hazardous substances. Further, we currently own, lease or operate properties that have been used for oil and natural gas exploration and production for many years. Hazardous substances or petroleum may have been released on, at or under the properties owned, leased or operated by us, or on, at or under other locations, including off-site locations, where such hazardous substances or other wastes have been taken for disposal. In addition, some of our properties have been operated by third parties or by previous owners or operators whose handling, treatment and disposal of hazardous substances, petroleum, or other materials or wastes were not under our control. These properties and the substances or materials disposed or released on, at or under them may be subject to CERCLA, RCRA or analogous or other state laws. Under such laws, we could be required to remove previously disposed substances and wastes or released petroleum, remediate contaminated property or perform remedial plugging or pit closure operations to prevent future contamination.

Water Discharges

The Federal Water Pollution Control Act, or the Clean Water Act, and analogous state laws, impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances into waters of the United States or state waters. Under these laws, the discharge of pollutants into regulated waters is prohibited except in accordance with the terms of a permit issued by EPA or an analogous state agency. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations.

The Oil Pollution Act of 1990, or OPA, which amends and augments the Clean Water Act, establishes strict liability for owners and operators of facilities that are the site of a release of oil into waters of the United States. In addition, OPA and regulations promulgated pursuant thereto impose a variety of regulations on responsible parties related to the prevention of oil spills and liability for damages resulting from such spills. OPA also requires certain oil and natural gas operators to develop, implement and maintain facility response plans, conduct annual spill training for certain employees and provide varying degrees of financial assurance.

Goldking was named as a responsible party by the U.S. Coast Guard for a release of oil into inland waters that occurred in the Garden Island Bay field in Louisiana following Hurricane Katrina in 2005. Goldking has disputed its responsibility for the release, and the U.S. Coast Guard has initiated an investigation into whether there is another responsible party. Goldking has spent approximately $368,000 to remediate the release and anticipate that the cost to complete all remaining remedial measures will be approximately $3.715 million. The U.S. Coast Guard informed Goldking verbally an unaffiliated third party was the responsible party and the unaffiliated third party was notified by the U.S. Coast Guard of such fact.

Air Emissions

The Federal Clean Air Act and comparable state laws regulate emissions of various air pollutants through air emissions permitting programs and the imposition of other requirements. In addition, EPA has developed and continues to develop stringent regulations governing emissions of toxic air pollutants at specified sources. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the Federal Clean Air Act and associated state laws and regulations. Oil and gas operations may in certain circumstances and locations be subject to permits and restrictions under these statutes for emissions of air pollutants, including volatile organic compounds, nitrous oxides, and hydrogen sulfide.

National Environmental Policy Act

Oil and natural gas exploration and production activities on federal lands are subject to the National Environmental Policy Act, or NEPA. NEPA requires federal agencies, including the Department of Interior, to evaluate major agency actions that have the potential to significantly impact the environment. In the course of such evaluations, an agency will prepare an Environmental Assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement that may be made available for public review and comment. All of our current exploration and production activities, as well as proposed exploration and development plans, on federal lands require governmental permits that are subject to the requirements of NEPA. This process has the potential to delay the development of oil and natural gas projects.

Endangered Species, Wetlands and Damages to Natural Resources

Various state and federal statutes prohibit certain actions that adversely affect endangered or threatened species and their habitat, migratory birds, wetlands, and natural resources. These statutes include the Endangered Species Act, the Migratory Bird Treaty Act, the Clean Water Act and CERCLA. Where takings of or harm to species or damages to wetlands, habitat, or natural resources occur or may occur, government entities or at times private parties may act to prevent oil and gas exploration or production or seek damages to species, habitat, or natural resources resulting from filling or construction or releases of oil, wastes, hazardous substances or other regulated materials.

OSHA and Other Laws and Regulations

We are subject to the requirements of the federal Occupational Safety and Health Act (OSHA) and comparable state statutes. The OSHA hazard communication standard, the Emergency Planning and Community Right to Know Act and similar state statutes require that we organize and/or disclose information about hazardous materials stored, used or produced in our operations.

Recent studies have indicated that emissions of certain gases may be contributing to warming of the Earth’s atmosphere. In response to these studies, many nations have agreed to limit emissions of “greenhouse gases” pursuant to the United Nations Framework Convention on Climate Change, also known as the “Kyoto Protocol.” Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of oil and natural gas, and refined petroleum products, are “greenhouse gases” regulated by the Kyoto Protocol. Although the United States is not participating in the Kyoto Protocol, several states have adopted legislation and regulations to reduce emissions of greenhouse gases. Restrictions on emissions of methane or carbon dioxide that may be imposed in various states could adversely affect our operations and demand for our products. Additionally, the U.S. Supreme Court has ruled, in Massachusetts, et al. v. EPA, that the U.S. Environmental Protection Agency abused its discretion under the Clean Air Act by refusing to regulate carbon dioxide emissions from mobile sources. This Supreme Court decision could result in federal regulation of carbon dioxide emissions and other greenhouse gases, and may affect the outcome of other climate change lawsuits pending in U.S. federal courts in a manner unfavorable to our industry. Currently, our operations are not adversely impacted by existing state and local climate change initiatives and, at this time, it is not possible to accurately estimate how potential future laws or regulations addressing greenhouse gas emissions would impact our business.

Private Lawsuits

In addition to claims arising under state and federal statutes, where a release or spill of hazardous substances, oil and gas or oil and gas wastes have occurred, private parties or landowners may bring lawsuits against oil and gas companies under state law. The plaintiffs may seek property damages, personal injury damages, remediation costs or injunctions to require remediation or restoration of contaminated property, soil, groundwater or surface water. In some cases, oil and gas operations are located near populated areas and emissions or accidental releases could affect the surrounding properties and population.

Employees

Dune

As of April 20, 2007, we had 11 employees, of which 10 are full time employees and one is a part time employee. Dune is not a party to any collective bargaining agreements and has not experienced any strikes or work stoppages. Dune considers its relations with their employees to be satisfactory. From time to time, Dune utilizes the services of independent contractors to perform various field and other services.

Goldking

As of April 20, 2007, Goldking employed 49 people, all of which are full-time employees. Goldking is not a party to any collective bargaining agreements and has not experienced any strikes or work stoppages. Goldking considers its relations with their employees to be satisfactory. From time to time, Goldking utilizes the services of independent contractors to perform various field and other services.

Legal proceedings

Dune

On or about February 12, 2007, we were named as a defendant in a lawsuit numbered Cause No. 2007-08076 and styled Lane Vaughn v. Dune Energy, Inc., and Glenn Andrews, pending in the 190th Judicial District

Court of Harris County, Texas. The plaintiff, Lane Vaughn, claims that Glenn Andrews, whom the plaintiff alleges was formerly our employee hired the plaintiff to provide legal services to us for which we allegedly failed to pay. The plaintiff seeks $150,000 in actual damages, $200,000 in exemplary damages based on a claim that our alleged failure to pay was fraudulent in nature, and $30,000 in attorneys’ fees. We filed our Original Answer on March 16, 2007, in which we denied all liability and that Mr. Andrews was ever our employee.

Goldking

Goldking was named as a responsible party by the U.S. Coast Guard for a release of oil into inland waters that occurred in the Garden Island Bay field in Louisiana following Hurricane Katrina in 2005. Goldking has disputed its responsibility for the release, and the U.S. Coast Guard has initiated an investigation into whether there is another responsible party. Goldking has spent approximately $368,000 to remediate the release and anticipate that the cost to complete all remaining remedial measures will be approximately $3.715 million. The U.S. Coast Guard informed Goldking verbally that an unaffiliated third party was the responsible party and the unaffiliated third party was notified by the U.S. Coast Guard of such fact.

MANAGEMENT

The following table sets forth certain information regarding our directors, executive officers and key employees without giving effect to our acquisition of Goldking:

Name	Age	Position
Alan Gaines	51	Chairman of the Board
James A. Watt	57	President, Chief Executive Officer and Director
Frank T. Smith, Jr.	60	Senior Vice President and Chief Financial Officer
Alan D. Bell	61	Director
Steven Barrenechea	47	Director
Richard M. Cohen	55	Director and Secretary
William E. Greenwood	68	Director
Steven M. Sisselman	48	Director

Alan Gaines.    Mr. Gaines has served as our Chairman of the Board since May 2001 and as our Chief Executive Officer from May 2001 to April 17, 2007. Since April 2005, Mr. Gaines has served as Vice Chairman of Baseline Oil & Gas Corp., a public company (OTC: BOGA.OB). In 1983, Mr. Gaines founded Gaines, Berland Inc., a full service brokerage firm and investment bank specializing in global energy markets, with particular emphasis given to small to mid-capitalization exploration and production, pipeline, midstream, and oilfield services companies. Mr. Gaines served as President of Gaines, Berland from 1983 to 1998. Mr. Gaines holds a BBA in Finance from Baruch College, and an MBA (“With Distinction”) from the Zarb School, Hofstra University School of Management.

James A. Watt.    Mr. Watt became a Director of the Company on April 16, 2007 and our President and Chief Executive Officer on April 17, 2007. From 1997 through 2006, Mr. Watt served as Chairman and Chief Executive Officer of Remington Oil and Gas Corp., which was recently acquired by Helix Energy Solutions Group, Inc. (NYSE: HLX). From 1993 through 1997, Mr. Watt served as Vice President—Exploration of Seagull E&P, Inc., and from 1991-1993, he served as Vice President—exploration and exploitation of Nerco Oil and Gas. From August 2006 through March 2007, Mr. Watt served as the Chairman and Chief Executive Officer of Maverick Oil & Gas, Inc. (OTC: MVOG.OB). Mr. Watt received a BS in Physics from Rensselaer Polytechnic Institute in 1971. Mr. Watt currently serves on the Board of Directors of Pacific Energy Resources Ltd (TSE: PFE) and Helix Energy Solutions Group, Inc.

Frank T. Smith, Jr.    Mr. Smith became our Senior Vice President and Chief Financial Officer on April 17, 2007. From 2004 through 2006, Mr. Smith served as Senior Vice President - Finance and Corporate Secretary of Remington Oil and Gas Corp., which was acquired by Helix Energy Solutions Group, Inc. (NYSE: HLX) in June 2005. From June 1997 through 2003, Mr. Smith served as Executive Vice President and Manager of energy lending at the Bank of Texas. From 1991 through 1997, Mr. Smith served as Director in the energy and utilities division of the First National Bank of Boston. Immediately prior to coming to our Company, he served as President and Chief Financial Officer of Sonoran Energy, Inc. (OTC: SNRN.OB). Mr. Smith received an MBA in Corporate Finance & Banking from the University of Pennsylvania (Wharton School).

Alan D. Bell.    Mr. Bell joined our Board of Directors on April 16, 2007. Previously, Mr. Bell worked in various capacities at Ernst & Young LLP from 1973 until his retirement in June 2006, at which time he was the Director of Ernst & Young’s Energy Practice in the Southwest United States. Mr. Bell worked in the Dallas office of Ernst & Young from 1973 to 1977 where he performed oil and gas company audits and again, from 1981 to 2006, where he continued his involvement in the energy industry. From 1977 to 1981, he worked in the Paris office of Ernst & Young on the post merger of client Elf Aquitaine from its two predecessor companies. Prior to joining Ernst & Young, Mr. Bell was a production engineer with Chevron Oil Company in the Gulf of Mexico from 1969 to 1972. He currently serves on the Board of Directors of Toreador Resources Corporation (NASDAQ: TRGL), where he serves as the Chairman of the Audit Committee. Mr. Bell received a BS in

Petroleum Engineering from the Colorado School of Mines in 1969 and received an MBA from Tulane University in 1973. He is a current member of the Board of Directors of the Dallas Petroleum Club and a member of the Society of Petroleum Engineers. Mr. Bell is also a member of the American Institute of Certified Public Accountants, Texas Society of Certified Public Accountants, Institute of Certified Management Accountants, Association of Insolvency Accountants and Association of Certified Fraud Examiners.

Steven Barrenechea.    Mr. Barrenechea has served as a Director since May 2001. From April 2005 to January 2006, Mr. Barrenechea served as a Director of Baseline Oil & Gas Corp., a public company (OTC: BOGA.OB). Since January 2005, Mr. Barrenechea has operated a number of restaurants. From 1993 to December 2004, he served as Chief Operating Officer of Coast to Coast Catering LLC, a catering service. Mr. Barrenechea is a member of the Board of Directors of the Creative Coalition, The Milford (Connecticut) Red Cross, and The Child Guidance Center of Fairfield County. Mr. Barrenechea holds a BBA from New York University.

Richard M. Cohen.    Mr. Cohen has served as a Director since December 2003. From December 2003 to April 2005, he served as our Chief Financial Officer. Since 1996, Mr. Cohen has been the President of Richard M. Cohen Consultants, a private financial services consulting company that assists both public and private companies with their corporate governance and corporate finance needs. In 1999, Mr. Cohen was the President of National Auto Credit, a publicly traded sub-prime auto finance company. From 1992-1995, Mr. Cohen was the President of General Media Inc., a publicly reporting international diversified publishing and communications company. Mr. Cohen is a Certified Public Accountant and worked at Arthur Andersen & Co. from 1975 to 1977. He received a BS (“With Honors”) from the University of Pennsylvania (Wharton School) and an MBA from Stanford University.

William E. Greenwood.    Mr. Greenwood joined our Board of Directors on April 16, 2007. Since 1995, Mr. Greenwood has performed consulting work in the Transportation Industry and served on numerous nonprofit and corporate boards, including Ameritruck, Trancisco, Mark VII, Transport Dynamics, Inc. and Remington Oil and Gas. Prior to that he was Chief Operating Officer and a Director at Burlington Northern Railroad from 1990 to 1994. He has been a member of the business school advisory board at several universities and is currently a member at Marquette and Texas Christian University, where he also served as an adjunct professor in 2004 and 2005. He graduated from Marquette University in 1960, with a BS in Business.

Steven M. Sisselman.    Mr. Sisselman has served as a Director since May 2004. From 1995 to the present, Mr. Sisselman has been a Vice-President of business development with Itera International Energy Corp., an Itera subsidiary operating in the US natural gas, real estate and commodity business. From 1992-1994, Mr. Sisselman was Vice-President of Dalon Inc., a petroleum trading company, responsible for trading crude oil and petroleum products from the former Soviet Union. For the 12 years prior to 1992, Mr. Sisselman was employed by Charter Oil Company, UBS AG, and Astra Oil working in various financial and trading positions both in the US and London, England. He graduated from University of Florida in 1980 with a BS in Business Administration with a major in Finance.

Executive and Director Compensation

Summary Compensation Table

James A. Watt and Frank T. Smith, Jr. became executive officers on April 17, 2007, therefore neither were paid any fees in 2006. Set forth below is the compensation awarded by us to our executive officers for our fiscal years ended December 31, 2006, 2005 and 2004, respectively:

Name and Principal Position )	Year		Salary		Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Alan Gaines, Chairman and Chief Executive Officer	2006		$434,987	(1)	—	—	—	—		—	$11,867	(2)	$446,854
	2005		408,333	(3)	—		$1,492,924	—		—	14,203	(2)	1,915,460
	2004		262,920		—		—	—		—			262,920
Amiel David, President and Chief Operating Officer	2006		317,493	(1)	—	—	—	16,122	(2)	—	—		333,615
	2005		287,498	(3)	—		1,500,266	14,076	(2)	—	—		1,801,840
	2004	(4)	143,956		—	—	—	—		—	—		143,956
Hugh Idstein, Chief Financial Officer (5)	2006		153,755		40,500		244,198	18,132	(2)	—	—		456,585
	2005	(6)	103,631		—		187,962	16,279	(2)	—	—		307,872

(1)	Includes salary for January 2007 paid in 2006.

(2)	Represents amounts paid by the Company for health insurance premiums.

(3)	Includes salary for January 2006 paid in 2005.

(4)	Commenced employment in February 2004.

(5)	Employment Agreement of Mr. Idstein expired by its terms on April 4, 2007.

(6)	Commenced employment on April 4, 2005.

Outstanding Equity Awards at Fiscal Year-End

Set forth below are the outstanding equity awards held by our executive officers at our fiscal year ended December 31, 2006:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Alan Gaines	500,000	125,000	n/a	$2.44	5/11/2010	—	n/a	n/a	n/a
Amiel David	250,000 500,000	— —	n/a n/a	1.25 2.44	2/14/2010 5/11/2010	— —	n/a n/a	n/a n/a	n/a n/a
Hugh Idstein	50,000 25,000	25,000 75,000	n/a n/a	2.56 2.35	4/03/2010 4/03/2011	— —	n/a n/a	n/a n/a	n/a n/a

Except as set forth in the table below, none of our directors are compensated in cash for their services but are reimbursed for out of pocket expenses incurred in furtherance of business. James A. Watt, Alan D. Bell and William E. Greenwood were each appointed as a director on April 16, 2007, therefore none of them were paid any fees in 2006.

Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Steven Barrenechea	$20,000	—	—	$78,966	(1)	—	—	$98,966
Marshall Lynn Bass (2)	$20,000	—	—	78,966	(1)	—	—	98,966
Richard M. Cohen	$20,000	—	—	78,966	(1)	—	—	98,966
Raissa S. Frenkel (2)	$20,000	—	—	78,966	(1)	—	—	98,966
Valery Otchertsov(3)	$20,000	—	—	78,966	(1)	—	—	98,966
Steven M. Sisselman	$20,000	—	—	78,966	(1)	—	—	98,966

(1)	Options awarded January 24, 2007 for services performed as director during fiscal year ended December 31, 2006.

(2)	Resigned from the Board on April 16, 2007.

(3)	Resigned from the Board on February 1, 2007.

In January 2007, pursuant to Dune’s 2005 Non-Employee Director Incentive Plan, we granted stock options to acquire up to 50,000 shares of common stock to each of our six outside directors. Such stock options may be exercised at any time prior to January 24, 2012 at an exercise price of $1.94 per share.

Employment Agreements

Effective April 17, 2007, we entered into new employment agreements (collectively, the “Employment Agreements”), pursuant to which we: (a) engaged James A. Watt to serve as our President and Chief Executive Officer, (b) engaged Frank T. Smith, Jr. to serve as Senior Vice President and Chief Financial Officer and (c) extended and modified our employment arrangements with each of Alan Gaines and Amiel David. Under the new Employment Agreements, Mr. Gaines will continue to serve as our Chairman and consented to no longer serve as Chief Executive Officer, and Dr. David agreed to resign as President and Chief Operating Officer and to serve as Senior Advisor to our Board of Directors.

The Employment Agreements provide for:

•

James A. Watt to serve as our President and Chief Executive Officer, at an initial annual base salary of $500,000, which base salary shall increase $50,000 during each of the next two years of his employment;

•	Alan Gaines to serve as our Chairman, at an initial annual base salary of $500,000, subject to increases of $50,000 during each of the next two years of his employment;

•

Frank T. Smith, Jr. to serve as Senior Vice President and our Chief Financial Officer, at an initial annual base salary of $200,000, which base salary shall increase to $225,000 during the second year of his employment; and

•	Amiel David to serve as our Senior Advisor to our Board of Directors, at an initial annual base salary of $400,000, subject to increases of $50,000 during each of the next two years of his employment.

Other than for Mr. Smith, the initial term of employment under the Employment Agreements is three (3) years, unless earlier terminated by us or executive officer by reason of disability, for cause, for “good reason,” change of control or otherwise. In the event we do not close the acquisition of Goldking on or prior to June 30, 2007, the initial term of Mr. Watt’s employment will be reduced from three years to two years and the initial terms of Mr. Gaines and Dr. David will be reduced from three years to one year. The initial term of Mr. Smith’s employment is two years and such term is not subject to reduction in the event we do not close the acquisition of Goldking.

In addition to base salary, Messrs. Watt, Gaines and Dr. David are eligible for a targeted annual bonus equal to 100% (40% in the case of Mr. Smith) of such officer’s then applicable base salary, as determined by our Board of Directors or committee thereof, based on such officer’s performance and achievement of quantitative and qualitative criteria set by our Board, as adjusted from year to year. Each of the above named officers is further eligible under his employment agreement to participate, subject to any eligibility, co-payment and waiting period requirements, in all employee health and/or benefit plans offered or made available to our senior officers. The employment agreements with Mr. Gaines and Dr. David provide for them to receive an additional bonus, in the amount of $250,000 and $150,000 respectively, if we successfully complete the acquisition of Goldking. Additionally, Mr. Gaines and Dr. David shall each receive a transaction bonus equal to 0.9% and 0.6% respectively, of the purchase price paid by the Company in any future acquisition(s).

Upon termination of an officer without “cause”, upon his resignation for “good reason”, or upon his termination following a “change of control” (each as defined in the Employment Agreements) such officer will be entitled to receive from us a severance payment equal to: (i) in the case of Messrs. Watt and Gaines, two and ninety nine one-hundredths times (2.99X) his then current base salary plus his then targeted annual bonus of not less than 100% of such base salary, in the case of Dr. David, to 24 months of his then current base salary plus pro rata bonus and fringe benefits otherwise due at the time of termination, and in the case of Mr. Smith, to 12 months of his then current base salary plus pro rata bonus and fringe benefits otherwise due at termination. Each such officer shall also be entitled to any unpaid bonus from the preceding year of employment, and any Restricted Stock (discussed below) granted to him shall immediately vest and all other stock options or grants, if any, made to him pursuant to any incentive or benefit plans then in effect shall vest and be exercisable, as applicable, in accordance with the terms of any such plans or agreements. We have agreed to pay Messrs. Watt, Gaines and Dr. David an additional gross-up amount equal to all Federal, state or local taxes that may be imposed upon them by reason of the severance payments. We have also agreed to pay Messrs. Watt and Smith a gross-up amount with respect to their respective relocation expenses.

Each of the officers named above have agreed that, during the respective term of his employment and for a one-year period after his termination (other than termination by him for good reason or by us without cause), not to engage, directly or indirectly, as an owner, employee, consultant or otherwise, in any business engaged in the exploration, drilling or production of natural gas or oil within any one mile radius from any property that we then have an ownership, leasehold or participation interest. Each officer is further prohibited during the above time period from soliciting or inducing, directly or indirectly, any of our then-current employees or customers, or any customers of ours during the one year preceding the termination of his employment.

Restricted Stock Agreements

Pursuant to Restricted Stock Agreements dated April 17, 2007, we have granted restricted stock awards to each of the four officers named above (collectively, the “Restricted Stock Agreements”), as follows:

•

3,000,000 shares of our common stock to each of Messrs. Watt and Gaines, which vest equally as to one-third of the shares over a three year period commencing at the grant date in the case of Mr. Gaines, and on the first year anniversary thereof in the case of Mr. Watt;

•	1,000,000 shares of our common stock to Dr. David, which fully vest as of the grant date; and

•	75,000 shares of our common stock to Mr. Smith, which vest equally as to one-third of the shares over a two year period commencing at the grant date.

As provided in the Restricted Stock Agreements, we retain a right of first refusal to acquire any of the shares awarded to these four officers at a per share price equal to the difference between (x) any bona fide third party offer and (y) the closing price for our common stock on the grant date. With the exception of Mr. Smith, we have also agreed to pay each executive officer named above an additional gross-up amount equal to all Federal, state or local taxes imposed upon him by reason of the restricted stock awards. In the event we do not complete the acquisition of Goldking on or prior to June 30, 2007, then all shares granted to Messrs. Watt, Gaines and to Dr. David, will be cancelled and null and void.

Board of Directors

Our by-laws currently provide for a board of directors consisting of seven members or such other number as shall be fixed from time to time by the board of directors. We have seven directors, three of whom are independent under the current rules of the American Stock Exchange (“AMEX”) where our common stock is listed and the rules and regulations of the SEC. Under AMEX rules governing director independence, by virtue of our largest stockholder, Itera Holdings BV, owning more than 50% of the voting power of the Company, we are a “controlled company” and are not required to comply with the requirement that a majority of our board of directors be independent.

Messrs. Bell, Barrenechea and Greenwood constitute the Audit Committee of our board of directors, established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements. Mr. Bell is the Chairman of our Audit Committee. The Board has also established a compensation committee consisting of Richard M. Cohen, Alan D. Bell and William E. Greenwood.

Corporate Governance

The Company has implemented corporate governance initiatives in compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations adopted by the SEC. Our corporate governance initiatives also comply with the rules of the AMEX. Our board of directors continually evaluates, and improves upon as appropriate, the Company’s corporate governance principles and policies.

The Company has also adopted a written code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer and any persons performing similar functions. A copy of the Company’s code of ethics is available to any person without charge upon written request addressed to Dune Energy, Inc., 3050 Post Oak Blvd., Suite 695, Houston, Texas 77056.

Indemnification of Directors and Officers

Our certificate of incorporation limits the personal liability of our officers and directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Our bylaws also provide for us to indemnify directors and officers to the fullest extent permitted by the Delaware General Corporation Law. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors or officers. We may enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our certificate of incorporation and by-laws. These agreements, among other things, would indemnify our directors and officers for certain expenses (including advancing expenses for attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person’s services as a director or officer of our Company, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 17, 2007 by (i) each person who, to our knowledge, beneficially owns more than 5% of our outstanding common stock; (ii) each of our current directors and executive officers (titles are set forth in parentheses next to the names of individuals listed below); and (iii) all of our current and executive officers and directors as a group:

Name of Beneficial Owner	Amount(1)	Percent of Class
Itera Holdings BV	35,464,397	58.3%
Alan Gaines (Chairman of the Board)	3,315,501(2)(3)	5.4%
James A. Watt (President, Chief Executive Officer and Director)	0(4)	*
Frank T. Smith, Jr. (Senior Vice President and Chief Financial Officer)	25,000(5)	*
Richard M. Cohen (Director and Secretary)	312,185(6)	*
Steven Barrenechea (Director)	222,500(6)(7)	*
Steven M. Sisselman (Director)	100,000(6)	*
William E. Greenwood (Director)	0	*
Alan D. Bell (Director)	0	*
All Officers and Directors as a Group (8 persons)	3,752,686(2)(3)(4)(5)(6)(7)	6.1%

*	Indicates ownership of less than 1%.

(1)

A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 15, 2007. Each beneficial owner’s percentage ownership is determined by assuming that options that are held by such person (but not held by any other person), and which are exercisable within 60 days from March 15, 2007, have been exercised.

(2)	Includes 625,000 shares underlying a stock option granted May 12, 2005.

(3)

Excludes 3,000,000 shares of common stock to be granted pursuant to a Restricted Stock Agreement dated April 17, 2007. All such shares are to be cancelled in the event the acquisition of Goldking is not completed by June 30, 2007. Such shares vest in equal installments of 1,000,000 shares each commencing on the grant date and the first and second anniversary date thereof.

(4)

Excludes 3,000,000 shares of common stock granted on April 17, 2007. All such shares are to be cancelled in the event the acquisition of Goldking is not completed by June 30, 2007. Such shares vest in equal installments of 1,000,000 shares each on April 17, 2008, 2009 and 2010.

(5)	Includes 25,000 shares of common stock granted on April 17, 2007 pursuant to a Restricted Stock Agreement dated April 17, 2007. An additional 25,000 shares vest on each of April 17, 2008 and 2009.

(6)	Includes (i) 50,000 shares underlying a stock option granted on October 28, 2005 and (ii) 50,000 shares underlying a stock option granted on January 24, 2007.

(7)	Includes 25,000 shares underlying a stock option granted on December 15, 2004.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In September of 2006, we amended our Term Loan Agreement with our majority stockholder, Itera Holdings BV (“Itera”). Amounts borrowed from Itera under the Term Loan Agreement are subordinated to all obligations under our Credit Agreement and Swap Agreement with our senior lenders and are evidenced by a Convertible Subordinated Note in the aggregate principal amount of $25 million. As of April 1, 2007, there was a total of $28,235,380 of principal and accrued interest outstanding under the Convertible Subordinated Note. A portion of the proceeds from this offering and the offering of Preferred Stock will be used to repay this obligation in full.

In April of 2006 we entered into a contract with Itera Rig, LLC to provide a drilling rig exclusively for our use. Itera Rig LLC is an affiliate of Itera. The contract is for an initial term of two years with an extension clause. The fixed day rate of $18,000 was based on current market rates and may be renegotiated in April of 2007.

As of April 15, 2007, Itera held 35,464,397 shares of our common stock which constituted 58.3% of our outstanding common stock on that date. As a result, Itera is a parent of the Company.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Agreement

For a description of the Credit Agreement see “The Transactions—Credit Agreement.”

Senior Revolving Credit Facility

Concurrently with the closing of this offering, we will to enter into a new senior secured revolving credit facility of which, pursuant to the terms of this offering, we will initially be able to borrow up to $20.0 million. Set forth below is a summary of the terms of the senior secured revolving credit facility that will be in effect following the completion of this offering. Under our new revolving credit facility, we will be able to make borrowings based on a percentage of proved reserves. Interest will accrue on amounts outstanding under our new revolving credit facility at floating rates equal to either the prime rate of interest in effect from time to time (plus a certain percentage in certain circumstances) or LIBOR plus a certain percentage based on the amount of availability under our new revolving credit facility. Our new revolving credit facility will require us to pay certain customary fees, including servicing fees, unused facility fees and pre-payment fees.

All obligations under our new revolving credit facility will be secured by a first priority security interest in all of our assets subject to certain exemptions. Our subsidiaries will provide non-recourse secured guarantees in connection with the new revolving credit facility. Our new revolving credit facility will contain customary covenants that will restrict our ability to, among other things:

•	declare and pay dividends;

•	prepay, redeem or purchase debt;

•	incur liens;

•	make loans and investments;

•	make capital expenditures;

•	incur additional indebtedness;

•	engage in mergers, acquisitions and asset sales;

•	enter into transactions with affiliates; and

•	engage in businesses that are not related to our business.

Our new revolving credit facility will also include financial covenants that, among other things, require us to maintain minimum availability under the revolving credit facility and maintain fixed charge coverage ratios. Our new revolving credit facility will contain customary events of default, including, but not limited to:

•	non-payment of principal, interest or fees;

•	violations of certain covenants;

•	certain bankruptcy-related events;

•	inaccuracy of representations and warranties in any material respect; and

•	cross defaults with certain other indebtedness and agreements.

We will be able to prepay amounts outstanding under our new revolving credit facility at any time, subject to the payment of certain fees if we prepay the facility prior to a certain time after the closing of our new revolving credit facility.

The new revolving credit facility will allow all lenders in the facility (or their affiliates) to provide hedges to us and to share pro rata in all collateral and guaranties given under the new revolving credit facility. These will be the only “Credit Support Documents” for the hedges, and no hedge provider will be entitled to demand separate collateral or guaranties. The hedge agreements may contain cross-defaults to “Events of Default” under the new revolving credit facility (and vice versa), but all decisions on waiving events of default or amending the new revolving credit facility will be made by the lenders, and the hedge providers will be bound by lender decision without any direct or indirect veto right.

GLOSSARY OF OIL AND NATURAL GAS TERMS

We have included below the definitions for certain oil and natural gas terms used in this offering circular:

“3-D seismic” Geophysical data that depict the subsurface strata in three dimensions. 3-D seismic typically provides a more detailed and accurate interpretation of the subsurface strata than 2-D, or two dimensional, seismic.

“Bbl” One stock tank barrel, or 42 U.S. gallons liquid volume, used in this offering circular in reference to oil and other liquid hydrocarbons.

“Bbl/d” One Bbl per day.

“Bcf” One billion cubic feet of natural gas.

“Bcfe” One billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs.

“completion” The installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

“developed acre” An acre spaced or assignable to a productive wells.

“development well” A well drilled with the proved area of an oil and gas reservoir to the depth of a stratigraphic horizon known to be productive.

“dry well” A well that is not a producing well.

“exploratory well” A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

“farm-in” An agreement between a participant who brings a property into the venture and another participant who agrees to spend an agreed amount to explore and develop the property and has no right of reimbursement but may gain a vested interest in the venture. A “farm-in” describes the position of the participant who agrees to spend the agreed-upon sum of money to gain a vested interest in the venture.

“field” An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

“Full Cost” An accounting method to account for the costs incurred in the acquisition, exploration, development and production of oil and natural gas reserves. Under this method, all costs, including internal costs directly related to acquisition, exploration and development activities are capitalizable as oil and natural gas property costs. Properties not subject to amortization consist of exploration and development costs which are evaluated on a property-by-property basis. Amortization of these unproved property costs begins when the properties become proved or their values become impaired. Dune assesses the realizability of unproved properties on at least an annual basis or when there has been an indication that an impairment in value may have occurred. Impairment of unproved properties is assessed based on management’s intention with regard to future exploration and development of individually significant properties and the ability of Dune to obtain funds to finance such exploration and development. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized. The fair value of an asset retirement obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The present value of the estimated asset retirement costs is capitalized as part of the carrying amount of the long-lived asset. The amounts recognized are based upon numerous estimates and assumptions, including future retirement costs, future recoverable quantities of oil and natural gas, future inflation rates and the credit-adjusted risk-free interest rate. Costs of oil and natural gas properties are amortized using the units of production method.

“gross wells” Total number of producing wells in which we have an interest.

“lease operating expenses” The expenses, usually recurring, which pay for operating the wells and equipment on a producing lease.

“Mbbl” One thousand barrels of oil or other liquid hydrocarbons.

“Mbtu” One thousand British Thermal Units.

“Mcf” One thousand cubic feet of natural gas.

“Mcf/d” One Mcf per day.

“Mcfe” One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs.

“Mcfe/d” One Mcfe per day.

“MMbbl” One million barrels of oil or other liquid hydrocarbons.

“MMbtu” One million British Thermal Units.

“MMcf” One million cubic feet of natural gas.

“MMcfe” One million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs.

“MMcfe/d” One MMcfe per day.

“net acre” Fractional ownership working interest multiplied by gross acres. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

“net wells” The sum of our fractional interests owned in gross wells.

“NGLs” Natural gas liquids.

“NYMEX” The New York Mercantile Exchange.

“pay” The vertical thickness of an oil and natural gas producing zone. Pay can be measured as either gross pay, including non-productive zones or net pay, including only zones that appear to be productive based upon logs and test data.

“plugging and abandonment” Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of many states require plugging of abandoned wells.

“proved reserves” Estimated quantities that geologic engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

“productive wells” Producing wells and wells capable of production.

“producing well” A well found to be capable of producing either natural gas or oil in sufficient quantities to justify completion as a natural gas or oil well.

“PDP” Proved developed producing.

“PDNP” Proved developed non-producing.

“PUD” Proved undeveloped.

“PV-10” The estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development and abandonment costs, using prices and costs in effect at the determination date, before income taxes, and without giving effect to non-property related expenses, discounted to a present value using an annual discount rate of 10% in accordance with the guidelines of the SEC.

“reserve life” A measure of the productive life of an oil and gas property or a group of properties, expressed in years.

“reservoir” A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

“sand” A geological term for a formation beneath the surface of the earth from which hydrocarbons are produced. Its make-up is sufficiently homogenous to differentiate it from other formations.

“Successful Efforts” An accounting method whereby costs to acquire mineral interests in crude oil and natural gas properties, to drill and equip exploratory wells that find proved reserves and to drill and equip development wells are capitalized. Depreciation and depletion of producing oil and gas properties are provided under the unit-of-production method. Proved developed reserves are used to compute unit rates for unamortized tangible and intangible development costs, and proved reserves are used for unamortized leasehold costs. Upon sale or retirement of depreciable or depletable property, the cost and related accumulated depreciation, depletion and amortization (“DD&A”) are eliminated from the accounts and the resulting gain or loss is recognized. Repairs and maintenance are expensed as incurred. Exploratory expenses, including geological and geophysical costs and delay rentals, for unevaluated oil and gas properties are charged to expense as incurred. Costs to drill exploratory wells that do not find proved reserves are expensed as oil and gas exploration costs. The costs of an exploratory well will be carried as an asset if the well is found to have a sufficient quantity of reserves to justify its capitalization as a producing well and as long as the company is making sufficient progress assessing the reserves and the economic and operating viability of the project.

“Tcf” One trillion cubic feet of natural gas.

“undeveloped acreage” Lease acres on which wells have not been drilled or completed to a point that would permit production of commercial quantities of oil or natural gas, regardless of whether that acreage contains proved reserve, but does not include undrilled acreage held by production under the terms of a lease.

“working interest” The interest in an oil and natural gas property (normally a leasehold interest) that gives the owner the right to drill, produce and conduct operations on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

GOLDKING ENERGY CORPORATION

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder

Goldking Energy Corporation:

We have audited the accompanying consolidated balance sheets of Goldking Energy Corporation (formerly Goldking Holding Corporation) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholder’s equity and cash flows for the years ended December 31, 2006 and 2005, and the period from July 27, 2004 (inception) through December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Goldking Energy Corporation (formerly Goldking Holding Corporation) as of December 31, 2006 and 2005, and the results of its operations and their cash flows for the years ended December 31, 2006 and 2005, and the period from July 27, 2004 (inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Hein & Associates LLP

Hein & Associates LLP

Houston, Texas

April 13, 2007

GOLDKING ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2006 AND 2005

(AMOUNTS IN USD)

	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$8,766,660	$10,419,522
Restricted cash	160,674	241,686
Accounts receivable	16,013,796	9,021,093
Accounts receivable from affiliates	—	41,260
Accounts receivable from property acquisition	2,312,283	—
Assets from price risk management activities	3,588,984	704,975
Deferred taxes	—	289,592
Prepaid expenses and other current assets	4,398,643	2,465,535

Total current assets	35,241,040	23,183,663
Oil and gas properties (under the successful efforts method of accounting)	242,335,749	108,826,625
Less: accumulated depreciation, depletion and amortization	(16,796,715)	(2,868,875)

Oil and gas properties, net	225,539,034	105,957,750

Escrow related to asset retirement obligation	2,123,707	2,034,392
Deferred taxes—non current	369,081	657,187
Assets from price risk management activities—non-current	4,334,705	—
Other assets, net	3,333,780	810,707

Total assets	$270,941,347	$132,643,699

Liabilities and Stockholder’s Equity
Current Liabilities:
Current maturities of long-term debt	$19,517,000	$10,000,000
Short-term notes payable	2,576,801	1,636,994
Accounts payable	5,902,007	4,615,353
Revenue distributions payable	10,586,943	3,943,523
Operator prepayment liabilities	366,756	471,842
Accrued lease operating expenses	1,334,397	1,767,307
Other accrued liabilities	6,329,634	3,019,720
Deferred taxes	816,027	—

Total current liabilities	47,429,565	25,454,739
Long-term debt	157,000,000	48,950,000
Asset retirement obligation	6,008,583	5,782,671
Liabilities from price risk management activities	—	811,846

Total liabilities	210,438,148	80,999,256
Commitments and Contingencies — See Note 12
Stockholder’s Equity:
Common stock, $.01 par, 10 shares authorized, issued and outstanding	—	—
Additional paid-in capital	60,053,526	53,618,526
Accumulated other comprehensive income (loss)	3,302,162	(496,703)
Accumulated (deficit)	(2,852,489)	(1,477,380)

Total stockholder’s equity	60,503,199	51,644,443

Total liabilities and stockholder’s equity	$270,941,347	$132,643,699

The accompanying notes are an integral part of these statements.

GOLDKING ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(AMOUNTS IN USD)

	Year Ended December 31		Period from July 27, 2004 (Inception) to December 31, 2004
	2006	2005
Revenues and Other:
Oil and natural gas revenues	$55,794,335	$10,553,338	$1,044,804
Price risk management activities	324,355	(958,682)	(6,617)
Gain on sale of oil and natural gas properties	3,305,028	50,738	—
Interest and other income	480,949	95,687	21,829

	59,904,667	9,741,081	1,060,016
Costs and Expenses:
Oil and natural gas operating expenses	20,135,006	4,389,973	560,292
Production and ad valorem taxes	5,437,504	870,337	70,752
Depreciation, depletion and amortization	14,958,039	2,658,799	240,871
Oil and natural gas exploration expenses	4,293,599	2,700	99,846
Asset retirement accretion expense	445,177	68,076	16
General and administrative expenses	9,303,831	2,505,261	656,138

Total operating expenses	54,573,156	10,495,146	1,627,915

Income (loss) from operations	5,331,511	(754,065)	(567,899)
Interest expense	(7,723,152)	(780,698)	(6,354)

Loss before income taxes	(2,391,641)	(1,534,763)	(574,253)
Income tax (expense) benefit	1,016,532	574,607	57,029

Net loss	$(1,375,109)	$(960,156)	$(517,224)

The accompanying notes are an integral part of these statements.

GOLDKING ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

(AMOUNTS IN USD)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive gain (Loss)	Accumulated earnings (Deficit)	Total Stockholder’s Equity
	Shares	Amount
Balance, July 27, 2004 (inception)	10	$—	$—	$—	$—	$—
Cash contributions	—	—	14,826,266	—	—	14,826,266
Assumed liabilities in excess of contributed assets	—	—	(422,741)	—	—	(422,741)
Net loss	—	—	—	—	(517,224)	(517,224)

Balance, December 31, 2004	10	—	14,403,525	—	(517,224)	13,886,301
Cash contributions	—	—	39,215,001	—	—	39,215,001
Net loss	—	—	—	—	(960,156)	(960,156)
Unrealized loss from price risk management activities, net of tax of $315,143	—	—	—	(496,703)	—	(496,703)
Total comprehensive loss	—	—	—	—	—	(1,456,859)

Balance, December 31, 2005	10	—	53,618,526	(496,703)	(1,477,380)	51,644,443
Cash contributions	—	—	6,435,000	—	—	6,435,000
Net loss	—	—	—	—	(1,375,109)	(1,375,109)
Unrealized gain from price risk management activities, net of tax of $2,410,257	—	—	—	3,798,865		3,798,865
Total comprehensive income	—	—	—	—	—	2,423,756

Balance, December 31, 2006	10	$—	$60,053,526	$3,302,162	$(2,852,489)	$60,503,199

The accompanying notes are an integral part of these statements.

GOLDKING ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN USD)

	Year Ended December 31, 2006	Year Ended December 31, 2005	Period from July 27, 2004 (Inception) to December 31, 2004
Cash Flows From Operating Activities:
Net loss	$(1,375,109)	$(960,156)	$(517,224)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on sale of oil and natural gas property	(3,305,028)	(50,738)	—
Non-cash price risk management activities	1,409,682	958,682	6,617
Deferred income tax (benefit)	(1,016,532)	(574,607)	(57,029)
Accretion of asset retirement liability	445,177	68,076	16
Depreciation, depletion and amortization expense	14,958,039	2,658,799	240,871
Amortization of deferred financing costs	780,033	42,719	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(9,263,726)	(7,333,282)	(1,552,170)
Increase in prepaid expenses and other assets	(1,933,108)	(2,235,545)	(229,990)
Decrease in other assets	2,950	(2,077)	—
Increase in accounts and revenue distributions payable	7,128,104	6,713,349	837,418
Increase (decrease) in accrued liabilities, lease operating expenses payable and operator prepayment liabilities	2,563,205	875,559	1,124,227

Net cash provided by (used in) operating activities	10,393,687	160,779	(147,264)

Cash Flows From Investing Activities:
Acquisition of oil and natural gas properties	(123,800,418)	(80,769,845)	—
Capital expenditures	(14,033,733)	(11,337,036)	(7,322,343)
Proceeds from sale of property and equipment	6,510,218	57,172	—
(Increase) decrease in restricted cash	81,012	(241,686)	—
Purchase of derivatives related to future periods	(3,231,120)	(1,563,174)	(107,100)
Increase in escrow fund	(89,315)	(2,034,392)	—

Net cash used in investing activities	(134,563,356)	(95,888,961)	(7,429,443)

Cash Flows From Financing Activities:
Capital contributions from shareholder	6,435,000	39,215,001	14,826,266
Proceeds from long-term borrowing	177,000,000	58,950,000	—
Repayments of long-term borrowing	(59,433,000)	—	—
Payments for deferred financing costs	(2,425,000)	(535,000)	—
Increase (decrease) in short-term notes payable	939,807	1,636,994	(368,850)

Net cash provided by financing activities	122,516,807	99,266,995	14,457,416

Net Increase (Decrease) in Cash and Cash Equivalents	(1,652,862)	3,538,813	6,880,709
Cash and Cash Equivalents—beginning of period	10,419,522	6,880,709	—

Cash and Cash Equivalents—end of period	$8,766,660	$10,419,522	$6,880,709

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$7,865,972	$81,685	$6,574
Federal and state income taxes	—	—	—
Non-Cash Investing and Financing Activities:
Net liabilities contributed by shareholder upon formation (excluding cash)	$—	$—	$(422,741)
Asset retirement obligation assumed	1,331,408	5,632,282	66,401
Short-term note payable to finance insurance policies	2,891,027	1,836,730	—

The accompanying notes are an integral part of these statements

GOLDKING ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—THE COMPANY

Goldking Energy Corporation is an independent energy company engaged, directly or through its subsidiaries, in the acquisition, development, exploration and production of crude oil and natural gas in the United States, principally on shore and in state waters in South Louisiana and the upper Texas Gulf Coast. Goldking was originally formed as Goldking Holding Corporation on July 20, 2004 by Goldking Energy Holdings, L.P., a Texas Limited Partnership that owns all of its capital stock but was renamed to Goldking Energy Corporation on December 8, 2006. On July 26, 2004, certain members of management contributed cash and all of the capital stock of three operating entities, Goldking Texas, Inc. (formerly named Goldking Energy Corporation, later merged into Goldking Operating Company), Goldking Operating Company and Goldking Energy Offshore Corporation (later merged into Goldking Operating Company) (the “Predecessor Entities”), and Natural Gas Partners VII, L.P. (“NGP”) contributed cash to Goldking in exchange for equity interests in Goldking Energy Holdings L.P. and its General Partner. Operations commenced on July 27, 2004.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

Accounting policies used by Goldking and its subsidiaries conform to accounting principles generally accepted in the United States of America. The more significant of such policies are discussed below. The consolidated financial statements include the accounts of Goldking and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management of Goldking to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Goldking bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Goldking’s estimates of oil and natural gas reserve quantities are the basis for the calculation of depreciation, depletion and impairment of oil and natural gas properties. Other items subject to estimates and assumptions include: the carrying amounts of property, plant and equipment, asset retirement obligations, valuation allowances for receivables and deferred income tax assets, and valuation of derivative instruments.

Reclassifications

Certain reclassifications have been made in prior period financial statements to conform to the current period presentation. These reclassifications have not resulted in any changes to previously reported net loss for any periods.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounts Receivable

Accounts receivable consist of the following:

	December 31,
	2006	2005
Crude oil and natural gas sales	$11,701,267	$7,981,394
Joint interest billings	4,288,586	1,006,256
Employee	23,943	33,443

Total	$16,013,796	$9,021,093

Goldking routinely assesses the recoverability of all material trade and other receivables to determine their collectibility, and accrues a reserve on a receivable when, based on the judgment of management, it is probable that a receivable will not be collected and the amount of any reserve may be reasonably estimated. Actual write-offs could exceed the recorded allowance. No allowance for doubtful accounts was considered necessary at December 31, 2006 and 2005.

Prepaid Expenses

Prepaid expenses consist of the following:

	December 31,
	2006	2005
Prepaid insurance	$3,196,251	$2,106,590
Prepaid drilling costs	571,855	357,045
Other current assets	630,537	1,900

Total	$4,398,643	$2,465,535

Oil and Natural Gas Properties

Successful Efforts Method—Goldking accounts for its crude oil and natural gas properties under the successful efforts method of accounting. Under this method, costs to acquire mineral interests in crude oil and natural gas properties, to drill and equip exploratory wells that find proved reserves and to drill and equip development wells are capitalized. Depreciation and depletion of producing oil and natural gas properties are provided under the unit-of-production method. Proved developed reserves are used to compute unit rates for unamortized tangible and intangible development costs, and proved reserves are used for unamortized leasehold costs. Upon sale or retirement of depreciable or depletable property, the cost and related accumulated depreciation, depletion and amortization (“DD&A”) are eliminated from the accounts and the resulting gain or loss is recognized. Repairs and maintenance are expensed as incurred. Exploratory expenses, including geological and geophysical costs and delay rentals, for unevaluated oil and natural gas properties are charged to expense as incurred. Costs to drill exploratory wells that do not find proved reserves are expensed as oil and natural gas exploration costs. Goldking will carry the costs of an exploratory well as an asset if the well is found to have a sufficient quantity of reserves to justify its capitalization as a producing well and as long as Goldking is making sufficient progress assessing the reserves and the economic and operating viability of the project. Goldking’s ability to move forward on a project may be dependent on gaining access to transportation or processing facilities or obtaining permits and government or partner approval, the timing of which is beyond Goldking’s control. Exploratory well costs may remain suspended as long as Goldking is actively pursuing access to necessary facilities and access to such permits and approvals and believes they will be obtained. Goldking has no significant suspended costs at December 31, 2006 and 2005.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Impairment—Pursuant to Statement of Financial Accounting Standards No. 144, “Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), Goldking reviews proved oil and natural gas properties and other long-lived assets for impairment when events and circumstances indicate a decline in the recoverability of the carrying value of such properties, such as a downward revision of the reserve estimates or commodity prices. Goldking estimates the future cash flows expected in connection with the properties and compares such future cash flows to the carrying amount of the properties to determine if the carrying amount is recoverable. When the carrying amounts of the properties exceed their estimated undiscounted future cash flows, the carrying amount of the properties is written down to their estimated fair value. The factors used to determine fair value include, but are not limited to, estimates of proved reserves, future commodity prices, and timing of future production, future capital expenditures and a risk-adjusted discount rate. No asset impairments were recorded by Goldking for the year ended December 31, 2006 and 2005 or for the period from July 27, 2004 (inception) to December 31, 2004.

Individually significant unproved properties are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Cash flows used in the impairment analysis are determined based on management’s estimates of crude oil and natural gas reserves, future commodity prices and future costs to extract the reserves. Cash flow estimates related to probable and possible reserves are reduced by additional risk-weighting factors. Other individually insignificant unproved properties are combined into groups and amortized on the basis of Goldking’s experience of successful drilling and average holding period. Goldking has no significant investments in unproved properties at December 31, 2006 and 2005.

Asset Retirement Obligations

SFAS No. 143, “Accounting for Asset Retirement Obligations,” addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. The associated asset retirement costs are capitalized as part of the carrying cost of the asset. Goldking’s asset retirement obligations consist of estimated costs for dismantlement, removal, site reclamation and similar activities associated with its oil and natural gas properties. An asset retirement obligation and the related asset retirement cost are recorded when an asset is first drilled, constructed or purchased. The asset retirement cost is determined and discounted to present value using a credit-adjusted risk-free rate. After initial recording, the liability is increased for the passage of time, with the increase being reflected as accretion expense in the statement of operations. Subsequent adjustments in the cost estimate are reflected in the asset retirement obligation liability and the amounts continue to be amortized over the useful life of the related long-lived asset.

Other Assets

Other assets are recorded at cost and consist of the following:

	December 31,
	2006	2005
Deferred financing costs	$2,137,248	$492,281
Furniture, fixtures and equipment, net	1,196,532	315,476
Other asset	—	2,950

Total	$3,333,780	$810,707

Deferred Financing Costs

Deferred financing costs are amortized on a straight-line basis, which approximates the effective interest method, over the term of the associated debt.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Furniture, Fixtures and Equipment

Furniture, fixtures and equipment are depreciated on the straight-line method based on the expected lives of the assets.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized when items of income and expense are recognized in the financial statements in different periods than when recognized in the tax return. Deferred tax assets arise when expenses are recognized in the financial statements before the tax returns or when income items are recognized in the tax return prior to the financial statements. Deferred tax assets also arise when operating losses or tax credits are available to offset tax payments due in future years. Deferred tax liabilities arise when income items are recognized in the financial statements before the tax returns or when expenses are recognized in the tax return prior to the financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair values for each class of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between two willing parties.

The carrying amounts of cash, cash equivalents, restricted cash, accounts receivable, accounts payable, accrued Liabilities and short-term notes payable approximate fair value due to the short-term nature or maturity of the instruments.

The fair value of Goldking’s long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to Goldking for debt of the same maturities. The carrying amount of borrowings outstanding under Goldking’s long-term debt agreement approximates fair value as the interest rates are tied to current market rates.

Derivative instruments are carried at their estimated fair market value on the balance sheet.

Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and investments purchased with original maturities of three months or less.

Restricted Cash

Goldking classifies cash balances as restricted cash when cash is restricted as to withdrawal or usage. The restricted cash balance of $160,674 and $241,686 as of December 31, 2006 and 2005, respectively relate to Goldking’s price risk management activities.

Revenue Recognition

Goldking uses the sales method to account for sales of crude oil and natural gas. Under this method, revenues are recognized based on actual volumes of oil and natural gas sold to purchasers. The volumes sold may

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

differ from the volumes to which Goldking is entitled based on their interests in the properties. These differences create imbalances which are recognized as a liability only when the imbalance exceeds the estimate of remaining reserves. Goldking had no significant imbalances at December 31, 2006 and 2005.

Derivative Instruments and Hedging Activities

Goldking uses various derivative instruments in connection with anticipated crude oil and natural gas sales to minimize the impact of commodity price fluctuations. Such instruments include the purchase of put options, fixed price swaps and costless collars. Although these derivative instruments expose Goldking to credit risk, Goldking monitors the creditworthiness of its counterparties, who include Bank of America, N.A., BP North America Gas and Power and Coral Energy Holdings L.P., and believes that losses from nonperformance are unlikely to occur. However, Goldking is not able to predict sudden changes in its counterparties’ creditworthiness.

Goldking accounts for its derivative instruments and hedging activities in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended. The statement established accounting and reporting standards requiring every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded on the balance sheet as either an asset or liability measured at fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met wherein gains and losses are reflected in shareholder’s equity in other comprehensive income (loss) until the forecasted production occurs; at which time these amounts are reclassified to earnings. Only derivative instruments that are expected to be highly effective in offsetting anticipated gains or losses on the hedged cash flows and that are subsequently documented to have been highly effective can qualify for hedge accounting. Any ineffectiveness in hedging instruments whereby gains or losses do not exactly offset anticipated gains or losses of hedged cash flows is recorded in earnings in the period in which the gain or loss occurs.

Related Party Transactions

Goldking pays Board of Director and advisory fees to affiliates of NGP. Directors’ fees totaling $20,000, $20,000 and $8,333 during the years ended December 31, 2006 and 2005, and the period from July 27, 2004 (inception) through December 31, 2004, respectively, were paid to affiliates of NGP. Additionally, advisory fees totaling $75,000 and $75,000 were also paid to affiliates of NGP during the years ended December 31, 2006 and 2005, respectively. There were no advisory fees paid to affiliates of NGP during the period from July 27, 2004 (inception) through December 31, 2004. Goldking pays a “financing fee” to an NGP affiliate that is equal to 1% of NGP’s cash capital contributions to Goldking, which fees totaled $65,000, $385,000 and $150,000 for the years ended December 31, 2006 and 2005, and the period from July 27, 2004 (inception) through December 31, 2004, respectively. The financing fees were treated as offering costs and reflected as a reduction of additional paid-in capital.

During 2006, Goldking advanced its two principal owners approximately $1,500,000, one-half to each, to purchase certain royalty and override interest in oil and natural gas properties. The advances were repaid in their entirety prior to the year ended December 31, 2006.

During 2006, Goldking leased an airplane from a corporation owned by one of the officer/directors of Goldking. Airplane lease and usage payments totaled approximately $56,000 for the year ended December 31, 2006. Additionally, Goldking leases employees from the same corporation to operate the aircraft and perform services related to Goldking’s field transportation assets. Payments for the leased employees totaled $24,000 for the year ended December 31, 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Concentrations of Credit Risk

Substantially all of Goldking’s accounts receivable result from natural gas and crude oil sales or joint interest billings to third parties in the oil and natural gas industry in the United States. This concentration of customers and joint interest owners may impact Goldking’s overall credit risk in that these entities may be similarly affected by changes in economic and other conditions. Accounts receivable are generally not collateralized. Historically, Goldking has not experienced credit losses on its accounts receivable. Based on the current demand for natural gas and crude oil, Goldking does not expect that termination of sales to any of its current purchasers would have a material adverse effect on the its ability to find replacement purchasers and to sell its production at favorable market prices. At December 31, 2006 and 2005, three customers represented 73% and 65%, respectively of crude oil and natural gas sales receivable.

Further, Goldking’s derivative instruments also expose it to credit risk in the event of nonperformance by counterparties. Generally, these contracts are with major investment grade financial institutions and other substantive counterparties. Goldking believes that credit risk related to the crude oil and natural gas futures and collar contracts is no greater than the risk associated with the primary contracts, and that the elimination of price risk through its hedging and derivative activities reduces volatility in reported results of operations, financial position and cash flows from period to period and lowers its overall business risk. However, as a result of these same hedging and derivative activities, Goldking may be exposed to greater credit risk in the future.

Cash and cash equivalents include investments in money market accounts placed with highly-rated financial institutions. Goldking’s bank deposit accounts may, at times, exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. Goldking has not experienced any losses in such accounts.

New Accounting Pronouncements

Accounting for Fair Value Measurements. In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157 Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”) and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Goldking is currently evaluating the impact that this interpretation may have on its consolidated financial statements.

Accounting for Uncertainty in Income Taxes. In June 2006, the FASB issued Interpretation No. 48 (“FIN 48”) “Accounting for Uncertainty in Income Taxes” which is an interpretation of FASB Statement No. 109 “Accounting for Income Taxes” (“SFAS 109”). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS 109. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. Goldking does not expect FIN 48 to have a material effect on Goldking’s financial condition, results of operations or cash flows.

Accounting Changes and Error Corrections. In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which replaces Accounting Principles Board Opinions No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements—An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Goldking adopted the provisions of SFAS No. 154 on January 1, 2006. There was no impact to the financial statements as a result of this change.

NOTE 3—PREDECESSOR ENTITIES

The contribution of assets and liabilities of the Predecessor Entities to Goldking at inception was determined to be a transfer of assets and liabilities between entities under common control. Accordingly, the contributed assets and assumed liabilities of $1,264,189 and $1,686,930, respectively, have been reflected at the Predecessor Entities’ carrying value. The contributed assets consist primarily of oil and natural gas properties and the assumed liabilities consist primarily of trade payables, employee benefits liabilities and notes payable. The contribution of the Predecessor Entities provided Goldking with a platform with which to conduct operations related to the acquisition, exploration and development of crude oil and natural gas reserves.

NOTE 4—ACQUISITION OF OIL & NATURAL GAS PROPERTIES

On September 28, 2006, Goldking acquired certain oil and natural gas properties from Hilcorp Energy II, L.P., Hilcorp Energy I, L.P., and Hilcorp Energy IV, L.P. (the “Hilcorp Properties”) for total cash consideration of $123,184,100, which was based on the contract acquisition price of $126,000,000, net of certain purchase price adjustments agreed to with the seller. The properties consist of interests in the Abbeville, Bayou Choctaw, Comite, South Florence, Lake Arthur, Lake Boeuf, East Lake Sand, Manchester, Murphy Lake and South Thornwell Fields in various parishes in South Louisiana, and Columbus, Hitchcock, Malo Domingo and Toro Grande Fields in South Texas.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed:

Oil and natural gas properties	$125,883,529
Net working capital	(1,010,683)
Asset retirement obligations	(1,072,428)

Cash paid including acquisition costs of approximately $616,318	$(123,800,418)

On October 31, 2005, Goldking acquired certain oil and natural gas properties from EnerVest Energy, L.P. (“EnerVest”) for total cash consideration of $79,071,310, which was based on a contract price of $94,470,700, net of revenues and expenses, capital expenditures, and certain other purchase price adjustments as a result of operations from the effective date July 1, 2005 through the closing date of the transaction of October 31, 2005, totaling $15,399,390. The properties, referred to as the Bayou Properties, consist of interests in the Bateman Lake, Broussard North, Leeville and Garden Island Bay Fields in various parishes in South Louisiana, and the Chocolate Bayou Field in Brazoria County, Texas.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their fair values, on October 31, 2005:

Oil and natural gas properties	$89,021,577
Net working capital	(2,965,008)
Asset retirement obligations	(5,632,281)

Cash paid including acquisition costs of $1,352,978	$80,424,288

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following summarizes the unaudited pro forma financial information for years ended December 31, 2006 and 2005 assuming the Hilcorp Properties acquired from Hilcorp Energy II, L.P., Hilcorp Energy I, L.P., and Hilcorp Energy IV, L.P. on September 28, 2006 and the Bayou Properties acquired from EnerVest on October 31, 2005, as described in NOTE 4, occurred as of January 1, 2005. These unaudited pro forma financial results have been prepared for informational purposes only. These unaudited pro forma financial results may not be indicative of the results that would have occurred if Goldking had completed the acquisitions at these dates or the results that will be attained in the future.

	Year Ended December 31,
	2006	2005
	(dollars in thousands)
Oil and natural gas revenues	$85,358	$84,905
Net income	2,353	7,838

NOTE 5—PROPERTY SALES

On May 4, 2006, Goldking sold its interest in the Buna Field for cash consideration of $573,135 and recognized a gain of $311,255. On August 16, 2006, Goldking sold its interests in 18 non-operated properties located in Louisiana, Texas, New Mexico and West Virginia to GreenBriar Energy IV LP for cash consideration of $5,858,695 (net of costs associated with the sale of approximately $150,000). A gain of $2,965,712 was recognized on the sale to GreenBriar during the year ended December 31, 2006. Goldking sold its interest in other miscellaneous oil and natural gas properties resulting in cash proceeds of $78,388 and recognizing gains on these sales of $28,061.

NOTE 6—ASSET RETIREMENT OBLIGATIONS

Goldking maintains an escrow agreement that has been established for the purpose of assuring maintenance and administration of a performance bond which secures certain plugging and abandonment obligations assumed by Goldking in the acquisition of oil and natural gas properties from EnerVest. At December 31, 2006 and 2005, respectively, the amount of the escrow account totaled $2,123,707 and $2,034,392.

Changes in Goldking’s asset retirement obligations were as follows:

	Year ended December 31,		Period from July 27, 2004 (Inception) to December 31,
	2006	2005	2004
Asset retirement obligations, beginning of period	$5,782,671	$82,313	$—
Fair value of liabilities assumed in acquisitions	1,331,408	5,632,282	—
Liabilities contributed at formation	—	—	82,297
Liabilities related to property sales	(6,442)	—	—
Restatement due to change in abandonment year	(1,544,231)	—	—
Accretion expense	445,177	68,076	16

Asset retirement obligations, end of period	$6,008,583	$5,782,671	$82,313

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 7—DEBT

Long-Term Debt

In connection with Goldking’s acquisition of the Hilcorp Properties on September 28, 2006, Goldking Energy Corporation (later renamed Goldking Texas, Inc., then merged into Goldking Operating Company), a wholly-owned subsidiary of Goldking, entered into a $260,000,000 Senior Secured Credit Facility (the “Credit Agreement”) with Bank of America, N.A. and Union Bank of California, N.A. Proceeds from the Credit Agreement were used to retire existing debt, fund the acquisition of the Hilcorp Properties and provide working capital. The Credit Agreement was guaranteed by Goldking.

On December 19, 2006, Goldking amended its Credit Agreement with Bank of America and certain other lenders, entering into a First Amendment to Credit Agreement (the “First Amended Credit Agreement”). Also on December 19, 2006, Goldking entered into a Second Lien Term Loan Agreement (the “Second Lien Loan Agreement”).

The First Amended Credit Agreement provides for the following loan facilities:

Revolver Loan Facility. A $200,000,000 revolving credit facility (the “Revolver”) with an initial borrowing base of $130,000,000, including a letter of credit sub-limit of $20,000,000. The Revolver matures on September 28, 2010. Goldking borrowed $117,000,000 under this facility as of December 19, 2006, as well as $4,125,000 in outstanding letters of credit.

Term B Loan Facility. A $20,000,000 single draw term loan facility (the “Term B Loan”) maturing September 28, 2007. Goldking borrowed $19,517,000 under this facility as of December 19, 2006.

Second Lien Term Loan Facility. A $40,000,000 single draw loan facility (the “Second Lien Term Loan”) maturing September 28, 2011. Goldking borrowed $40,000,000 under this facility as of December 19, 2006.

Borrowings under Goldking’s Term B Loan and Revolver, as well as any other obligations under the First Amended Credit Agreement, and obligations related to Goldking’s commodity hedge positions, are together secured by first priority liens covering and encumbering substantially all of Goldking’s assets, including mineral interests owned by Goldking and its subsidiaries, the capital stock of its current and future subsidiaries, and all personal property owned by Goldking and its subsidiaries. Borrowings under the Second Lien Term Loan are secured by second priority liens covering substantially all of Goldking’s assets, including mineral interests owned by Goldking and its subsidiaries, the capital stock of its current and future subsidiaries and all personal property owned by Goldking and its subsidiaries. The Term B Loan and the Second Lien Term Loan are referred to together as the “Senior Term Loans”.

The Credit Agreement allows either Base Rate borrowings or Eurodollar borrowings on both the Revolver and the Senior Term Loans, at the option of the borrower.

Base Rate Borrowings: In the case of Base Rate borrowings, interest is calculated based on the sum of (1) the greater of (a) the Prime Rate then in effect, or (b) the sum of the Federal Funds Rate then in effect plus 0.5%, and (2) the Applicable Base Rate Margin. For the Revolver, the Applicable Base Rate Margin ranges from 0.0% to 0.675%, based on facility utilization. For the Term B Loan, the Applicable Base Rate Margin is a fixed 2.0%. For the Second Lien Term Loan, the Applicable Base Rate Margin is 4%.

Eurodollar Borrowings: In the case of Eurodollar borrowings, for the Revolver and Term B Loan, interest is calculated based on the sum of the Adjusted LIBOR Rate (defined as the applicable LIBOR rate divided by 1.0 minus the prevailing Eurodollar Reserve Percentage) plus the Applicable Eurodollar Margin. For

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the Revolver, the Applicable Eurodollar Margin ranges from 1.25% to 1.875%, based on facility utilization. For the Term B Loan, the Applicable Eurodollar Margin is a fixed 3.25%. In the case of Eurodollar borrowings under the Second Lien Term Loan, interest is calculated based on the sum of the average British Banker’s Association Interest Settlement Rate for deposits in Dollars, plus 5%.

The First Amended Credit Agreement requires compliance by Goldking with certain covenants, including financial covenants, on a quarterly basis. The financial covenants, which are generally effective beginning, and for the three month period ended, December 31, 2006, include: (1) a requirement to maintain a minimum ratio of consolidated current assets to consolidated current liabilities, as defined, of at least 1.0 at the end of each fiscal quarter; (2) a requirement to maintain a ratio of consolidated earnings before interest, depreciation, taxes and amortization (“EBITDA”) for the four fiscal quarter period most recently ended to the consolidated interest expense for such period of at least 2.5 to 1 (except that this ratio is calculated for the three month period ending December 31, 2006, the six month period ending March 31, 2007, and the nine month period ending June 30, 2007, and for four trailing fiscal quarter periods thereafter); and, (3) so long as amounts remain outstanding under the Term B Loan, a requirement to maintain the ratio of consolidated funded indebtedness to consolidated EBITDA for the four fiscal quarter periods most recently ended prior to the determination period at or below 4.0 to 1, 3.75 to 1, 3.5 to 1, 3.25 to 1 and 3.0 to 1 for the fiscal quarters ending December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007 and each fiscal quarter thereafter, respectively (except that calculation of consolidated EBITDA will be annualized for the three month period ending December 31, 2006, for the six month period ending March 31, 2007 and for the nine month period ending June 31, 2007, and calculated based on trailing four fiscal quarter periods thereafter).

The Second Lien Loan Agreement also requires compliance by Goldking with certain financial covenants on a quarterly basis as follows: (1) Goldking must not permit its ratio of consolidated current assets to consolidated current liabilities, as defined, to be less than 1.0 for any fiscal quarter beginning December 31, 2006; (2) Goldking must not permit its ratio of consolidated EBITDA to consolidated net interest expense, as defined, to be less than 2.0 (calculated as noted above in the First Amended Credit Agreement covenant); (3) so long as amounts remain outstanding under the Term B Loan, Goldking must not permit its consolidated funded indebtedness to consolidated EBITDA, as defined, to exceed 4.5 for the fiscal quarter ended December 31, 2006, 4.25 for the fiscal quarter ended March 31, 2007, 4.0 for the fiscal quarter ended June 31, 2007, 3.75 for the fiscal quarter ended September 30, 2007 and 3.5 for each fiscal quarter thereafter; and, (4) Goldking will not permit at any time the ratio of its present value of proved mineral interests to Consolidated Funded Indebtedness to be less than 1.5.

The First Amended Credit Agreement restricts Goldking’s ability to incur additional debt, except for certain pre-existing letters of credit, unsecured letters of credit permitted in connection with certain allowed derivative contracts, the financing of Borrower’s annual insurance premium and certain other unsecured debt in an amount not to exceed $500,000, or to dispose of oil and natural gas properties except as provided for in the First Amended Credit Agreement. The First Amended Credit Agreement prohibits transactions which hedge in excess of 85% of Goldking’s anticipated future production of proved crude oil and natural gas.

Goldking was in violation of the Consolidated EBITDA to Consolidated Net Interest Expense covenant and the Consolidated Funded Indebtedness to Consolidated EBITDA covenant for the quarter ending December 31, 2006 under the First Amended Credit Agreement and the Second Lien Loan Agreement. Goldking’s lenders under the First Amended Credit Agreement and Second Lien Loan Agreement waived these covenants for the quarter ending December 31, 2006. Goldking’s lenders under the First Amended Credit Agreement amended the Agreement such that Goldking’s ratio of Consolidated EBITDA to Consolidated Net Interest Expense for the quarter ending March 31, 2007 must not be less than 2.0 to 1.0, and such that Goldking’s ratio of Consolidated Funded Indebtedness to Consolidated EBITDA for the quarter ending

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2007 must not exceed 5.0 to 1.0. The Agreement was also amended such that the calculation of these two ratios is conducted for the quarter ending March 31, 2007 based on the period January 1, 2007 through March 31, 2007, for the quarter ending June 30, 2007 based on the period April 1, 2007 through June 30, 2007 annualized, for the quarter ending September 30, 2007 based on the period April 1, 2007 through September 30, 2007 annualized, for the quarter ending December 31, 2007 based on the period April 1, 2007 through December 31, 2007 annualized, and for the quarter ending March 31, 2008, and thereafter, based on the four trailing consecutive quarters including such quarter.

Goldking’s lenders under the Second Lien Loan Agreement amended the Agreement such that Goldking’s ratio of Consolidated Funded Indebtedness to Consolidated EBITDA for the quarter ending March 31, 2007 must not exceed 5.0 to 1.0. The Agreement was also amended such that the calculation of Consolidated EBITDA to Consolidated Net Interest Expense and Consolidated Funded Indebtedness to Consolidated EBITDA ratios are conducted for the quarter ending March 31, 2007 based on the period January 1, 2007 through March 31, 2007 annualized, for the quarter ending June 30, 2007 based on the period April 1, 2007 through June 30, 2007 annualized, for the quarter ending September 30, 2007 based on the period April 1, 2007 through September 30, 2007 annualized, for the quarter ending December 31, 2007 based on the period April 1, 2007 through December 31, 2007 annualized, and for the quarter ending March 31, 2008, and thereafter, based on the four trailing consecutive quarters including such quarter. Goldking expected to be in compliance with these amended financial covenants for the quarter ending March 31, 2007 and thereafter.

The Credit Agreement required an upfront fee of $2,375,000, in addition to an annual administrative agency fee of $50,000. The upfront fee was allocated to the facilities available under the Credit Agreement (and later to the facilities available under the First Amended Credit Agreement and the Second Lien Loan Agreement, which facilities did not result in additional upfront fees), and is being amortized over the respective lives of the facilities. The annual administrative agency fee is being amortized over a one-year period. At September 30, 2006, Goldking expensed approximately $300,000 in unamortized fees related to its previous facility.

Outstanding letters of credit under the Credit Agreement totaled $4,125,000 at September 30, 2006. In addition, Goldking had $825,000 of outstanding letters of credit provided by other financial institutions.

Prior to the Credit Agreement, the First Amended Credit Agreement and the Second Lien Loan Agreement, Goldking Energy Corporation (later renamed Goldking Texas, Inc., then merged into Goldking Operating Company), a wholly-owned subsidiary of Goldking, had a credit facility with Bank of America, N.A. and Union Bank of California, N.A. (the, “Former Credit Agreement”). The Former Credit Agreement, which was guaranteed by Goldking, consisted of the following three loan facilities:

Revolver—$40 million initial borrowing base, maturing on October 31, 2008. The Former Credit Agreement also provided for letters of credit not exceeding $6.0 million if Goldking still had available borrowings under the Revolver.

Term B—$15 million limit, maturing on October 31, 2008.

Term C—$10 million limit, maturing on October 31, 2006.

Interest on the facilities was payable as it accrued on the fifteenth day following the last day of each fiscal quarter, or at other times as were agreed to by the parties at the time of the borrowings. The interest rates under the facilities consisted of a base rate margin plus the greater of the banks prime rate or the sum of (i) the Federal Funds Rate in effect on the day of the borrowing, plus (ii) one half of one percent. Goldking also had an option in certain cases to elect a Eurodollar Tranche which bear interest at the Adjusted LIBOR Rate. The Adjusted LIBOR Rate is the rate per annum equal to the quotient obtained by dividing (a) the applicable LIBOR Rate by (b) 1.00 minus the Eurodollar Reserve Percentage.

GOLDKING ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The applicable base rate margin for the Revolver loans ranged from .0% to .75%, depending on the ratio of outstanding credit to borrowing base. The applicable base rate margin for the Term B and Term C loans were 2.25% and 3.75%, respectively, except that the applicable base rate margin with respect to each base rate that is a Term C loan was to be increased by .5% per annum on each of January 1, 2006 and on the first day of each fiscal quarter thereafter.

The Former Credit Agreement was secured by first and prior liens covering and encumbering the mineral interests owned by Goldking and its subsidiaries, the capital stock of its current and future subsidiaries and all personal property owned by Goldking and its subsidiaries.

The Former Credit Agreement required compliance with certain covenants, including financial covenants on a quarterly basis. The financial covenants included maintaining the ratio of consolidated current assets to consolidated current liabilities, as defined, of at least 1.0 to 1.0, the ratio of consolidated EBIDTA for the four fiscal quarter period most recently ended to the consolidated interest expense for such period of at least 2.5 to 1 and, so long as amounts remained outstanding under the Term C loan, Goldking could not permit the ratio of consolidated funded indebtedness to consolidated EBIDTA for the four fiscal quarter periods most recently ended prior to the determination period of greater than 4.0 to 1.0.

The Former Credit Agreement restricted Goldking’s ability to incur additional borrowings, except for certain pre-existing letters of credit, debt permitted by certain allowed derivative contracts and certain other unsecured debt in an amount not to exceed $500,000, or to dispose of oil and natural gas properties except as provided for in the Former Credit Agreement. The Former Credit Agreement also restricted Goldking’s ability to enter into speculative commodity, interest rate, currency or other derivative transactions except as provided for in the Credit Agreement, required Goldking to hedge at least 75% and 50% of its anticipated 2006 and 2007 crude oil and natural gas production, respectively, but prohibited transactions which hedge in excess of 85% of Goldking’s anticipated production from proved crude oil and natural gas.

The Former Credit Agreement required an upfront fee of $500,000, in addition to an annual administrative agency fee of $35,000. The upfront fee was allocated to the various facilities available under the Former Credit Agreement, and was being amortized over their respective lives. The annual administrative agency fee was amortized over a one-year period. The unamortized fees associated with the Former Credit Agreement were expensed in conjunction with the new Credit Agreement.

At December 31, 2005, Goldking was in violation of certain covenants required under the Former Credit Agreement, and received waivers from the lending group related to those items. Outstanding letters of credit under the Former Credit Agreement totaled $2,450,000 at December 31, 2005.

A summary of Goldking’s long-term debt follows:

	Debt		Interest Rate
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Revolver	$117,000,000	$33,950,000	7.235%	6.385%
Term B	—	15,000,000	—	7.500%
Term C	—	10,000,000	—	8.831%
First lien term loan	19,517,000	—	10.25%	—
Second lien term loan	40,000,000	—	10.36%	—

Outstanding debt	176,517,000	58,950,000
Less: current maturities	(19,517,000)	(10,000,000)

Total	$157,000,000	$48,950,000

GOLDKING ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goldking’s annual maturities of outstanding long-term debt as of December 31, 2006:

2007	$19,517,000
2008	—
2009	—
2010	117,000,000
2011	40,000,000

Total	$176,517,000

Short-Term Notes Payable

On October 30, 2006, Goldking entered into a loan agreement with MD Premium Finance Corporation in the amount of $2,891,027 to finance certain insurance policies. The loan agreement requires nine monthly payments of $331,750 beginning November 30, 2006. Interest under the loan agreement is 7.75% per annum. The loan agreement is secured by any proceeds from losses claimed under the related insurance policies and any dividends that may be due Goldking under the policies. As of December 31, 2006, the outstanding balance was $2,576,801.

On November 1, 2005, Goldking entered into a loan agreement with MD Premium Finance Corporation in the amount of $1,836,730 to finance certain insurance policies. The loan agreement required nine monthly payments of $209,686 beginning December 1, 2005. Interest under the loan agreement was 6.5% per annum. The loan agreement was secured by any proceeds from losses claimed under the related insurance policies and any dividends that may have been due Goldking under the policies. As of December 31, 2005, the outstanding balance was $1,636,994.

NOTE 8—INCOME TAXES

The income tax provision consists of the following:

	Year ended December 31,		Period from July 27, 2004 (Inception) to December 31, 2004
	2006	2005
Current Taxes:
Federal	$—	$—	$—
States	—	—	—

Total current	—	—	—
Deferred Taxes (benefit):
Federal	(891,364)	(456,209)	(72,532)
States	(125,168)	(118,398)	15,503

Total deferred	$(1,016,532)	$(574,607)	$(57,029)

Deferred Taxes (Benefit) on other comprehensive income	$2,410,257	$(315,143)	$—

GOLDKING ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A reconciliation of the federal statutory tax rate to the effective tax rate is as follows:

	Year ended December 31,		Period from July 27, 2004 (Inception) to December 31, 2004
	2006	2005
Federal statutory benefit rate effect of:	(34.00)	(34.00)	(34.00)
State taxes, net of federal benefit	(5.23)	(5.09)	1.78
Conversion of tax status from S-Corp to C-Corp and other, net	(3.27)	1.65	22.29

Effective rate	(42.50)	(37.44)	(9.93)

As of December 31, 2006 and 2005, Goldking had approximately $24,000,000 and $11,000,000, respectively, of net operating loss carryforwards for federal income tax purposes, which begin to expire in 2024.

Deferred tax assets and liabilities resulted from the following:

	Year ended December 31,		Period from July 27, 2004 (Inception) to December 31, 2004
	2006	2005
Deferred tax assets:
State deferred taxes	$(66,962)	$107,025	$—
Accrued liabilities	92,360	—	—
Asset retirement obligation	1,996,666	1,966,108	27,986
Derivative asset/hedging contracts	249,800	529,676	2,250
Loss carry forwards	8,228,736	3,761,519	181,652

Total deferred tax assets	10,500,600	6,364,328	211,888
Deferred tax liabilities:
State deferred taxes	—	—	10,230
Derivative asset/hedging contracts	1,835,072	—	—
Property, plant and equipment, principally due to differences in depreciation, amortization, lease impairment and abandonments	9,112,474	5,417,549	144,629

Total deferred tax liability	10,947,546	5,417,549	154,859

Net deferred tax asset (liability)	$(446,946)	$946,779	$57,029

Net deferred tax assets and liabilities were classified in the consolidated balance sheet as follows:

	December 31,
	2006	2005
Current assets	$—	$289,592
Non-current assets	369,081	657,187
Current liabilities	(816,027)	—

Net deferred tax asset (liability)	$(446,946)	$946,779

GOLDKING ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that Goldking will realize the benefits of these deductible differences at December 31, 2006. The amount of the deferred tax asset considered realizable could be reduced in the future if estimates of future taxable income during the carry forward period are reduced.

NOTE 9—EMPLOYEE BENEFIT PLANS

Goldking has adopted a 401(k) savings plan. Participation is voluntary, and all regular employees are eligible to participate. Goldking makes contributions to match certain employee contributions. Goldking recognized expense related to the 401(k) savings plan in the amount of $248,568 and $52,324 for the years ended December 31, 2006 and 2005, respectively. Goldking did not recognize any expense related to the 401(k) savings plan for the period from July 27, 2004 (inception) through December 31, 2004, respectively.

NOTE 10—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Goldking hedges a portion of forecasted crude oil and natural gas production with derivative instruments. Goldking uses various derivative instruments in connection with anticipated crude oil and natural gas sales to minimize the impact of commodity price fluctuations. The instruments include fixed price swaps, put options and costless collars. A collar is a combination of a purchased put option and sold call option. Goldking accounts for its production hedge derivative instruments as defined in Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (herein referred as “SFAS 133”). Under SFAS 133, all derivatives are recorded at fair value on the balance sheet. Those derivatives designated as cash flow hedges that meet certain requirements are granted hedge accounting treatment. Generally, utilizing cash flow hedge accounting, all periodic changes in fair value of the derivatives designated as hedges that are considered to be effective, as defined, are recorded in “Accumulated other comprehensive income” until the underlying production is sold and delivered. Goldking is exposed to the risk that periodic changes will not be effective, as defined, or that the derivatives will no longer qualify for hedge accounting. Ineffectiveness, as defined, results when the change in the total fair value of the derivative instrument is greater than the change in the value of Goldking’s expected future cash receipt for sale of production. To the extent that the periodic changes in the fair value of the derivatives are not effective, that ineffectiveness is recorded to “Price risk management activities” in the statement of operations. Likewise, if a hedge ceases to qualify for hedge accounting, those periodic changes in the fair value of derivative instruments are recorded to “Price risk management activities” in the statement of operations in the period of the change.

During the year ended December 31, 2005, Goldking recognized losses of $958,682 related to its derivative activities which did not qualify for hedge accounting. All such transactions settled during the year ending December 31, 2006. Goldking has designated all open derivative transactions as of December 31, 2006 as cash flow hedges. At December 31, 2006 and 2005, Goldking has recorded derivative assets of $7,923,689 and $704,975, respectively, related to derivative activities. At December 31, 2006, $3,588,984 of this asset was reflected in current assets and $4,334,705 was reflected as non current assets. At December 31, 2005 Goldking has recorded liabilities of $811,846 related to its speculative and hedge accounting derivative activities. None of

GOLDKING ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the remaining hedged volumes relates to 2006 or 2005 production. Fair market value is calculated for open contracts at December 31, 2006 using market quotes received from third parties. Goldking has hedge accounting derivatives in place to hedge production volumes through 2008.

At December 31, 2006 and 2005, Goldking had deferred in accumulated other comprehensive income (loss) $3,302,161 and $(496,703), net of tax benefit (expense) of $(2,095,114) and $315,143, respectively. The change in the accumulated other comprehensive income (loss) from December 31, 2006 and 2005 included a gain of $1,143,428, net of tax of, due to the change in value of other comprehensive income on cash flow hedges entered into in fiscal year 2005 as well as a gain of $2,655,437, net of tax, related to hedges entered into during fiscal year 2006. There were no reclassifications of prior year end accumulated other comprehensive income into earnings during the fiscal year ended December 31, 2006. The December 31, 2006 balance of accumulated other comprehensive income includes $2,504,651, net of tax, which will be reclassified to income during the fiscal year ended December 31, 2007 as the production that those derivatives are hedging is sold and delivered.

At December 31, 2006, Goldking recognized ineffectiveness income of $1,453,364 including option premium cost related to exclusion of time values for hedge accounting. This income was included in “Price risk management activities” on the statement of operations. Goldking hedges production volumes with NYMEX basis contracts which are standard contracts for delivery at Cushing, OK and Henry Hub, LA for crude oil and natural gas respectively. These locations differ from the production locations and may lead to ineffectiveness due to location basis differences. Goldking excludes time value for option hedges, which leads to Goldking recognizing the cost of the option premium in earnings over time. The excluded time value taken to expense during the 4th quarter ending December 31, 2006, was $1,494,532. The ineffectiveness not including the excluded time value was $41,168 compared to a change in fair value of hedge accounting derivatives of $1,453,364. This demonstrates that Goldking was 97% effective on its derivative hedging activity.

From time to time, if the fair value of an open contract or contracts exceeds the available credit limit with a particular counterparty, Goldking could be required to post a letter of credit to further guarantee its performance. As of December 31, 2006, Goldking did not have any outstanding letters of credit issued relating to derivative contracts.

Commodity price derivative contracts entered into as of December 31, 2006 are as follows:

	Natural Gas		Crude Oil
Production Period	MBtu	Average Price per MBtu	Barrels	Average price per Bbl
2007 Put (counterparty)	840,000	$3.75 - $8.50	156,000	$65.00
2007 Collar (counterparty)	720,000	$8.50 - $10.85	156,000	$55.00 - $94.60
2007 Swap (counterparty)	1,440,000	$7.94	132,000	$69.05
2008 Put (counterparty)	730,000	$3.75 - $8.50	120,000	$65.00
2008 Collar (counterparty)	480,000	$8.00 - 10.50	96,000	$65.00 - 89.10
2008 Swap (counterparty)	960,000	$8.14	120,000	$69.60

GOLDKING ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Commodity price derivative contracts entered into as of December 31, 2005 are as follows:

	Natural Gas			Crude Oil
Production Period	MBtu		Average Price Per MBtu	Barrels		Average price per Bbl
2006 Put (NYMEX and counterparty)	1,200,000		$8.17	232,000		$53.92
2006 Collar (NYMEX and counterparty)	120,000		$6.00 - 10.00	12,000		$46.00 - 61.00
2007 Collar (counterparty)	720,000	Hedge	$8.50 - 10.85	120,000	Hedge	$55.00 - 65.25
2007 Put (counterparty)	120,000		$3.78
2008 Put (counterparty)	10,000		$3.75

For natural gas, transactions are generally settled based upon the NYMEX price on the penultimate trading day of the month for a given NYMEX contract (the “settlement price”). With respect to any particular put transaction, the counterparty is required to make a payment to Goldking in the event that the floating settlement price for any settlement period is less than the fixed strike price for the transaction. For any particular collar transaction, the counterparty is required to make a payment to Goldking if the floating settlement price for any settlement period is below the fixed floor price for the transaction, and Goldking is required to make payment to the counterparty if the floating settlement price for any settlement period is above the ceiling fixed price for the transaction. Goldking is not required to make or receive any payment in connection with a collar transaction if the floating settlement price is between the floor and the ceiling. In the case of a swap transaction, the counterparty is required to make a payment to Goldking if the floating settlement price for any settlement period is below the fixed swap price for the transaction, and Goldking is required to make a payment to the counterparty if the floating settlement price for any settlement period is above the fixed swap price for the transaction.

NOTE 11—SALES TO MAJOR CUSTOMERS

Below is a table listing purchasers of its natural gas and crude oil production which individually accounted for 10% or more of total oil and gas sales for the years ended December 31, 2006 and 2005 and the period from July 27, 2004 (inception) to December 31, 2004. In the exploration, development and production business, production is normally sold to relatively few customers. However, based on the current demand for natural gas and crude oil, Goldking believes that the loss of any of its major purchasers would not have a material adverse effect on its operations.

Major Purchaser	Year Ended December 31, 2006	Year Ended December 31, 2005	Period from July 27, 2004 (inception) to December 31,
Texon LP	52.5%	—	—
Texaco Natural Gas	13.1%	—	—
Plains Marketing, L.P.	—	13.1%	—
Upstream Energy Service, L.P.	14.0%	19.9%	12.2%
Cokinos Energy Corp.	—	14.9%	—
Gulfmark Energy Inc.	—	10.4%	—

GOLDKING ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 12—COMMITMENTS AND CONTINGENCIES

Legal Proceedings

Goldking and its subsidiaries are involved in litigation in the ordinary course of business. These proceedings are subject to the uncertainties inherent in any litigation. Goldking is defending itself vigorously in all such matters and does not believe that the ultimate disposition of such proceedings will have a material adverse effect on its consolidated financial position, results of operations or liquidity.

During the quarter ended September 30, 2006, EOG Resources, Inc. (“EOG”) stated its intent to exercise a preferential right to purchase certain interests in the Wieting Gas Unit at Chocolate Bayou Field, Brazoria County, Texas, which, Goldking acquired from EnerVest Energy, L.P during 2005. Goldking believes it is likely that any dispute on this matter will be resolved among Goldking, EOG and EnerVest. In a worst case, however, Goldking may be required to assign its interest in the Wieting Gas Unit to EOG in return for an allocated portion of the purchase price, which is not anticipated to exceed $720,000, minus any net proceeds received from these interests after the July 1, 2005 effective date of purchase by Goldking. In this event it is likely that Goldking will seek additional compensation from EnerVest for its handling of this matter.

Non-Cancelable Leases and Other Commitments

At December 31, 2006, Goldking and its consolidated subsidiaries held leases and other commitments for buildings, vehicles and equipment maintenance. Net rental expenses from leases were $293,368, $125,963 and $62,145 for the years ended December 31, 2006 and 2005, and for the period from July 27, 2004 (inception) through December 31, 2004, respectively.

Net minimum lease commitments as of December 31, 2006 consist of the following:

Building Leases
2007	$314,892
2008	253,563
2009	84,521

Total	$652,976

NOTE 13—SUPPLEMENTAL OIL AND NATURAL GAS INFORMATION (UNAUDITED)

There are numerous uncertainties inherent in estimating quantities of proved crude oil and natural gas reserves. Crude oil and natural gas reserve engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be precisely measured. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.

Goldking retained Cawley, Gillespie & Associates, Inc., independent third-party reserve engineers, to perform an independent evaluation of proved reserves. Cawley, Gillespie & Associates, Inc. evaluated the Bayou Properties, the Hilcorp Properties, Live Oak Field and all other properties as of January 1, 2007. Cawley, Gillespie & Associates, Inc. evaluated the Bayou Properties and Live Oak Field as of January 1, 2006, and T.J. Smith & Company, Inc. evaluated all other properties as of December 31, 2005 and 2004. Results of drilling, testing and production subsequent to the date of the estimates may justify revision of such estimates. Accordingly, reserve estimates are often different from the quantities of crude oil and natural gas that are ultimately recovered. All of Goldking’s reserves are located in the United States.

GOLDKING ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Proved Reserves

The following reserve schedule was developed by Goldking’s reserve engineers and sets forth the changes in estimated quantities of proved reserves of Goldking during each of the periods presented:

	Year Ended December 31, 2006		Year Ended December 31, 2005		Period from July 27, 2004 (Inception) to December 31, 2004
	Oil (MBbls)	Natural Gas (MMcf)	Oil (MBbls)	Natural Gas (MMcf)	Oil (MBbls)	Natural Gas (MMcf)
Proved reserves as of:
Beginning of the period (1)	5,491	33,977	414	3,059	156	1,159
Revisions of previous estimates	31	(2,531)	(118)	(397)	(3)	(12)
Extensions, discoveries and other additions	377	969	109	1,657	—	—
Production	(532)	(3,008)	(82)	(607)	(12)	(73)
Sale of minerals in place	(73)	(1,503)	—	—	—	—
Purchase of minerals in place	3,050	34,474	5,168	30,265	273	1,985

End of the period	8,344	62,378	5,491	33,977	414	3,059

(1)	The beginning of the year reserves at July 27, 2004 represents the reserves contributed at formation from the Predecessor Entities.

Proved developed natural gas reserves as of:
July 27, 2004 (1)	1,159 MMcf
January 1, 2005	3,020 MMcf
January 1, 2006	17,439 MMcf
January 1, 2007	45,711 MMcf

(1)	The beginning of the year reserves at July 27, 2004 represents the reserves contributed at formation from the Predecessor Entities.

Proved developed oil reserves as of:
July 27, 2004 (1)	156,000 Bbls
January 1, 2005	318,000 Bbls
January 1, 2006	3,041,000 Bbls
January 1, 2007	5,268,000 Bbls

(1)	The beginning of the year reserves at July 27, 2004 represents the reserves contributed at formation from the Predecessor Entities.

GOLDKING ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Oil and Natural Gas Operations

Aggregate results of operations, in connection with Goldking’s crude oil and natural gas producing activities, for each of the periods are shown below:

	Year Ended December 31,		Period from July 27, 2004 (inception) to December 31, 2004
	2006	2005
Revenues	$55,794,335	$10,553,338	$1,044,804
Production costs (1)	(25,572,510)	(5,260,310)	(631,044)
Exploration expenses	(4,293,599)	(2,700)	(99,846)
DD&A and valuation provision	(14,722,572)	(2,628,178)	(240,697)
Accretion expense	(445,177)	(68,076)	(16)

Income before income taxes	10,760,477	2,594,074	73,201
Income tax expense	(4,573,203)	(973,093)	(7,269)

Results of operations from oil and natural gas producing activities	$6,187,274	$1,620,981	$65,932

(1)	Production costs consist of oil and natural gas operations expense, production and ad valorem taxes, plus general and administrative expense supporting Goldking’s oil and natural gas operations.

Costs Incurred in Oil and Natural Gas Activities

Costs incurred in connection with Goldking’s crude oil and natural gas acquisition, exploration and development activities for each of the years are shown below:

	Year ended December 31,		Period from July 27, 2004 (inception) to December 31, 2004
	2006	2005
Property acquisition costs:
Proved	$125,833,529	$89,367,134	$7,183,963
Unproved	292,963	6,860	2,280

Total acquisition costs	126,126,492	89,373,994	7,186,243
Exploration costs	—	278,295	51
Development costs	7,376,198	10,705,785	1,288,691

Total consolidated operations	$133,502,690	$100,358,074	$8,474,985

GOLDKING ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Aggregate Capitalized Costs

Aggregate capitalized costs relating to Goldking’s crude oil and natural gas producing activities, including asset retirement costs and related accumulated DD&A:

	December 31,
	2006	2005
Unproved oil and natural gas properties	$292,963	$—
Proved oil and natural gas properties	242,042,786	108,826,625

Total oil and natural gas properties	242,335,749	108,826,625
Accumulated DD&A	(16,795,715)	(2,868,875)

Net capitalized costs	$225,539,034	$105,957,750

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

The following information is based on Goldking’s best estimate of the required data for the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2006 and 2005 in accordance with SFAS No. 69, “Disclosures About Oil and Natural Gas Producing Activities” which requires the use of a 10% discount rate. This information is not the fair market value, nor does it represent the expected present value of future cash flows of Goldking’s proved oil and natural gas reserves.

	December 31,
	2006	2005
	(dollars in thousands)
Future cash inflows	$906,295	$684,100
Future production costs (1)	(253,789)	(114,600)
Future development costs	(85,899)	(41,121)
Future income tax expenses	(149,318)	(164,712)

Future net cash flows	417,289	363,667
10% annual discount for estimated timing of cash flows	(150,035)	(120,348)

Standardized measure of discounted future net cash flows at the end of the year	$267,254	$243,319

(1)	Production costs include oil and natural gas operations expense, production ad valorem taxes, transportation costs and general and administrative expense supporting Goldking’s oil and natural gas operations.

Future cash inflows are computed by applying year-end prices, adjusted for location and quality differentials on a property-by-property basis, to year-end quantities of proved reserves, except in those instances where fixed and determinable price changes are provided by contractual arrangements at year-end. The discounted future cash flow estimates do not include the effects of Goldking’s derivative instruments. See the following table for average prices.

	December 31,
	2006	2005
Average crude oil price per Bbl	$59.58	$59.71
Average natural gas price per Mcf	6.56	10.48

GOLDKING ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future production and development costs, which include dismantlement and restoration expense, are computed by estimating the expenditures to be incurred in developing and producing Goldking’s proved crude oil and natural gas reserves at the end of the year, based on year-end costs, and assuming continuation of existing economic conditions.

Future development costs include $35,331,000, $7,806,000 and $1,153,000—that Goldking expects to spend in 2007, 2008 and 2009, respectively, to develop proved developed and proved undeveloped reserves.

Future income tax expenses are computed by applying the appropriate year-end statutory tax rates to the estimated future pretax net cash flows relating to Goldking’s proved crude oil and natural gas reserves, less the tax bases of the properties involved. The future income tax expenses give effect to tax credits and allowances, but do not reflect the impact of general and administrative costs and exploration expenses of ongoing operations relating to Goldking’s proved crude oil and natural gas reserves.

Sources of Changes in Discounted Future Net Cash Flows

Principal changes in the aggregate standardized measure of discounted future net cash flows attributable to Goldking’s proved crude oil and natural gas reserves, as required by SFAS No. 69, at year end are set forth in the table below.

	Year ended December 31,		Period from July 27, 2004 (inception) to December 31, 2004
	2006	2005
	(dollars in thousands)
Standardized measure of discounted future net cash flows at the beginning of the year	$243,319	$6,528	$4,394
Extensions, discoveries and improved recovery, less related costs	13,776	13,377	—
Revisions of previous quantity estimates	(54,573)	(6,295)	(895)
Changes in estimated future development costs	—	—	—
Purchases (sales) of minerals in place	106,780	400,623	1,905
Net changes in prices and production costs	(76,561)	(63,044)	138
Accretion of discount	39,206	6,235	667
Sales of oil and natural gas produced, net of production costs	(30,222)	(5,293)	(414)
Development costs incurred during the period	7,376	3,992	—
Net change in income taxes	18,153	(112,804)	733

Standardized measure of discounted future net cash flows at the end of the year	$267,254	$243,319	$6,528

NOTE 14—SUBSEQUENT EVENT

Goldking Energy Holdings, LP, a Texas limited partnership and the sole shareholder of Goldking expects to enter into a binding Stock Purchase and Sale Agreement no later than April 30, 2007 to sell 100% of the outstanding stock of Goldking to an unrelated party. This transaction has been preliminarily approved by Goldking’s board of directors and is expected to close by June 30, 2007.

Appendix A

SUMMARY REPORT OF

DEGOLYER AND MACNAUGHTON — PETROLEUM ENGINEERS

REGARDING

DECEMBER 31, 2006 RESERVE ESTIMATES FOR DUNE ENERGY, INC.

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

APPRAISAL REPORT

as of

DECEMBER 31, 2006

on

CERTAIN PROPERTIES

owned by

DUNE ENERGY, INC.

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

APPRAISAL REPORT

as of

DECEMBER 31, 2006

on

CERTAIN PROPERTIES

owned by

DUNE ENERGY, INC.

FORWARD

Scope of Investigation

This report presents an appraisal, as of December 31, 2006, of the extent and value of the proved oil, condensate, and natural gas reserves of certain properties owned by Dune Energy, Inc. (Dune). The reserves estimated in this report are located in Louisiana and Texas. The properties appraised are listed in detail in the appendix bound with this report.

Reserves estimated in this report are expressed as gross and net reserves. Gross reserves are defined as the total estimated petroleum to be produced from these properties after December 31, 2006. Net reserves are defined as that portion of the gross reserves attributable to he interests owned by Dune after deducting royalties and interests owned by others.

This report also presents values for proved reserves using initial prices and costs provided by Dune. Future prices were estimated using guidelines established by the United States Securities and Exchange Commission (SEC) and the Financial Accounting Standards Board (FASB). A detailed explanation of the future price and cost assumptions is included in the Valuation of Reserves section of this report.

Values of proved reserves in this report are expressed in terms of estimated future gross revenue, future net revenue, and present worth. Future gross revenue is that revenue which will accrue to the appraised interests from the production and sale of the estimated net reserves. Future net revenue is calculated by deducting estimated production taxes, ad valorem taxes, operating expenses, and capital costs from the future gross revenue. Operating expenses include field operating expenses, transportation expenses, compression charges, and an allocation of overhead that directly relates to production activities. Future income tax expenses were not taken into account in the preparation of these estimates. Present worth is defined as future net revenue discounted at a specified arbitrary discount rate compounded monthly over the expected period of realization. In this report, present worth values using a discount rate of 10 percent are reported in detail and values using discount rates of 5, 8, 12, 15, 20, 25, and 30 percent are reported as totals in the appendix bound with this report.

Estimates of oil, condensate and gas reserves and future net revenue should be regarded only as estimates that may change as further production history and additional information become available. Not only are such reserves and revenue estimates based on that information which is currently available, but such estimates are also subject to the uncertainties inherent in the application of judgmental factors in interpreting such information.

Authority

This report was prepared at the request of Dr. Amiel David, President and COO, Dune.

Source of Information

Data used in the preparation of this report were obtained from Dune, and from public sources. Additionally, this information includes data supplied by Petroleum Information/Dwights LLC; Copyright 2006 Petroleum Information/Dwights LLC. In the preparation of this report we have relied, without independent verification, upon information furnished by Dune with respect to its property interests, production from such properties, current costs of operation and development, current prices for production, agreements relating to current and future operations and sale of production, and various other information and data that were accepted as represented. A field examination of the properties was not considered necessary for the purposes of this report.

CLASSIFICATION of RESERVES

Petroleum reserves included in this report are classified as proved and are judged to be economically producible in future years from known reservoirs under existing economic and operating conditions and assuming continuation of current regulatory practices using conventional production methods and equipment. In the analyses of production-decline curves, reserves were estimated only to the limit of economic rates of production under existing economic and operating conditions using prices and costs as of the date the estimate is made, including consideration of changes in existing prices provided only by contractual arrangements but not including escalations based upon future conditions. Proved reserves classifications used in this report are in accordance with the reserves definitions of Rules 4-10(a) (1)-(13) of Regulation S-X of the SEC. The petroleum reserves are classified as follows:

Proved oil and gas reserves—Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

(i) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of availability geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

(ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

(iii) Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as “indicated additional reserves”; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite, and other such sources.

Proved developed oil and gas reserves—Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved undeveloped reserves—Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

Reserves recoverable by enhanced recovery methods, such as injection of external fluids to provide energy not inherent in the reservoirs, may be classified as proved developed or proved undeveloped reserves depending upon the extent to which such enhanced recovery methods are in operation. These reserves are considered to be proved only in cases where a successful fluid-injection program is in operation, a pilot program indicates successful fluid injection, or information is available concerning the successful application of such methods in the same reservoir and it is reasonably certain that the program will be implemented.

ESTIMATION of RESERVES

Estimates of reserves were prepared by the use of geological and engineering methods generally accepted by the petroleum industry. The method or combination of methods used in the analysis of each reservoir was tempered by experience with similar reservoirs, stage of development, quality and completeness of basic data, and production history.

When applicable, the volumetric method was used to estimate the original oil in place (OOIP) and original gas in place (OGIP). Structure maps were prepared to delineate each reservoir, and isopach maps were constructed to estimate reservoir volume. Electrical logs, radioactivity logs, core analyses, and other available data were sued to prepare these maps as well as to estimate representative values for porosity and water saturation. When adequate data were available and when circumstances justified, material-balance and other engineering methods were used to estimate OOIP or OGIP.

Estimates of ultimate recovery were obtained after applying recovery factors to OOIP or OGIP. These recovery factors were based on consideration of the type of energy inherent in the reservoirs, analyses of the petroleum, the structural positions of the properties, and the production histories. When applicable , material-balance and other engineering methods were used to estimate recovery factors. An analysis of reservoir performance, including production rate, reservoir pressure, and gas-oil ratio behavior, was used in the estimation of reserves.

For depletion-type reservoirs or those whose performance disclosed a reliable decline in producing-rate trends or other diagnostic characteristics, reserves were estimated by the application of appropriate decline curves or other performance relationships. In the analyses of production-decline curves, reserves were estimated only to the limits of economic production based on current economic conditions.

In certain cases, when the previously named methods could not be used, reserves were estimated by analogy with similar wells or reservoirs for which more complete data were available.

Certain properties evaluated in this report produce from the Barnett Shale. The Barnett Shale has low porosity and permeability. Gas production from this depletion-drive reservoir is a function of both the natural fractures and the hydraulically induced fractures. The production-decline curves for the Barnett Shale wells in Denton and Wise Counties, Texas, were analyzed to determine the shape and final decline of a typical well producing from this reservoir in the various areas.

Proved developed producing reserves were estimated by extrapolation of historical production trends using a hyperbolic curve with a 6-percent exponential tail that was terminated at an economic limit based on current economic conditions.

Proved developed producing reserves were also estimated for the refracturing of certain Barnett Shale wells based on analogy with other wells that have been refractured and have established decline rates.

Proved undeveloped reserves were estimated for undrilled locations by analogy using producing offset wells. Future rates of production from these wells were estimated using the type curve previously discussed.

Gas volumes estimated herein are expressed as wet gas and sales gas. Wet gas is the indigenous gas in the reservoir to be produced. Sales gas is defined as that portion of the wet gas to be delivered into a gas pipeline for sale after separation, processing, fuel use, and flare. Gross gas reserves are reported as wet gas. The net gas reserves are reported as sales gas. Gas volumes are expressed at a temperature base of 60 degrees Fahrenheit (°F) and at the legal pressure base of the state in which the interest is located. Condensate reserves estimated herein are those to be recovered by conventional lease separation.

In the preparation of this study, as of December 31, 2006, gross production estimated to December 31, 2006, was deducted from gross ultimate recovery to arrive at the estimates of gross reserves. This required that the production rates be estimated for up to 5 months, since production data form certain properties were available only through July 2006. Data available from wells drilled through December 31, 2006, were used in this report.

The following table presents estimates of proved reserves, as of December 31, 2006, of the properties appraised, expressed in thousands of barrels (Mbbl) or millions of cubic feet (MMcf):

	Gross Reserves
	Oil and Condensate (Mbbl)	Wet Gas (MMcf)
Proved
Developed Producing	536	98,870
Developed Nonproducing	16	17,078
Undeveloped	1,240	57,317

Total Proved	1,792	174,265

	Net Reserves
	Oil and Condensate (Mbbl)	Sales Gas (MMcf)
Proved
Developed Producing	179	9,203
Developed Nonproducing	5	3,493
Undeveloped	256	14,068

Total Proved	440	26,764

VALUATION of RESERVES

Revenue values in this report have been prepared using initial prices and costs specified by Dune. Future prices were estimated using guidelines established by the SEC and FASB. The following assumptions were used for estimating future prices and costs:

Oil and Condensate Prices

Oil and condensate prices were calculated for each property using the differentials to a West Texas Intermediate price of $61.05 per barrel and were held constant for the lives of the properties. The weighted average price over the lives of the properties was $59.53.

Natural Gas Prices

Gas prices were calculated for each property using the differentials to a Henry Hub price of $5.635 per million British thermal units (MMbtu). No escalation was applied to prices. The weighted average price over the lives of the properties was $5.536 per thousand cubic feet.

Operating Expenses and Capital Costs

Operating expenses and capital costs were based on information provided by Dune and were used in estimating future costs required to operate the properties. In certain cases, future costs, either higher or lower than current costs, may have been used because of anticipated changes in operating conditions.

The estimated future revenue to be derived from the production and sale of the proved reserves, as of December 31, 2006, of the properties appraised, expressed in thousands of dollars (M$) is summarized as follows:

	Proved
	Developed Producing	Developed Nonproducing	Undeveloped	Total Proved
Future Gross Revenue, M$	61,378	19,704	93,303	174,385
Production and Ad Valorem Taxes, M$	5,224	1,680	8,482	15,386
Operating Expenses, M$	17,553	6,150	20,819	44,522
Capital Costs, M$	2,662	1,446	38,597	42,705
Future Net Revenue*, M$	35,939	10,428	25,405	71,772
Present Worth at 10 Percent*, M$	22,957	6,992	5,269	35,218

*	Future income taxes have not been taken into account in the preparation of these estimates.

Timing of capital expenditures and the resulting development of production were based on a development plan provided by Dune.

In our opinion, the information relating to estimated proved reserves, estimated future net revenue from proved reserves, and present worth of estimated future net revenue from proved reserves of oil, condensate, and natural gas contained in this report has been prepared in accordance with Paragraphs 10-13, 15, and 30(a)-(b) of Statement of Financial Accounting Standards No. 69 (November 1982) of the FASB and Rules 4-10(a) (1)-(13) of Regulation S-X and Rule 302(b) of Regulation S-K of the SEC; provided, however, (i) certain estimated data have not been provided with respect to changes in reserves information and (ii) future income tax expenses have not been taken into account in estimating the future net revenue and present worth values set forth herein.

To the extent the above-enumerated rules, regulations, and statements require determinations of an accounting or legal nature or information beyond the scope of our report, we are necessarily unable to express an opinion as to whether the above-described information is in accordance therewith or sufficient therefor.

The appendix bound with this report includes (i) summary projections of proved reserves and revenue by reserves classification, (ii) tabulations of proved reserves and revenue by field, reserves classification, and lease, and (iii) projections of proved reserves and revenue by field, reserves classification, and lease.

SUMMARY and CONCLUSIONS

Dune owns working interests in certain properties located in Louisiana and Texas. The estimated net proved reserves, as of December 31, 2006, of the properties appraised are summarized as follows, expressed in thousands of barrels (Mbbl) or millions of cubic feet (MMcf).

	Net Reserves
	Oil and Condensate (Mbbl)	Sales Gas (MMcf)
Proved
Developed Producing	179	9,203
Developed Nonproducing	5	3,493
Undeveloped	256	14,068

Total Proved	440	26,764

Estimated revenue and costs attributable to Dune’s interests in the proved reserves, as of December 31, 2006, of the properties appraised under the aforementioned assumptions concerning future prices and costs are summarized as follows:

	Proved
	Developed Producing	Developed Nonproducing	Undeveloped	Total Proved
Future Gross Revenue, M$	61,378	19,704	93,303	174,385
Production and Ad Valorem Taxes, M$	5,224	1,680	8,482	15,386
Operating Expenses, M$	17,553	6,150	20,819	44,522
Capital Costs, M$	2,662	1,446	38,597	42,705
Future Net Revenue*, M$	35,939	10,428	25,405	71,772
Present Worth at 10 Percent*, M$	22,957	6,992	5,269	35,218

*	Future income taxes have not been taken into account in the preparation of these estimates.

Gas reserves in this report are expressed at a temperature base of 60°F and the legal pressure base of the state in which the property is located.

Submitted,

DeGOLYER and MacNAUGHTON

SIGNED: April 16, 2007

Paul Szatkowski, P.E. Senior Vice President DeGolyer and MacNaughton

Appendix B

SUMMARY REPORT OF

CAWLEY, GILLESPIE & ASSOCIATES, INC. — PETROLEUM ENGINEERS

REGARDING

DECEMBER 31, 2006 RESERVE ESTIMATES FOR GOLDKING ENERGY CORPORATION

EVALUATION SUMMARY

GOLDKING OPERATING COMPANY INTERESTS

TOTAL PROVED RESERVES

BAYOU, LIVE OAK & HILCORP PROPERTIES ET AL

LOUISIANA & TEXAS

AS OF DECEMBER 31, 2006

SEC REPORT

EVALUATION SUMMARY

GOLDKING OPERATING COMPANY INTERESTS

TOTAL PROVED RESERVES

BAYOU, LIVE OAK & HILCORP PROPERTIES ET AL

LOUISIANA & TEXAS

AS OF DECEMBER 31, 2006

SEC REPORT

CAWLEY, GILLESPIE & ASSOCIATES, INC.
PETROLEUM CONSULTANTS

ROBERT D. RAVNAAS, P.E.
EXECUTIVE VICE PRESIDENT

W. TODD BROOKER, P.E.
VICE PRESIDENT

Cawley, Gillespie & Associates, Inc.

PETROLEUM CONSULTANTS

9601 AMBERGLEN BLVD. , SUITE 117	306 WEST SEVENTH STREET,SUITE 302	1000 LOUISIANA STREET ,SUITE 625
AUSTIN, TEXAS 78729-1106	FOR TWORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817-336-2461	713-651-9944
FAX 512-233-2618	FAX 817-877-3728	FAX 713-651-9980
www.cgaus.com

February 2, 2007

Mr. Richard E. Castagno

Director – Reservoir Engineering

Goldking Energy Corporation

777 Walker Street, Suite 2450

Houston, Texas 77002

Re:	Evaluation Summary – SEC
Goldking Operating Company Interests
Total Proved Reserves
Bayou, Live Oak & Hilcorp Properties et al
Louisiana & Texas
As of December 31, 2006

Dear Mr. Castagno:

As requested, we are submitting our estimates of total proved reserves and forecasts of economics attributable to the Goldking Operating Company (“Goldking”) interests in certain oil and gas properties located in various fields in Louisiana and Texas. This report is based upon a Goldking-provided SEC pricing deck that uses December 29, 2006 spot closing prices. The results of this evaluation are presented in the accompanying tabulations, with a composite summary of the presented below:

		Proved Developed Producing	Proved Developed Non-Prod.	Proved Undeveloped	Total Proved
Net Reserves
Oil	- Mbbl	3,314.0	1,954.5	3,075.4	8,343.9
Gas	- MMcf	28,639.9	17,071.2	16,667.3	62,378.3
NGL	- Mbbl	0.0	0.0	0.0	0.0
Revenue
Oil	- M$	197,281.2	116,619.6	183,187.9	497,088.7
Gas	- M$	191,079.7	112,079.1	106,041.4	409,200.3
NGL	- M$	0.0	0.0	0.0	0.0
Severance Taxes	- M$	32,852.2	18,638.7	24,949.9	76,440.8
Ad Valorem Taxes	- M$	4,709.3	6,349.2	5,592.0	16,650.5
Operating Expenses	- M$	78,866.0	24,058.9	13,387.9	116,312.8
Workover Expenses	- M$	0.0	0.0	0.0	0.0
3rd Party COPAS	- M$	0.0	0.0	0.0	0.0
Other Deductions	- M$	31,642.2	6,865.8	5,876.8	44,384.8
Investments	- M$	36,093.9	9,976.5	39,829.2	85,899.6
Net Operating Income	- M$	204,197.4	162,815.3	199,593.7	566,606.4

Discounted @ 10%	- M$	144,546.7	93,730.3	124,607.7	362,884.6

Goldking Operating Company Interests

February 2, 2007

The discounted cash flow value shown above should not be construed to represent an estimate of the fair market value by Cawley, Gillespie & Associates, Inc. (“CG&A”).

Presentation

The report is divided into four reserve category sections: Total Proved (“TP”), Proved Developed Producing (“PDP”), Proved Developed Non-Producing (“PDNP”) and Proved Undeveloped (“PUD”). Within each reserve category section are Tables I which present composite reserve estimates and economic forecasts for the particular reserve category. Following each of the Tables I within the PDP, PDNP and PUD sections are Table II “oneline” summaries that present estimates of ultimate recovery, gross and net reserves, ownership, revenue, expenses, investments, net income and discounted cash flow for the individual properties that make up the corresponding Table I. Also included within each of the four reserve category sections are composite Tables I for each field in alphabetical order.

For a more detailed explanation of the report layout, please refer to the Table of Contents following this letter. The data presented in the composite Tables I are explained in page 1 of the Appendix. The methods employed in estimating reserves are described in page 2 of the Appendix.

Hydrocarbon Pricing

As requested, oil and gas prices were adjusted to the following 12-29-2006 closing spot prices, with details as provided in Attachment A, page 4 of the Appendix:

Year	WTI Cushing Crude Oil $/STB	Henry Hub Natural Gas $/MMBtu
2007	$61.06	$5.62
Thereafter	$61.06	$5.62

Oil and gas prices were held flat at $61.06 per barrel and $5.62 per MMBtu throughout the life of each property. Oil and gas price differentials were applied unescalated on a per property basis as provided and include adjustments for basis differential, transportation and/or crude quality and gravity corrections. Gas shrinkage and heating value as provided were applied separately as corrections to net gas sales and net gas price, respectively.

Risking

Reserves and economics were not risked for any of the properties in this report.

Expenses and Taxes

As required by SEC criteria, operating expenses and capital expenditures were not escalated. Initial lease operating expenses (column 22) were forecast on a per well basis based on historical expenses. Other Deductions (column 27) includes variable per-well operating expenses. Oil and gas severance tax values were determined by applying normal state severance tax rates, except for severance tax abatement properties. Ad valorem taxes were applied on a “per field” basis as provided by Goldking.

Miscellaneous

An on-site field inspection of the properties has not been performed. The mechanical operation or conditions of the wells and their related facilities have not been examined nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. The salvage value of equipment at abandonment and the cost of plugging at abandonment have been included in the evaluation at the end of the proved reserve life as requested by Goldking. The abandonment cases were evaluated by field and are summarized in the attached Tables II and in Attachment B, page 5 of the Appendix.

Goldking Operating Company Interests

February 2, 2007

The proved reserve classifications used conform to the criteria of the Securities and Exchange Commission (“SEC”) as defined in page 3 of the Appendix. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties in effect as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions have not been considered. All reserve estimates represent our best judgment based on data available at the time of preparation, and assumptions as to future economic and regulatory conditions. It should be realized that the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

The reserve estimates were based on interpretations of factual data furnished by Goldking. Oil and gas prices, pricing differentials, expense data, capital investments, plug and abandonment costs, tax values and ownership interests were also supplied by Goldking and were accepted as furnished. To some extent, information from public records has been used to check and/or supplement these data. The basic engineering and geological data were subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data.

This report was prepared for the exclusive use of Goldking Operating Company. Third parties should not rely on it without the written consent of the above and Cawley, Gillespie & Associates, Inc. Our work papers and related data are available for inspection and review by authorized, interested parties.

Yours very truly,

CAWLEY, GILLESPIE & ASSOCIATES, INC.

TABLE OF CONTENTS

Goldking Operating Company Interests

Bayou, Live Oak & Hilcorp Properties et al – LA & TX

As of December 31, 2006

REPORT LETTER

TABLE OF CONTENTS

TOTAL PROVED TAB

•	Table I – Total Proved

•	Summary Plot – Total Proved

•	Table I – Total Proved – By Field (for 23 Fields)

PROVED DEVELOPED PRODUCING TAB

•	Table I – PDP

•	Summary Plot – PDP

•	Table II – PDP – Alphabetical by Field & Property, sub-totals on Field

•	Table I – Total Proved – By Field (for 21 Fields)

PROVED DEVELOPED NON-PRODUCING TAB

•	Table I – PDNP

•	Summary Plot – PDNP

•	Table II – PDNP – Alphabetical by Field & Property, sub-totals on Field

•	Table I – Total Proved – By Field (for 14 Fields)

PROVED UNDEVELOPED TAB

•	Table I – PUD

•	Summary Plot – PUD

•	Table II – PUD – Alphabetical by Field & Property, sub-totals on Field

•	Table I – Total Proved – By Field (for 8 Fields)

APPENDIX TAB

•	Page 1 – Explanatory Comments for Summary Tables

•	Page 2 – Methods Employed in the Estimation of Reserves

•	Page 3 – Reserve Definitions and Classifications

•	Page 4 – Attachment A – SEC Pricing 12-29-2006

•	Page 5 – Attachment B – Abandonment Costs & Timing

Note:	Table I’s are Grand Total Summaries of Reserves and Economics.
Table II’s are “One-Line” Lease Summaries of Economics for wells/leases in corresponding Table I’s.

APPENDIX

Methods Employed in the Estimation of Reserves

The four methods customarily employed in the estimation of reserves are (1) production performance, (2) material balance, (3) volumetric and (4) analogy. Most estimates, although based primarily on one method, utilize other methods depending on the nature and extent of the data available and the characteristics of the reservoirs.

Basic information includes production, pressure, geological and laboratory data. However, a large variation exists in the quality, quantity and types of information available on individual properties. Operators are generally required by regulatory authorities to file monthly production reports and may be required to measure and report periodically such data as well pressures, gas-oil ratios, well tests, etc. As a general rule, an operator has complete discretion in obtaining and/or making available geological and engineering data. The resulting lack of uniformity in data renders impossible the application of identical methods to all properties, and may result in significant differences in the accuracy and reliability of estimates.

A brief discussion of each method, its basis, data requirements, applicability and generalization as to its relative degree of accuracy follows:

Production performance.  This method employs graphical analyses of production data on the premise that all factors which have controlled the performance to date will continue to control and that historical trends can be extrapolated to predict future performance. The only information required is production history. Capacity production can usually be analyzed from graphs of rates versus time or cumulative production. This procedure is referred to as “decline curve” analysis. Both capacity and restricted production can, in some cases, be analyzed from graphs of producing rate relationships of the various production components. Reserve estimates obtained by this method are generally considered to have a relatively high degree of accuracy with the degree of accuracy increasing as production history accumulates.

Material balance.  This method employs the analysis of the relationship of production and pressure performance on the premise that the reservoir volume and its initial hydrocarbon content are fixed and that this initial hydrocarbon volume and recoveries therefrom can be estimated by analyzing changes in pressure with respect to production relationships. This method requires reliable pressure and temperature data, production data, fluid analyses and knowledge of the nature of the reservoir. The material balance method is applicable to all reservoirs, but the time and expense required for its use is dependent on the nature of the reservoir and its fluids. Reserves for depletion type reservoirs can be estimated from graphs of pressures corrected for compressibility versus cumulative production, requiring only data that are usually available. Estimates for other reservoir types require extensive data and involve complex calculations most suited to computer models which makes this method generally applicable only to reservoirs where there is economic justification for its use. Reserve estimates obtained by this method are generally considered to have a degree of accuracy that is directly related to the complexity of the reservoir and the quality and quantity of data available.

Volumetric.  This method employs analyses of physical measurements of rock and fluid properties to calculate the volume of hydrocarbons in-place. The data required are well information sufficient to determine reservoir subsurface datum, thickness, storage volume, fluid content and location. The volumetric method is most applicable to reservoirs which are not susceptible to analysis by production performance or material balance methods. These are most commonly newly developed and/or no-pressure depleting reservoirs. The amount of hydrocarbons in-place that can be recovered is not an integral part of the volumetric calculations but is an estimate inferred by other methods and a knowledge of the nature of the reservoir. Reserve estimates obtained by this method are generally considered to have a low degree of accuracy; but the degree of accuracy can be relatively high where rock quality and subsurface control is good and the nature of the reservoir is uncomplicated.

Analogy.  This method which employs experience and judgment to estimate reserves, is based on observations of similar situations and includes consideration of theoretical performance. The analogy method is applicable where the data are insufficient or so inconclusive that reliable reserve estimates cannot be made by other methods. Reserve estimates obtained by this method are generally considered to have a relatively low degree of accuracy.

Much of the information used in the estimation of reserves is itself arrived at by the use of estimates. These estimates are subject to continuing change as additional information becomes available. Reserve estimates which presently appear to be correct may be found to contain substantial errors as time passes and new information is obtained about well and reservoir performance.

APPENDIX

Reserve Definitions and Classifications

The Securities and Exchange Commission, in SX Reg. 210.4-10 dated November 18, 1981, as amended September 19, 1989, requires adherence to the following definitions of “proved” oil and gas reserves:

“(2)        Proved oil and gas reserves.  Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

“(i)        Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

“(ii)        Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

“(iii)        Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as “indicated additional reserves”; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in un-drilled prospects.

“(3)        Proved developed oil and gas reserves.  Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

“(4)        Proved undeveloped reserves.  Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on un-drilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on un-drilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other un-drilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.”

Instruction 4 of Item 2(b) of Securities and Exchange Commission Regulation S-K states that “disclosure of estimates of probable or possible reserves and any estimated value thereof shall not be disclosed in any document publicly filed with the Commission.” In evaluation reports prepared for other than Securities and Exchange Commission purposes, Cawley, Gillespie & Associates, Inc. may include “probable” and “possible” reserves based on the following definitions:

Probable oil and gas reserves.  Probable oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data infer to be commercially recoverable but where uncertainty as to this data preclude the classification of these reserves as “proved”. The degree of risk in relying on estimates of “probable” reserves is greater than for “proved” reserves.

Possible oil and gas reserves.  Possible oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which limited geological and engineering data infer to be commercially recoverable but where uncertainty as to this data preclude the classification of these reserves as “probable”. The degree of risk in relying on estimates of “possible” reserves is greater than for “probable” reserves.

ATTACHMENT A

Goldking Operating Company Interests

12/31/2006 Reserve Report Pricing

SEC Price Case *

Year	WTI Cushing Oil Price $/BBL	HH Spot Gas Price $/MMBTU

2007	61.06	5.620
Escalation	flat	flat
Cap	61.06	5.620

* Spot prices provided by Goldking, referenced 12-29-2006.